UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(c)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Rural Cellular Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

Class A common stock, par value $.01 per share (“Class A Common Stock”); Class B common stock, par value $.01 per share (“Class B Common Stock”); options to purchase shares of Class A Common Stock; restricted share units of Class A Common Stock; Class M redeemable voting convertible preferred stock, par value $.01 per share (the “Class M Preferred Stock”)

2)	Aggregate number of securities to which transaction applies, as of July 26, 2007:
•	15,409,466 shares of Class A Common Stock;

•	237,120 shares of Class B Common Stock;

•	1,400,756 options to purchase shares of Class A Common Stock with an exercise price less than $45.00 per share;

•	131,290 shares of Class A Common Stock represented by restricted share units;

•	110,000 shares of Class M Preferred Stock

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Calculated solely for the purpose of determining the filing fee. The transaction value was determined based upon the sum of (a) 15,409,466 shares of Class A Common Stock, 237,120 shares of Class B Common Stock, and 131,290 shares of Class A Common Stock restricted share units multiplied by $45.00 per share, plus (b) 1,400,756 options to purchase shares of Class A Common Stock with an exercise price of less than $45.00 per share multiplied by $31.52 per share (which is the difference between $45.00 per share and the weighted average exercise price of $13.48 per share), plus (c) 110,000 shares of Class M Preferred Stock multiplied by $1,000 per share plus approximately $86.5 million in aggregate amount of accrued and unpaid dividends through July 31, 2007. In accordance with Section 14(g)(1)(A) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000307 by the aggregate merger consideration of $950,656,249.

4)	Proposed maximum aggregate value of transaction: $950,656,249

5)	Total fee paid: $29,185.15

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

PRELIMINARY COPIES

RURAL CELLULAR CORPORATION

3905 Dakota Street S.W.
Alexandria, Minnesota 56308
Telephone: (320) 762-2000
[          ], 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Rural Cellular Corporation, or RCC, to be held on [     ], 2007 at [     ] a.m., Minnesota time, at [          ]. At the special meeting, you will be asked to consider and vote upon a proposal to approve the adoption of the Agreement and Plan of Merger, dated as of July 29, 2007, by and among Cellco Partnership, a Delaware general partnership doing business as Verizon Wireless, AirTouch Cellular, a California corporation and an indirect wholly-owned subsidiary of Verizon Wireless, Rhino Merger Sub Corporation, a Minnesota corporation and a wholly-owned subsidiary of AirTouch Cellular, and RCC. Pursuant to the merger agreement, Rhino Merger Sub will merge with and into RCC and RCC will become an indirect wholly-owned subsidiary of Verizon Wireless.

If the merger is completed, holders of RCC’s Class A and Class B common stock will receive $45.00 in cash, without interest, for each share of RCC’s Class A and Class B common stock owned by them as of the date of the merger. Holders of RCC’s Class M redeemable voting convertible preferred stock will receive an amount in cash equal to $1,000 plus any unpaid dividends accrued thereon, without interest, for each share of RCC’s Class M preferred stock owned by them as of the date of the merger.

After careful consideration, our board of directors determined that the merger agreement and the merger are advisable and in the best interests of RCC and its shareholders. Our board of directors has approved the merger agreement. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby at the special meeting.

Our board of directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors in so doing. The enclosed proxy statement also provides detailed information about the merger agreement and the merger. We encourage you to read the proxy statement carefully.

Your vote is very important, regardless of the number of shares you own. The merger must be approved by holders of a majority of the voting power of shares of our outstanding Class A and Class B common stock and Class M preferred stock, voting together as a single class, that are entitled to vote at the special meeting. Therefore, if you do not return your proxy card, vote via the Internet or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the adoption of the merger agreement and the transactions contemplated thereby. Only shareholders who owned shares of RCC’s Class A and Class B common stock and Class M preferred stock at the close of business on [          ], 2007, the record date for the special meeting, will be entitled to vote at the special meeting. On behalf of the board of directors, we urge you to sign, date and return the enclosed proxy card, or vote via the Internet, as soon as possible, even if you currently plan to attend the special meeting.

Thank you for your support of our company. We look forward to seeing you at the special meeting.

Sincerely,

Richard P. Ekstrand
President and Chief Executive Officer

This proxy statement is dated [     ], 2007 and is being mailed to shareholders of RCC on or about [          ], 2007.

PRELIMINARY COPIES

RURAL CELLULAR CORPORATION
3905 Dakota Street S.W.
Alexandria, Minnesota 56308
Telephone: (320) 762-2000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.

Notice is hereby given that a special meeting of shareholders of Rural Cellular Corporation, a Minnesota corporation, will be held on [          ], 2007, at [     ] a.m., Minnesota time, at [     ], for the following purposes:

•	To consider and vote upon the approval of the adoption of the Agreement and Plan of Merger, dated as of July 29, 2007, by and among Cellco Partnership, a Delaware general partnership doing business as Verizon Wireless, AirTouch Cellular, a California corporation and an indirect wholly-owned subsidiary of Verizon Wireless, Rhino Merger Sub Corporation, a Minnesota corporation and a wholly-owned subsidiary of AirTouch Cellular, and RCC, and transactions contemplated thereby, as more fully described in the enclosed proxy statement;

•	To consider and vote on any proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes in favor of the foregoing proposal; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote at the special meeting if you were a shareholder of record of RCC’s Class A or Class B common stock or Class M preferred stock at the close of business on [          ], 2007. Your vote is important. The affirmative vote of holders of a majority of the voting power of shares of RCC’s outstanding Class A and Class B common stock and Class M preferred stock, voting together as a single class, that are entitled to vote at the special meeting is required to approve the adoption of the merger agreement and the transactions contemplated thereby. Holders of RCC’s Class A and Class B common stock and Class M preferred stock are entitled to dissenters’ rights under Minnesota law in connection with the merger if they meet certain conditions. See “The Merger — Dissenters’ Rights” beginning on page 38 of the proxy statement and Annex C hereto.

All shareholders are cordially invited to attend the special meeting in person. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or vote via the Internet and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval of the adoption of the merger agreement and the transactions contemplated thereby and in favor of any proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to permit solicitations of additional proxies. If you fail to return your proxy card and do not vote via the Internet, your shares will effectively be counted as a vote against approval of the adoption of the merger agreement and the transactions contemplated thereby and will not be counted for purposes of determining whether a quorum is present at the special meeting or for purposes of voting on any proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to permit solicitations of additional proxies. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

The board of directors unanimously recommends that you vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approving the adoption of the merger agreement and the transactions contemplated thereby at the time of the special meeting.

By Order of the Board of Directors,

Ann K. Newhall
Secretary

RURAL CELLULAR CORPORATION

SPECIAL MEETING OF SHAREHOLDERS

i

Annexes

Annex A — Agreement and Plan of Merger

Annex B — Opinion of Bear, Stearns & Co. Inc.

Annex C — Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following Q&A is intended to address some commonly-asked questions regarding the merger. These questions and answers may not address all questions that may be important to you as a RCC shareholder. We urge you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement.

Except as otherwise specifically noted in this proxy statement, the “Company” and “we,” “our,” “us” and similar words in this proxy statement refer to Rural Cellular Corporation. Throughout this proxy statement we refer to Rural Cellular Corporation as “RCC” and to Cellco Partnership d/b/a Verizon Wireless as “Verizon Wireless.”

Q:	Why am I receiving this proxy statement?

A:	Our board of directors is furnishing this proxy statement in connection with the solicitation of proxies to be voted at a special meeting of shareholders, or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the adoption of a merger agreement that provides for the acquisition of RCC by Verizon Wireless. The proposed acquisition would be accomplished through a merger of Rhino Merger Sub Corporation, an indirect wholly-owned subsidiary of Verizon Wireless (which we refer to in this proxy statement as “Merger Sub”), with and into RCC. As a result of the merger, RCC will become an indirect wholly-owned subsidiary of Verizon Wireless and our Class A common stock will cease to be listed on the Nasdaq Global Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the “Exchange Act”).

In addition, you are being asked to grant RCC management discretionary authority to adjourn or postpone the special meeting. If, for example, we do not receive proxies from shareholders holding a sufficient number of shares to approve the proposed transaction, we could use the additional time to solicit additional proxies in favor of approval of the adoption of the merger agreement and the transactions contemplated thereby.

Q:	What will I receive in the merger?

A:	As a result of the merger, holders of our Class A and Class B common stock will receive $45.00 in cash, without interest, for each share of Class A and Class B common stock they own at the effective time of the merger. For example, if you own 100 shares of our Class A or Class B common stock, you will receive $4,500 in cash, less any applicable withholding tax, in exchange for your 100 shares.

Holders of our Class M redeemable voting convertible preferred stock (which we refer to in this proxy statement as the “Class M preferred stock”) will receive an amount in cash equal to $1,000 plus any unpaid dividends accrued thereon, without interest, for each share of Class M preferred stock owned by them as of the date of the merger. For example, if you own 100 shares of our Class M preferred stock, you will receive $100,000 in cash plus any unpaid dividends accrued thereon, less any applicable withholding tax, in exchange for your 100 shares.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully and consider how the merger affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet, so that your shares can be voted at the special meeting of our shareholders. Please do not send your stock certificates with your proxy card.

Q:	How does RCC’s board recommend that I vote?

A:	At a meeting held on July 29, 2007, RCC’s board of directors approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of RCC and its shareholders. Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of approving the adoption of the merger agreement and the transactions contemplated thereby at the time of the special meeting.

Q:	Do any of RCC’s directors or officers have interests in the merger that may differ from those of RCC shareholders?

A:	Yes. When considering the recommendation of RCC’s board of directors, you should be aware that members of RCC’s board of directors and RCC’s executive officers have interests in the merger other than the interests of RCC shareholders generally. These interests may be different from, or in conflict with, your interests as RCC shareholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement. See “The Merger — Interests of RCC’s Directors and Executive Officers in the Merger” beginning on page 33 for a description of the rights of our directors and executive officers that come into effect in connection with the merger.

Q:	What factors did RCC’s board of directors consider in making its recommendation?

A:	In making its recommendation, our board of directors took into account, among other things, the $45.00 per share cash consideration to be received by holders of our Class A and Class B common stock in the merger, not only in relation to the current market price of our Class A common stock but also in relation to the current value of RCC and our board of directors’ estimate of the future value of RCC as an independent entity, other strategic alternatives for RCC’s business, the business, competitive position, strategy and prospects of RCC, the opinion of our financial advisor, and the terms and conditions of the merger agreement.

With respect to the Class M preferred stock, our board of directors also considered that, in connection with the merger, if shares of our Class M preferred stock remained outstanding after the merger, (i) RCC would be obligated to make, but holders of our Class M preferred stock would not be required to accept, a “change of control offer” (as defined in the certificate of designation of the Class M preferred stock) in which such holders would receive an amount of cash per share equal to 101% of the liquidation value of the Class M preferred stock ($1,000) plus accrued and unpaid dividends thereon and (ii) RCC would have the right to redeem the outstanding shares of Class M preferred stock for an amount of cash per share equal to the liquidation value of the Class M preferred stock ($1,000) plus accrued and unpaid dividends thereon. Our board of directors also considered that a buyer would likely not desire to have any securities that are convertible into RCC common stock outstanding after the effective time of the merger. RCC obtained the consent of holders of a majority of the outstanding Class M preferred stock to the cancellation of each share of such stock in the merger in exchange for an amount of cash equal to the liquidation value of the Class M preferred stock ($1,000) plus accrued and unpaid dividends thereon.

Q:	What vote is required to approve the adoption of the merger agreement and the transactions contemplated thereby?

A:	Approval of the adoption of the merger agreement and the transactions contemplated thereby requires the affirmative vote of holders of a majority of the voting power of shares of our outstanding Class A and Class B common stock and Class M preferred stock, voting together as a single class, that are entitled to vote at the special meeting.

As of [ ], 2007, the record date for determining who is entitled to vote at the special meeting, there were [ ] shares of Class A common stock, [ ] shares of Class B common stock and [ ] shares of Class M preferred stock issued and outstanding.

Each holder of our Class A common stock is entitled to one vote per share of stock owned by such holder. Each holder of our Class B common stock is entitled to ten votes per share of stock owned by such holder. The holders of our Class M preferred stock are entitled to vote with the Class A and Class B common stock on an as-converted basis and, therefore, are, as a group, entitled to [ ] votes with respect to the merger. As a result of the aforementioned voting rights of holders of our Class A and Class B common stock and Class M preferred stock, a total of [ ] votes are eligible to be cast by our shareholders with respect to the merger.

Q:	Where and when is the special meeting of shareholders?

A:	The special meeting will be held on [ ], 2007 at [ ] a.m., Minnesota time, at [ ].

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record of our Class A or Class B common stock or Class M preferred stock as of the close of business on [ ], 2007, or the “record date,” are entitled to receive notice of the special meeting and to vote the shares of Class A or Class B common stock or Class M preferred stock that they held at that time at the special meeting, or at any adjournments or postponements of the special meeting. Holders of our 12 1/4% junior exchangeable preferred stock are not entitled to vote at the special meeting.

Q:	May I attend the special meeting and vote in person?

A:	Yes. All shareholders as of the record date may attend the special meeting, and holders of our Class A and Class B common stock and Class M preferred stock may vote in person. Seating will be limited. Shareholders will need to present proof of ownership of RCC stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy, or vote via the Internet, to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet by following the detailed instructions on the proxy card. Proxies submitted over the Internet must be received by 11:59 p.m., Eastern Time, on [ ], 2007. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet. Based on your Internet voting, the proxy holders will vote your shares according to your directions.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank.

Q:	What happens if I do not return my proxy card, vote via the Internet or attend the special meeting and vote in person?

A:	Approval of the adoption of the merger agreement and the transactions contemplated thereby requires the affirmative vote of holders of a majority of the voting power of shares of our outstanding Class A and Class B common stock and Class M preferred stock, voting together as a single class, that are entitled to vote at the special meeting. Therefore, if you do not return your proxy card, vote via the Internet or attend the special meeting and vote in person, it will have the same effect as if you voted “AGAINST” approval of the adoption of the merger agreement and the transactions contemplated thereby.

Q:	May I change my vote after I have mailed my signed proxy card or voted via the Internet?

A:	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways.

• First, you can deliver to the Secretary of RCC a written notice bearing a date later than the proxy you delivered to RCC stating that you would like to revoke your proxy.

v

• Second, you can complete, execute and deliver to the Secretary of RCC a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet, you may submit this later-dated new proxy also using the Internet, provided the new proxy is received by 11:59 p.m., Eastern Time, on [          ], 2007.

• Third, you can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Rural Cellular Corporation at 3905 Dakota Street S.W., Alexandria, Minnesota 56308 Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted, which will have the same effect as if you voted against approval of the adoption of the merger agreement and the transactions contemplated thereby.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a shareholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet with respect to) each proxy card or voting instruction card that you receive.

Q:	What happens if I sell or otherwise transfer my shares of Class A or Class B common stock or Class M preferred stock before the special meeting?

A:	The record date for the special meeting precedes the date of the special meeting and the date the merger is expected to be completed. If you sell or otherwise transfer your shares of our Class A or Class B common stock or Class M preferred stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will transfer the right to receive the applicable merger consideration. Even if you sell or otherwise transfer your shares of Class A or Class B common stock or Class M preferred stock after the record date, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet.

Q:	Will the merger be taxable to me?

A:	The receipt of cash in exchange for your shares of our Class A and Class B common stock and Class M preferred stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

Generally, for U.S. federal income tax purposes, a U.S. shareholder will recognize gain or loss equal to the difference between the amount of cash received by that shareholder in the merger and that shareholder’s adjusted tax basis in the shares of our Class A and Class B common stock and Class M preferred stock exchanged for cash in the merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Summary of Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 43.

Q:	What will the holders of RCC stock options and other equity-based awards receive in the merger?

A:	At the effective time of the merger, each outstanding option to acquire our Class A common stock, whether or not vested or exercisable, will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of (i) the number of shares of our Class A common stock subject to such stock option and (ii) the excess, if any, of $45.00 over the exercise price per share of such stock option.

In addition, at the effective time of the merger, each restricted stock award, performance restricted stock award, restricted stock unit, performance restricted stock unit and any other stock-based award (other than stock options) outstanding immediately prior to the effective time of the merger granted under RCC’s equity compensation plans will fully vest and such awards will be canceled and represent only the right to receive $45.00 per share in the same manner as shares of our Class A common stock. RCC does not have equity-based incentive awards with respect to our Class B common stock or Class M preferred stock. See “The Merger — Treatment of Stock Options and Other Equity-Based Awards” beginning on page 42.

Q:	What regulatory approvals and filings are needed to complete the merger?

A:	The merger is subject to compliance with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the “HSR Act.”

In order to complete the merger, RCC and Verizon Wireless must also obtain approvals from the Federal Communications Commission, or the FCC. RCC, our relevant subsidiaries and Verizon Wireless intend to file shortly the required applications with the FCC seeking approval of the transfer of control over the RCC entities that hold FCC licenses or authorizations to Verizon Wireless.

RCC may also be required to receive approvals or consents of certain state agencies, including, but not limited to, various public utility commissions or other regulatory agencies, and approvals and consents from the State of Vermont Department of Banking, Insurance, Securities & Health Care Administration with respect to our captive insurance entity, Alexandria Indemnity Corporation.

See “The Merger — Regulatory Matters” beginning on page 45.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect to consummate the merger in the first half of 2008. In addition to obtaining shareholder approval, all other closing conditions, including the receipt of regulatory approvals, must be satisfied or, to the extent permitted, waived prior to the consummation of the merger.

Q:	What rights do I have if I oppose the merger?

A:	Holders of our Class A and Class B common stock and Class M preferred stock are entitled to exercise dissenters’ rights in connection with the merger. If you do not vote in favor of the merger and it is completed, you may seek payment of the fair value of your shares under Minnesota law. To do so, however, you must strictly comply with all of the required procedures under Minnesota law. See “The Merger — Dissenters’ Rights” beginning on page 38 and Annex C hereto.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions for exchanging your shares of our Class A and Class B common stock and Class M preferred stock for the applicable merger consideration for each share of our Class A and Class B common stock and Class M preferred stock you hold.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Rural Cellular Corporation
Attn: Director of Investor Relations
3905 Dakota Street S.W.
Alexandria, Minnesota 56308
Telephone: (320) 762-2000

or

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
info@innisfreema.com
Shareholders Call Toll-Free at: (888) 750-5834
Banks and Brokers Call Collect at: (212) 750-5833

Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this proxy statement. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. See “Where You Can Find More Information” beginning on page 61. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement, which is the legal document that governs the merger.

The Companies (page 17)

Rural Cellular Corporation
3905 Dakota Street S.W.
Alexandria, Minnesota 56308
Telephone: (320) 762-2000

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services under the Unicel brand to Central, Midwest, Northeast, South and Northwest territories located in 15 states.

Verizon Wireless
One Verizon Way
Basking Ridge, New
Jersey 07920Telephone: (908) 559-7000

Cellco Partnership, doing business as Verizon Wireless, is a Delaware general partnership headquartered in Basking Ridge, New Jersey. Verizon Wireless offers wireless voice and data services across one of the most extensive wireless networks in the United States. Verizon Wireless is owned by wholly-owned, indirect subsidiaries of Verizon Communications Inc. and wholly-owned, indirect U.S. subsidiaries of Vodafone Group Plc, both of which are among the world’s leading telecommunications companies.

AirTouch Cellular
15505 Sand Canyon Ave.
Irvine, California 92618
Telephone: (949) 286-7000

AirTouch Cellular is a California corporation and is an indirect wholly-owned subsidiary of Verizon Wireless. AirTouch offers wireless voice and data services as part of the business of Verizon Wireless.

Rhino Merger Sub Corporation
c/o AirTouch Cellular
15505 Sand Canyon Ave.
Irvine, California 92618
Telephone: (949) 286-7000

Incorporated on July 30, 2007, Merger Sub, a Minnesota corporation and a wholly-owned subsidiary of AirTouch, was organized solely for the purpose of entering into the merger agreement with RCC and completing the merger. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Merger Consideration (page 42)

If the merger is completed, holders of our Class A and Class B common stock will receive $45.00 in cash, without interest, in exchange for each share of our Class A and Class B common stock that such holders own and for which such holders have not properly exercised dissenters’ rights. If the merger is completed, holders of our Class M preferred stock will receive an amount in cash equal to $1,000 plus any unpaid dividends accrued thereon, without interest, in exchange for each share of our Class M preferred stock that such holders own and for which such holders have not properly exercised dissenters’ rights.

After the merger is completed, holders of our Class A and Class B common stock and Class M preferred stock will have the right to receive the applicable merger consideration, but such holders will no longer have any rights as a RCC shareholder as a result of the merger. RCC shareholders will receive the applicable merger consideration in exchange for their RCC stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to holders of our Class A and Class B common stock and Class M preferred stock shortly after closing of the merger.

Treatment of Stock Options and Other Equity-Based Awards (page 42)

Stock Options.  At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our Class A common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the number of shares of Class A common stock subject to the stock option, and

•	the excess, if any, of $45.00 over the exercise price per share of such stock option.

Restricted Shares and Performance Shares.  At the effective time of the merger, each restricted stock award, performance restricted stock award, restricted stock unit, performance restricted stock unit and any other stock-based award (other than Company stock options) outstanding immediately prior to the effective time of the merger granted under RCC’s equity compensation plans will fully vest and such awards will be canceled and represent only the right to receive $45.00 per share in the same manner as shares of our Class A common stock.

Class B Common Stock and Class M Preferred Stock.  RCC does not have equity-based incentive awards with respect to our Class B common stock or Class M preferred stock.

Market Prices and Dividend Data (page 12)

Our Class A common stock is quoted on the Nasdaq Global Market under the symbol “RCCC.” On July 27, 2007, the last full trading day before the public announcement of the merger, the closing price for our Class A common stock was $31.81 per share and on August 14, 2007, the latest practicable trading day before the printing of this proxy statement, the closing price for our Class A common stock was $42.42 per share.

Summary of Material U.S. Federal Income Tax Consequences of the Merger (page 43)

The exchange of shares of Class A and Class B common stock for $45.00 per share and the exchange of shares of Class M preferred stock for $1,000 per share plus unpaid dividends accrued thereon will be taxable transactions to our shareholders for U.S. federal income tax purposes.

Tax matters can be complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We strongly recommend that you consult your own tax advisor to fully understand the tax consequences of the merger to you.

Recommendation of RCC’s Board of Directors and Reasons for the Merger (page 24)

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, including, if necessary or appropriate, to solicit additional proxies. At a special meeting on July 29, 2007, our board of directors, after careful consideration, including consultation with financial and legal advisors, determined that the merger agreement and the merger are advisable and in the best interests of RCC’s shareholders and approved the merger agreement. In the course of reaching its decision over several board meetings, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the $45.00 per share in cash to be paid as merger consideration to holders of our Class A and Class B common stock in relation to the current market price of our Class A common stock and also in relation to the current value of RCC and our board of directors’ estimate of the future value of RCC as an independent entity and, specifically, the fact that the $45.00 per share in cash to be paid as merger consideration represents (i) a 41% premium over the closing price of our Class A common stock on July 27, 2007, the last full trading day before the public announcement of the merger; (ii) a 13% premium over the closing price of our Class A common stock on June 25, 2007, the day the Wall Street Journal reported that Dobson Communications Corporation was exploring strategic alternatives and (iii) a 52% premium over the closing price of our Class A common stock on May 18, 2007, the day TPG and GS Capital Partners signed a definitive agreement to acquire Alltel Corp.;

•	the fact that, while our Class B common stock is entitled to ten votes per share on all matters on which our shareholders are entitled to vote, each share of Class B common stock is convertible, at the option of the holder thereof, into only one share of our publicly-traded Class A common stock;

•	the financial analysis presented by Bear, Stearns & Co. Inc., or Bear Stearns, as well as the opinion of Bear Stearns to the effect that, as of July 29, 2007, and based upon and subject to the respective factors, assumptions and limitations set forth in the opinion, the $45.00 per share in cash consideration to be received by the holders of our Class A and Class B common stock is fair, from a financial point of view to such holders;

•	that, following a thorough process involving a number of parties, the merger consideration offered by Verizon Wireless represented a higher value for our shareholders than the merger consideration proposed by other potential acquirers;

•	the projected trading range of our Class A common stock in the absence of takeover speculation, which may be significantly below the market price prior to the execution of the merger agreement;

•	the business, competitive position, strategy and prospects of RCC, and current industry, economic and market conditions;

•	the possible strategic alternatives to the merger, including remaining an independent public company, refinancing or recapitalization alternatives, the possibility of selling one or more of our existing businesses or assets, and the possibility of acquiring other companies, as well as the potential values, benefits, risks and uncertainties to our shareholders associated with each such alternative and the timing and the likelihood of accomplishing the goals of such alternatives;

•	the fact that we will no longer exist as an independent public company and our shareholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

•	the value of the consideration to be received by our shareholders and the fact that the consideration would be paid in cash, which provides certainty to our shareholders;

•	the fact that we cannot solicit a competing proposal, but we can furnish information to and negotiate with any person in response to an unsolicited written competing proposal if our board of directors determines in good faith that such competing proposal is a superior proposal, as defined in the merger agreement, and the failure to furnish such information to or negotiate with such person could be reasonably expected to be inconsistent with its fiduciary duties to shareholders under applicable law;

•	with respect to the Class M preferred stock, the fact that, in connection with the merger, if shares of our Class M preferred stock remained outstanding after the merger, (i) RCC would be obligated to make, but holders of our Class M preferred stock would not be required to accept, a “change of control offer” (as defined in the certificate of designation of the Class M preferred stock) in which such holders would receive an amount of cash per share equal to 101% of the liquidation value of the Class M preferred stock ($1,000) plus accrued and unpaid dividends thereon and (ii) RCC would have the right to redeem the outstanding shares of Class M preferred stock for an amount of cash per share equal to the liquidation value of the Class M preferred stock ($1,000) plus accrued and unpaid dividends thereon and that a buyer would likely not desire to have any securities that are convertible into RCC common stock outstanding after the effective time of the merger;

•	that a majority of the holders of our Class M preferred stock were willing to, and did, consent to the treatment of the Class M preferred stock as provided for in the merger agreement (but no holders of Class M preferred stock have voted in favor of or against, or agreed to vote in favor of or against, the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby);

•	that a committee of disinterested directors composed of all of our directors except those directors representing the Class M preferred stockholders and management directors approved the merger agreement and the transactions contemplated thereby;

•	the fact that the merger is not subject to any financing condition;

•	the conditions to Verizon Wireless’ obligation to complete the merger and Verizon Wireless’ right to terminate the merger agreement in certain circumstances;

•	the conditions to our obligation to complete the merger, our right to terminate the merger agreement in certain circumstances and the termination fee which we may be required to pay Verizon Wireless if we or they terminate the merger agreement in certain circumstances;

•	the fact that holders of our Class A and Class B common stock and Class M preferred stock have the right to dissent and seek a judicial appraisal of the “fair value” of their shares if such holders comply with the requirements of Minnesota law concerning dissenters’ rights;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of Verizon Wireless; and

•	the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as shareholders of RCC generally, as described in “The Merger — Interests of RCC’s Directors and Executive Officers in the Merger.”

In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

Opinion of Our Financial Advisor (page 26)

Our board of directors received a written opinion, dated July 29, 2007, from its financial advisor, Bear Stearns, to the effect that, as of the date of its opinion and subject to the matters described in its opinion, the $45.00 per share in cash consideration to be paid to the holders of our Class A and Class B common stock in the merger was fair to such holders from a financial point of view. The opinion is attached as Annex B to this proxy statement.

Bear Stearns’ written opinion does not address RCC’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for RCC or the effects of any other transaction in which RCC might engage, and is not intended to and does not constitute a recommendation to any shareholder of RCC as to how to vote or otherwise act in connection with the merger. Under the terms of Bear Stearns’ engagement letter, RCC agreed to pay Bear Stearns a fee of approximately $21.7 million in connection with the merger, of which approximately $20.2 million, or 93%, is payable only upon the completion of the merger. Of this $20.2 million fee, $0.75 million will be paid to Falkenberg Capital Corporation, or Falkenberg Capital, by Bear Stearns. Our board of directors was informed of these fee arrangements and considered them, among other factors, in making its recommendation that RCC shareholders vote for the approval of the adoption of the merger agreement and the transactions contemplated thereby.

You are encouraged to read the opinion and the section “The Merger — Opinion of Our Financial Advisor” beginning on page 26 carefully and in their entirety.

The Special Meeting (page 13)

Date, Time and Place.  A special meeting of our shareholders will be held on [          ], [          ], 2007 at [          ], at [          ] a.m., Minnesota time, to:

•	consider and vote upon approval of the adoption of the merger agreement and the transactions contemplated thereby;

•	adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies, if there are not sufficient votes in favor of the foregoing proposal; and

•	transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date; Shares Entitled to Vote; Quorum.  You are entitled to vote at the special meeting if you owned shares of our Class A or Class B common stock or Class M preferred stock at the close of business on [          ], 2007, the record date for the special meeting. Each holder of our Class A common stock is entitled to one vote per share of stock owned by such holder. Each holder of our Class B common stock is entitled to ten votes per share of stock owned by such holder. The holders of our Class M preferred stock are entitled to vote with the Class A and Class B common stock on an as-converted basis and, therefore, are, as a group, entitled to [          ] votes with respect to the merger. As a result of the aforementioned voting rights of holders of our Class A and Class B common stock and Class M preferred stock, a total of [          ] votes are eligible to be cast by our shareholders with respect to the merger. A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at a special meeting if holders as of the record date of a majority of the voting power of the shares outstanding and entitled to vote on the merger (i.e., shares of our Class A and Class B common stock and Class M preferred stock) are present, in person or represented by proxy.

Vote Required.  Approval of the adoption of the merger agreement and the transactions contemplated thereby requires the affirmative vote of holders of a majority of the voting power of shares of our outstanding Class A and Class B common stock and Class M preferred stock, voting together as a single class, that are entitled to vote at the special meeting. Approval of any proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of at least a majority of the votes cast by holders of our Class A and Class B common stock and Class M preferred stock present in person or represented by proxy and entitled to vote at the special meeting, provided a quorum is present in person or represented by proxy at the special meeting.

Interests of RCC’s Directors and Executive Officers in the Merger (page 33)

When considering the recommendation of RCC’s board of directors, you should be aware that members of RCC’s board of directors and RCC’s executive officers have interests in the merger other than their interests as RCC shareholders generally, including those described below. These interests may be different from, or in conflict with, your interests as RCC shareholders. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement.

•	Our directors and executive officers will have their vested and unvested stock options canceled and cashed out in connection with the merger, meaning that they will receive cash payments, without interest and less any applicable withholding tax, equal to the product of (x) the number of shares of our Class A common stock subject to a stock option, and (y) the excess, if any, of $45.00 over the exercise price per share of such stock option. As of July 27, 2007, our directors and executive officers held, in the aggregate, vested in-the-money stock options to acquire 1,022,219 shares of our Class A common stock and unvested in-the-money stock options to acquire 121,402 shares of our Class A common stock.

•	Our directors and executive officers will have their restricted stock awards, performance restricted stock awards, restricted stock units, performance restricted stock units and any other stock-based awards (other than Company stock options) outstanding immediately prior to the effective time of the merger granted under RCC’s equity compensation plans fully vest and such awards will be canceled and represent only the right to receive, on a per share basis, $45.00 in the same manner as shares of our Class A common stock. As of July 27, 2007, we estimate that the aggregate amount of such cash payments will be approximately $10.7 million; this includes an additional cash payment of $2,175,008, in the aggregate, to Mr. Ekstrand, Mr. Schultz and Ms. Newhall to cover income taxes payable related to the vesting of their restricted shares.

•	Our executive officers have entered into agreements with us that provide certain severance payments and benefits in the event of his or her termination of employment under certain circumstances. In addition, certain of the agreements provide that in the event any benefit received by the executive officer gives rise to an excise tax for the executive officer, the executive officer is also entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he or she would have been in if no excise tax had applied. As of July 27, 2007, we estimate that the aggregate amount of such cash payments will be approximately $3.9 million.

•	The merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue following the effective time of the merger, as well as for insurance coverage covering his or her service to RCC as a director or officer that will continue for six years from the effective time of the merger.

•	None of the bidders, including Verizon Wireless, have had discussions with our executive officers regarding employment opportunities after the effective time of the merger.

Conditions to the Closing of the Merger (page 54)

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the merger agreement is approved and adopted by our shareholders at the special meeting;

•	there is not in effect any order of a governmental entity directing that the transactions contemplated by the merger agreement not be consummated; and

•	the waiting periods required under the HSR Act have expired or been terminated, all approvals and authorizations required to be obtained from the FCC or any public utility commission have been obtained (and, in the case of any of the foregoing required to be obtained from the FCC, has become final) and any governmental consent the failure of which to obtain would provide a reasonable basis for criminal liability or any other enforcement action has been obtained.

Verizon Wireless, AirTouch and Merger Sub will not be obligated to effect the merger unless, among other things, the following conditions are satisfied or waived:

•	(i) each of our representations and warranties qualified by reference to “company material adverse effect,” made as if such representations and warranties did not contain any such qualification, and the representation and warranty with respect to material orders must be true and correct in all respects when made and as of closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a “company material adverse effect,” and (ii) each of our other representations and warranties, made as if such representations and warranties did not contain any qualification as to materiality, shall be true and correct in all material respects when made and as of the closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); however, the representations and warranties with respect to capitalization and corporate authority must be true and correct in all respects (other than de minimis inaccuracies with respect to capitalization) as of the closing;

•	we have performed and complied with in all material respects our obligations under the merger agreement;

•	a certain third-party consent has been obtained; and

•	no “distribution date” (as defined in the Class A and Class B share rights agreements) has occurred.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	(i) each of the representations and warranties of Verizon Wireless, AirTouch and Merger Sub qualified by reference to “parent material adverse effect,” made as if such representations and warranties did not contain any such qualification, shall be true and correct in all respects, when made and as of closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a “parent material adverse effect,” and (ii) each of the other representations and warranties of Verizon Wireless, AirTouch or Merger Sub, made as if such representations and warranties did not contain any qualification as to materiality, shall be true and correct in all material respects when made and as of closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); and

•	each of Verizon Wireless, AirTouch and Merger Sub has performed and complied with in all material respects all of their respective obligations under the merger agreement.

No Solicitation of Third Parties by RCC (page 53)

Neither we nor our affiliates will, nor will we or they authorize or permit any of our or their respective representatives to (and we or they will use our or their respective reasonable best efforts to cause such persons not to):

•	solicit or initiate, encourage or facilitate, directly or indirectly, any competing proposal;

•	enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any competing proposal; or

•	continue or otherwise participate in discussions regarding, or furnish any information or data or provide access to our properties with respect to, or otherwise take any action to knowingly facilitate the making of, any proposal that (x) constitutes a competing proposal or (y) requires us to effect a change of recommendation.

A “competing proposal” means any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Verizon Wireless, AirTouch, Merger Sub or any affiliates thereof to acquire beneficial ownership of all or more than 15% of the assets of RCC and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of RCC, whether by merger, sale of shares of stock, sale of assets or otherwise.

A “change of recommendation” means our board of directors or any committee thereof withdrawing, modifying or qualifying in any manner adverse to Verizon Wireless the recommendation by our board of directors that our shareholders approve the adoption of the merger agreement and the transactions contemplated thereby or making any statement in connection with the special meeting inconsistent with such recommendation including, without limitation, approving or recommending any competing proposal or failing to recommend the approval of the adoption of the merger agreement.

Nevertheless, prior to the shareholders having approved the adoption of the merger agreement and the transactions contemplated thereby, in the event that we receive an unsolicited written competing proposal, we and our board of directors may participate in negotiations with, or furnish any information to, any such person making such written competing proposal if our board of directors determines in good faith that (i) the competing proposal is a superior proposal and (ii) the failure to furnish such information or participate in such negotiations could be reasonably expected to be inconsistent with its fiduciary duties to our shareholders under applicable law.

A “superior proposal” means a competing proposal that (A) is reasonably likely to result in terms which are more favorable from a financial point of view to our shareholders than the merger and the other transactions contemplated by the merger agreement and (B) is reasonably capable of being consummated.

We have also agreed that our board of directors will not, directly or indirectly:

•	effect a change of recommendation; or

•	approve any agreement, arrangement or understanding relating to any competing proposal.

Notwithstanding the foregoing, at any time prior to our shareholders approving the adoption of the merger agreement and the transactions contemplated thereby, our board of directors may, in response to a superior proposal or an intervening event, after having determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties to our shareholders under applicable law, effect a change of recommendation, provided that our board of directors may not effect a change of recommendation unless:

•	it has first provided prior written notice to Verizon Wireless that it is prepared to effect a change of recommendation in response to a superior proposal or an intervening event; and

•	Verizon Wireless does not make, within five business days after the receipt of such notice, a proposal that our board of directors determines in good faith is at least as favorable to the holders of our Class A and Class B common stock as such superior proposal or obviates the need for a change of recommendation as a result of an intervening event, as the case may be.

An “intervening event” means an event, unknown to our board of directors as of the date of the merger agreement, which becomes known prior to our shareholders approving the adoption of the merger agreement and the transactions contemplated thereby.

We have agreed that, during the five business day period prior to our board of directors effecting a change of recommendation, we and our representatives will negotiate in good faith with Verizon Wireless and its representatives regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Verizon Wireless. Notwithstanding any change of recommendation, Verizon Wireless will have the option, exercisable within five business days after such change of recommendation, to cause our board of directors to submit the merger agreement to our shareholders for the purpose of approving the adoption of the merger agreement and approving the merger. If Verizon Wireless exercises such option, Verizon Wireless shall not be entitled to terminate this merger agreement as a result of such change of recommendation. If Verizon Wireless fails to exercise such option, each of Verizon Wireless and RCC may terminate the merger agreement, as a result of which a termination fee will be payable to Verizon Wireless, as described below.

Termination of the Merger Agreement (page 55)

We and Verizon Wireless can terminate the merger agreement under certain circumstances, including:

•	by mutual written agreement;

•	if any governmental entity issues an order or takes any other action prohibiting the merger and such order or action becomes final and nonappealable, provided that the party seeking to terminate the merger agreement pursuant to this provision must have complied with its obligations under the merger agreement to use its reasonable best efforts to have vacated and otherwise oppose such order or other action and to otherwise cause the conditions to closing to be satisfied;

•	if our shareholders have not approved the adoption of the merger agreement and the transactions contemplated thereby at the special meeting; or

•	if the effective time of the merger has not occurred on or before August 31, 2008, provided that a party may not terminate for such reason (i) if its failure to fulfill any of its obligations resulted in the merger not occurring on or prior to such date or (ii) prior to the 60th day after a required governmental consent has been obtained, if the closing has not occurred by August 31, 2008 solely because such consent has not become a final order.

We can terminate the merger agreement:

•	if Verizon Wireless, AirTouch or Merger Sub has failed to perform in any material respect any of their material obligations, subject to a thirty-day cure period for failures that can be cured; or

•	if Verizon Wireless has failed to exercise its option to cause our board of directors to submit the merger agreement to our shareholders and we pay Verizon Wireless a $55 million termination fee.

Verizon Wireless can terminate the merger agreement:

•	if we have failed to perform in any material respect any of our material obligations, subject to a thirty-day cure period for failures that can be cured; or

•	if our board of directors effects a change of recommendation and Verizon Wireless has failed to exercise its option to cause our board of directors to submit the merger agreement to our shareholders.

Termination Fees and Expenses (page 56)

The merger agreement requires that we pay Verizon Wireless a termination fee of $55 million (less any previously-paid reimbursement of expenses to Verizon Wireless, as described below) if:

•	Verizon Wireless terminates the merger agreement due to a breach of our obligations with respect to the special meeting or our obligations with respect to not soliciting third parties;

•	Verizon Wireless does not exercise its option to cause our board of directors to submit the merger agreement to our shareholders and terminates the merger agreement due to our board of directors effecting a change of recommendation; or

•	we terminate the merger agreement after our board of directors has effected a change of recommendation and Verizon Wireless has failed to exercise its option to cause our board of directors to submit the merger agreement to our shareholders.

We are also required to pay Verizon Wireless a termination fee of $55 million (less any previously-paid reimbursement of expenses to Verizon Wireless, as described below) if:

•	either we or Verizon Wireless terminate the merger agreement due to the failure of our shareholders to approve the adoption of the merger agreement and the transactions contemplated thereby at the special meeting; and

•	prior to the special meeting:

•	a competing proposal becomes publicly known and is not withdrawn and, within one year after the termination, we consummate, enter into a definitive agreement in respect of, or our board of directors approves or recommends any competing proposal; or

•	a competing proposal becomes publicly known and is withdrawn and, within one year after the termination, we consummate, enter into a definitive agreement in respect of, or our board of directors approves or recommends, a competing proposal with the person that made such previously-withdrawn competing proposal.

For purposes of determining whether we pay Verizon Wireless a termination fee, the term “competing proposal” has the same meaning as throughout the rest of the merger agreement except that all references to 15% are deemed to be 50%.

We have also agreed to reimburse Verizon Wireless, AirTouch and Merger Sub for expenses up to a maximum of $10 million if (i) the merger agreement is terminated due to the failure of our shareholders to approve the adoption of the merger agreement and the transactions contemplated thereby at the special meeting and (ii) prior to the special meeting, a competing proposal becomes publicly known and is not withdrawn.

Regulatory Matters (page 45)

The HSR Act prohibits us from completing the merger until we have furnished certain information and materials to the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. In order to complete the merger, RCC and Verizon Wireless must also obtain approvals from the FCC. We will file the appropriate notifications or applications and will pursue the approval of the transaction.

Legal Proceedings Regarding the Merger (page 38)

On August 3, 2007, a purported shareholder class action complaint, captioned Joshua Teitelbaum v. Rural Cellular Corporation, et al., was filed by a shareholder of RCC in the District Court of the State of Minnesota against RCC and its directors challenging the proposed merger.

The complaint alleges causes of action for violation of fiduciary duties of care, loyalty, candor, good faith and independence owed to the public shareholders of RCC by the members of our board of directors and acting to put their personal interests ahead of the interests of RCC’s shareholders. The complaint seeks, among other things, to declare and decree that the merger agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable, to enjoin the consummation of the merger and to direct the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of RCC’s shareholders and to refrain from entering into any transaction until the process for the sale or auction of RCC is completed and the highest possible price is obtained.

We believe that the lawsuit is without merit and intend to defend vigorously against it.

Dissenters’ Rights (page 38)

Under Minnesota law, holders of our Class A and Class B common stock and Class M preferred stock are entitled to exercise dissenters’ rights in connection with the merger.

If you do not vote in favor of approval of the adoption of the merger agreement and the transactions contemplated thereby and instead perfect your dissenters’ rights under Minnesota law, you will have the right to a judicial appraisal of the “fair value” of your shares in connection with the merger. This value could be more than, less than, or the same as the value of the right to receive merger consideration in the merger.

In order to preserve your dissenters’ rights, you must take all the steps provided under Minnesota law within the appropriate time periods. Failure to follow exactly the procedures specified under Minnesota law will result in the loss of dissenters’ rights. The relevant section of Minnesota law regarding dissenters’ rights is reproduced and attached as Annex C to this proxy statement. We encourage you to read these provisions carefully and in their entirety.

ANY RCC SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS’ RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW ANNEX C CAREFULLY AND SHOULD CONSULT HIS OR HER LEGAL ADVISOR, SINCE FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH THEREIN WILL RESULT IN THE LOSS OF SUCH RIGHTS.

FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All statements regarding us and our expected financial position, business, and financing plans are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as “believes,” “expects,” “will,” “should,” “seeks,” “anticipates,” “intends,” or the negative or other variations of any such term or comparable terminology, or by discussions of strategy or intentions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, our expectations may prove not to be correct. A number of factors could cause our actual results, performance, and achievements or industry results to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements, including, without limitation, risks and uncertainties related to the proposed transaction, including, for example, the satisfaction of the conditions to closing and receipt of shareholder and regulatory approvals. See risks and uncertainties relating to our business under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates, and data that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, forward-looking statements included in this proxy statement do not purport to be predictions of future events or circumstances and may not be realized. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in this proxy statement to reflect future events or developments.

MARKET PRICES AND DIVIDEND DATA

Our Class A common stock is listed on the Nasdaq Global Market under the symbol “RCCC.” This table shows, for the periods indicated, the range of intraday high and low per share sales prices for our Class A common stock as reported on the Nasdaq Global Market and the frequency and amount of cash dividends declared on our Class A common stock.

	Fiscal Quarters
	First	Second	Third	Fourth

Fiscal Year ending December 31, 2007 (through August 14, 2007)
High	$15.55	$45.10	$46.34	—
Low	$11.17	$11.86	$30.40	—
Dividends Declared	$0.00	$0.00	—	—
Fiscal Year ended December 31, 2006
High	$17.85	$17.00	$11.47	$13.40
Low	$12.87	$10.38	$6.38	$9.20
Dividends Declared	$0.00	$0.00	$0.00	$0.00
Fiscal Year ended December 31, 2005
High	$8.85	$5.77	$12.92	$17.12
Low	$5.10	$4.20	$5.19	$11.79
Dividends Declared	$0.00	$0.00	$0.00	$0.00

The following table sets forth the closing per share sales price of our Class A common stock, as reported on the Nasdaq Global Market on July 27, 2007, the last full trading day before the public announcement of the merger, and on August 14, 2007, the latest practicable trading day before the printing of this proxy statement:

Class A
Common Stock
Closing Price

July 27, 2007	$31.81
August 14, 2007	$42.42

Following the merger, there will be no further market for our Class A common stock and our stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act.

We are limited in our ability to declare and pay dividends by the merger agreement, which provides that RCC may not declare, set aside for payment or pay any dividend on our Class A common stock.

Shares of our Class B common stock are not listed on any national securities exchange or publicly traded. Shares of our Class B common stock are exchangeable at the option of the holder into shares of our Class A common stock. Shares of our Class B common stock are also entitled to the same dividends as are paid on shares of our Class A common stock.

Shares of our Class M preferred stock are not listed on any national securities exchange or publicly traded and accrue cash dividends on a daily basis at a rate of 8% per annum. As of July 31, 2007, the aggregate amount of accrued and unpaid dividends on our $110 million of outstanding Class M preferred stock was approximately $86.5 million.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the board of directors of RCC for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

We will hold the special meeting at [          ], at [     ] a.m., Minnesota time, on [          ], [     ], 2007.

Purpose of the Special Meeting

At the special meeting, we will ask holders of our Class A and Class B common stock and Class M preferred stock to approve the adoption of the merger agreement and the transactions contemplated thereby, and, if there are not sufficient votes in favor of approval of the adoption of the merger agreement and the transactions contemplated thereby, to adjourn or postpone the special meeting to a later date to solicit additional proxies.

Record Date; Shares Entitled to Vote; Quorum

Only holders of record of our Class A and Class B common stock and our Class M preferred stock at the close of business on [          ], 2007, the record date, are entitled to vote at the special meeting. On the record date, [          ] shares of our Class A common stock, [          ] shares of our Class B common stock and [          ] shares of our Class M preferred stock were issued and outstanding and held by approximately [          ], [          ] and [          ] holders of record, respectively. Each holder of our Class A common stock is entitled to one vote per share of stock owned by such holder. Each holder of our Class B common stock is entitled to ten votes per share of stock owned by such holder. The holders of our Class M preferred stock are entitled to vote with the Class A and Class B common stock on an as-converted basis and, therefore, are, as a group, entitled to [          ] votes with respect to the merger. As a result of the aforementioned voting rights of holders of our Class A and Class B common stock and Class M preferred stock, a total of [          ] votes are eligible to be cast by our shareholders with respect to the merger.

A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, a quorum is present at a special meeting if holders as of the record date of a majority of the voting power of shares outstanding and entitled to vote on the merger (i.e., shares of our Class A and Class B common stock and Class M preferred stock) are present in person or represented by proxy. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. For purposes of determining the presence or absence of a quorum, abstentions and “broker non-votes” (where a broker or nominee does not exercise discretionary authority to vote on a matter) will be counted as present.

Vote Required

Approval of the adoption of the merger agreement and the transactions contemplated thereby requires the affirmative vote of holders of a majority of the voting power of shares of our outstanding Class A and Class B common stock and Class M preferred stock, voting together as a single class, that are entitled to vote at the special meeting. Approval of the adoption of the merger agreement and the transactions contemplated thereby is a condition to the closing of the merger. If an RCC shareholder abstains from voting or does not vote, either in person or represented by proxy, the effect will be that it will count as a vote against approval of the adoption of the merger agreement and the transactions contemplated thereby. Each “broker non-vote” will also count, in effect, as a vote against approval of the adoption of the merger agreement and the transactions contemplated thereby.

Approval of any proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies, requires the affirmative vote of at least a majority of the votes cast by holders of our Class A and Class B common stock and Class M preferred stock present, in person or by proxy, and entitled to vote at the special meeting provided a quorum is present in person or by proxy at the special meeting.

Shares Held by RCC’s Directors and Executive Officers

At the close of business on July 27, 2007, our directors and executive officers and their affiliates beneficially owned 1,438,805 shares of our Class A common stock, 32,708 shares of our Class B common stock and 91,667 shares of our Class M preferred stock, which, in the aggregate, represent approximately 3,728,509 votes entitled to be cast at the special meeting or 17.6% of the combined voting power of shareholders of RCC entitled to vote at the special meeting (with the voting power of all Class M preferred stock being determined on an as-converted basis).

Voting of Proxies

If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet by following the detailed instructions on the proxy card. Proxies submitted over the Internet must be received by 11:59 p.m., Eastern Time, on [          ], 2007. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy over the Internet. Based on your Internet voting, the proxy holders will vote your shares according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the meeting. If your shares are registered in your name, you are encouraged to vote by proxy even if you plan to attend the special meeting in person.

Voting instructions are included on your proxy card. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the shareholder. Properly executed proxies that do not contain voting instructions will be voted “FOR” approval of the adoption of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies.

Your proxy voting instructions, whether by Internet or mail, cover all shares registered in your name.

If your shares are held in “street name” through a broker or bank, you may vote by completing and returning the voting form provided by your broker or bank, or by the Internet or telephone through your broker or bank if such a service is provided. To vote via the Internet or telephone through your broker or bank, you should follow the instructions on the voting form provided by your broker or bank. If you do not return your bank’s or broker’s voting form, do not vote via the Internet or telephone through your broker or bank, if possible, or do not attend the special meeting and vote in person with a proxy from your broker or bank, it will have the same effect as if you voted “AGAINST” approval of the adoption of the merger agreement and the transactions contemplated thereby.

Revocability of Proxies

Any proxy you give pursuant to this solicitation may be revoked by you at any time before it is voted. Proxies may be revoked by one of three ways.

First, you can deliver to the Secretary of RCC a written notice bearing a date later than the proxy stating that you would like to revoke your proxy.

Second, you can complete, execute and deliver to the Secretary of RCC a new, later-dated proxy card for the same shares. If you submitted the proxy you are seeking to revoke via the Internet, you may submit this later-dated new proxy also using the Internet, provided the new proxy is received by 11:59 p.m., Eastern Time, on [          ], 2007.

Third, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to Rural Cellular Corporation, 3905 Dakota Street, S.W., Alexandria, Minnesota 56308, Attention: Secretary, or hand-delivered to our Secretary at or before the taking of the vote at the special meeting.

If you have instructed a broker or bank to vote your shares, you must follow directions received from your broker or bank to change those instructions.

Board of Directors Recommendation

After careful consideration, our board of directors has approved the merger agreement and determined that the merger agreement and the merger are advisable and in the best interests of RCC and its shareholders. Our board of directors unanimously recommends that RCC shareholders vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby and also unanimously recommends that shareholders vote “FOR” the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to permit the solicitation of additional proxies.

Abstentions and Broker Non-Votes

If a shareholder submits a proxy, but abstains from voting on a particular matter, that shareholder’s shares will be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote required with respect to such matter (in cases where the number of shares represented at the meeting is relevant to such calculation), but will be deemed not to have been voted in favor of such matter. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter will be deemed present at the special meeting for purposes of determining a quorum, but will not be deemed to be represented at the special meeting for purposes of calculating the vote required for approval of such matter (in cases where the number of shares represented at the meeting is relevant to such calculation).

Abstentions and broker non-votes will have the effect of a negative vote with respect to the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby because approval of this proposal requires the affirmative vote of holders of a majority of the voting power of all outstanding shares of our Class A and Class B common stock and Class M preferred stock, voting together as a single class.

For the proposal to adjourn or postpone the special meeting, including, if necessary or appropriate, to solicit additional proxies, abstentions will have the same effect as a vote against such proposal and broker non-votes will have no effect on the outcome, assuming a quorum is present.

Solicitation of Proxies

The expense of soliciting proxies in the enclosed form will be borne by RCC. We have retained Innisfree M&A Incorporated, a proxy solicitation firm, to solicit proxies in connection with the special meeting at a cost of approximately $20,000 plus expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to any shareholder upon written or oral request to Rural Cellular Corporation, 3905 Dakota Street, S.W., Alexandria, Minnesota 56308, Attention: Secretary, telephone: (320) 762-2000.

RCC delivers a copy of its proxy materials to each shareholder, including those who share an address. Shareholders who share the same last name and address and want to receive only one copy of the proxy materials may request to receive a single copy by notifying RCC in writing no later than 30 days prior to the mailing of the proxy materials each year at the following address: 3905 Dakota Street, S.W., Alexandria, Minnesota 56308, Attention: Secretary.

THE COMPANIES

Rural Cellular Corporation

Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services under the Unicel brand to Central, Midwest, Northeast, South and Northwest territories located in 15 states.

We are incorporated under the laws of the State of Minnesota. Our principal executive offices are located at 3905 Dakota Street S.W., Alexandria, Minnesota 56308. Our telephone number is (320) 762-2000. Our website is located at www.unicel.com. Additional information regarding RCC is contained in our filings with the SEC. See “Where You Can Find More Information” beginning on page 61.

Verizon Wireless

Cellco Partnership, doing business as Verizon Wireless, is a Delaware general partnership headquartered in Basking Ridge, New Jersey. Verizon Wireless offers wireless voice and data services across one of the most extensive wireless networks in the United States. Verizon Wireless is owned by wholly-owned, indirect subsidiaries of Verizon Communications Inc. and wholly-owned, indirect U.S. subsidiaries of Vodafone Group Plc., both of which are among the world’s leading telecommunications companies.

Verizon Wireless’ principal executive offices are located at One Verizon Way, Basking Ridge, New Jersey 07920. Its telephone number is (908) 559-7000. Its website is located at www.verizonwireless.com.

AirTouch Cellular

AirTouch Cellular is a California corporation and is an indirect wholly-owned subsidiary of Verizon Wireless. AirTouch offers wireless voice and data services as part of the business of Verizon Wireless.

AirTouch’s principal executive offices are located at 15505 Sand Canyon Ave., Irvine, California 92618. Its telephone number is (949) 286-7000. It has no website.

Rhino Merger Sub Corporation

Incorporated on July 30, 2007, Rhino Merger Sub Corporation, a Minnesota corporation and a wholly-owned subsidiary of AirTouch, was organized solely for the purpose of entering into the merger agreement with RCC and completing the merger. Merger Sub has not conducted any business operations other than in connection with the transactions contemplated by the merger agreement.

Merger Sub’s principal executive offices are located at c/o AirTouch Cellular, 15505 Sand Canyon Ave., Irvine, California 92618. Its telephone number is (949) 286-7000. It has no website.

THE MERGER

The following discussion summarizes the material terms of the merger. We urge you to read carefully the merger agreement, which is attached as Annex A to this proxy statement.

Background to the Merger

Since we became a publicly traded company in 1996, our senior management and board of directors have regularly reviewed RCC’s strategic and business opportunities, including the expansion of the geographic scope of, and enhancement of the services provided by, our business to enable us to compete more effectively against national and large regional wireless carriers and increase shareholder value. Our board of directors and senior management have also frequently consulted with financial advisors to keep informed of the state of the wireless telecommunications industry and periodically considered whether a business combination involving the entire company would be in the best interests of RCC and its shareholders.

At a meeting of our board of directors on December 7, 2006, representatives of Bear Stearns met telephonically with our board to discuss a wide range of topics, including an overview of the telecommunications industry in general, the effect of current equity and debt markets on the wireless sector and the recent consolidation activity in the industry. Bear Stearns continued with a discussion on the advisability of the board considering an auction of our assets to multiple bidders as opposed to selling the entire Company to a single acquiror. The meeting participants also discussed the financial and strategic alternatives available to the Company as a stand-alone entity, including the significant capital expenditures that would be required to expand coverage and offer next-generation services and applications to continue to provide a competitive range of products and services to our customers and the business and financial risks associated with incurring additional indebtedness to fund such expenditures. The limitations on our ability to acquire strategic assets and wireless spectrum due to our current level of indebtedness was also discussed. The board of directors determined, following this discussion, that it wished to further explore RCC’s strategic alternatives. The board also selected Bear Stearns as the lead financial advisor in connection with such exploration.

On February 12, 2007, Bear Stearns met with our senior management to discuss the information that they would need to review in order to better assist us in our assessment of strategic alternatives. Subsequent to this meeting, Bear Stearns conducted extensive due diligence on RCC.

Representatives of Bear Stearns attended a regularly scheduled meeting of the board of directors held on February 22, 2007. At this meeting, the board of directors received an update from senior management and Bear Stearns with respect to the status of Bear Stearns’ due diligence investigation and review of strategic alternatives. After further discussion with Bear Stearns, the board of directors instructed management to explore the full array of strategic options available to RCC, including possible acquisitions, a merger or sale of all or a portion of the Company and refinancing and recapitalization opportunities, and authorized the formal engagement of our financial and legal advisors. The board also discussed the role of Falkenberg Capital in the assessment of our strategic alternatives. Falkenberg Capital had previously served as our financial advisor in connection with our acquisition of certain assets located in Minnesota from Alltel Corporation and had been involved in exploratory discussions with respect to the possible sale of certain of our assets to Verizon Wireless. In light of the board’s consideration of our strategic alternatives, discussions with Verizon Wireless regarding the sale of certain of our assets were discontinued although we had previously entered into a confidentiality agreement in connection with such potential transaction.

At this meeting, the board appointed an engagement committee to formalize the engagement of financial advisors, to act in concert with management to assess strategic alternatives for RCC and to be in a position to apprise the board from time to time, as appropriate, on the status of such assessment. The engagement committee consists of Richard P. Ekstrand, James Continenza, Paul Finnegan and Don Swenson.

In March 2007, Bear Stearns was formally engaged by us as a financial advisor in connection with our review of strategic alternatives. Falkenberg Capital was formally engaged by us as a financial advisor in May 2007. In addition, in March 2007, Skadden Arps, Slate, Meagher & Flom LLP, or Skadden Arps, was formally engaged by us as special transaction counsel. Moss & Barnett, A Professional Association, continued to serve as our longstanding outside counsel. Bear Stearns continued to meet extensively with senior management for due diligence purposes.

At a meeting of the engagement committee on March 26, 2007, which included representatives of Bear Stearns, Falkenberg Capital, Skadden Arps and Moss & Barnett, Bear Stearns presented an analysis whereby it concluded preliminarily that given our tax assets, the sale of our entire Company to a single acquiror may represent greater value relative to a sale of our assets to multiple parties. The committee members then discussed with management and our financial and legal advisors strategic evaluation process considerations, including those relating to preserving confidentiality, potential tax considerations in a strategic transaction and the financial consequences of various sale and recapitalization alternatives, including partial asset sales and break-up alternatives. The committee then concluded that it would be advisable to meet on a regular basis with management and our financial and legal advisors to keep apprised of the status of the process.

The engagement committee met again with senior management and our financial and legal advisors on March 30, 2007. Bear Stearns presented its preliminary assessment of our strategic alternatives and outlined its process recommendations, including, as an initial step, contacting the party which we refer to herein as “Company A” to gauge its interest in pursuing a strategic transaction with us. Company A was considered to be one of the parties most likely to be interested in pursuing a business combination involving RCC and, if not interested in acquiring the entire Company, would be an important party in the sale of our assets to multiple parties. After further discussion regarding the strategic rationale for a transaction with Company A and the appropriate timing with respect to contacting other potentially interested parties, the engagement committee authorized senior management and Bear Stearns to contact Company A with respect to a business combination transaction with RCC.

Later that day, Bear Stearns contacted the chief executive officer of Company A to assess his interest in a possible business combination and to determine whether Company A was interested in meeting with our senior management to discuss the possibility of exploring a potential transaction between the two companies. Company A expressed an interest in the meeting and executed a confidentiality agreement with us on April 5, 2007.

On April 11, 2007, Messrs. Ekstrand and Schultz, Ms. Newhall and representatives of Bear Stearns met with senior management of Company A. At the meeting, our management discussed RCC’s recent positive operating performance and projected financial and operating performance, as well as the benefits that would result from a combined enterprise going forward. The meeting participants also discussed other issues associated with a strategic combination of RCC and Company A. Company A indicated an interest in continuing to evaluate a potential transaction.

On April 13, 2007, the engagement committee met with senior management and our financial and legal advisors to receive an update regarding the meeting with Company A. Following considerable discussion of the meeting, including Company A’s interest and anticipated schedule in conducting due diligence investigations of RCC, Mr. Ekstrand stated that, based upon his conversations with the chief executive officer of Company A, Company A’s management seemed very interested in considering a strategic transaction involving RCC. The committee then considered strategies to enhance the strategic alternatives review process, including the necessity of retaining key employees throughout the process and any resulting transaction and the need to formulate appropriate compensation mechanisms to do so. The committee concluded that their recommendations should be brought to the attention of the compensation committee. Together with our financial and legal advisors, the committee also considered the appropriate timing with respect to contacting other potentially interested parties.

Beginning the week of April 15, 2007, Company A undertook an active review of our electronic data room that was created in connection with our strategic alternatives review process and engaged in discussions with our senior management team regarding various aspects of our business and our operating and financial performance.

At a meeting of the engagement committee held on April 20, 2007, which included senior management and our financial and legal advisors, management updated the committee on the status of Company A’s due diligence process. The meeting participants then discussed strategic and tactical considerations in contacting other potentially interested parties. This discussion focused primarily on the most opportune time to reinitiate contact with Verizon Wireless and contact the party which we refer to herein as “Company B”. The committee and our financial advisors discussed the most appropriate strategies for creating competition for the entire Company in order to enhance our negotiation position and maximize the value of any transaction. From time to time throughout our strategic review process, our senior management team, board of directors and financial advisors agreed that no other party was likely to be in a position to complete a business combination or other strategic transaction with us in the near term on price and terms as favorable as the parties the board was already considering and that contacting other parties regarding such a transaction would be unproductive in producing a higher valuation and, possibly, disruptive to our process and our business.

On April 25, 2007, Bear Stearns and the chief executive officer of Company A discussed the progress of Company A’s due diligence process and the status of Company A’s ability to submit a bid for the Company. Company A indicated that further diligence would be required before it would be in a position to submit a definitive bid. Company A also stated that there were certain transactional implications of a bid for our Company that were inconsistent, at least in the short term, with other Company A objectives and considerations.

The engagement committee met with senior management and our financial and legal advisors on April 27, 2007. At that meeting, Bear Stearns updated the committee as to the status of discussions with Company A. The committee then engaged with the other meeting participants in considerable discussion regarding the timing, tactics and strategies of soliciting interest of other third parties in RCC’s strategic evaluation process, including Verizon Wireless, and the continued desirability of solidifying Company A’s interest in a potential transaction prior to that time.

On May 3, 2007, at a regularly scheduled meeting of the board of directors, which was attended by senior management and our financial and legal advisors, Mr. Ekstrand and our financial advisors informed the board of the details of the meeting with Company A on April 11, 2007 and on subsequent developments. They noted that Company A was actively conducting due diligence and that the chief executive officer of Company A continued to emphasize his interest in RCC. After considerable discussion on the status of the process and potential next steps, the board directed management and our financial advisors to initiate discussions with Verizon Wireless. Bear Stearns contacted Verizon Wireless later that day. The board also discussed and considered the most opportune time to contact Company B.

On May 7, 2007, we entered into a confidentiality agreement with Verizon Wireless in connection with a potential sale of the entire Company.

On May 8, 2007, management made a presentation to Verizon Wireless, at which representatives of Bear Stearns were present. Following the meeting, Verizon Wireless indicated its interest in continuing discussions and gaining access to our electronic data room.

On May 11, 2007, the engagement committee met with senior management and our legal and financial advisors to receive an update on the results of the meeting with Verizon Wireless. The meeting participants also discussed the status of Company A’s due diligence process and the likelihood of Company A submitting a bid. The committee directed Bear Stearns to contact Company A to get a better understanding of its position. Company A’s chief executive officer later indicated that further diligence would be required before Company A would be in a position to submit a definitive proposal.

On May 20, 2007, Alltel Corporation, owner and operator of one of the nation’s geographically largest wireless networks, announced that it had entered into an agreement to be acquired by TPG Capital and GS Capital Partners.

On May 24, 2007, our confidentiality agreement with Verizon Wireless was revised to allow Verizon Wireless, subject to certain requirements, to discuss a transaction relating to RCC with the party we refer to herein as “Company C” and to provide us with additional protections. Immediately thereafter, Verizon Wireless began active due diligence investigations of our business, including accessing our electronic data room and participating on conference calls with our management and financial and legal advisors on a variety of matters.

On June 1, 2007, Bear Stearns contacted Company B regarding our strategic alternatives review process. Bear Stearns indicated that as part of that process we were in discussions with multiple parties regarding a potential business combination involving our entire company and that our board of directors wanted to provide Company B with an opportunity to participate in such process. Company B indicated that its participation in the process would have to be reviewed internally.

In a discussion with Bear Stearns on June 4, 2007, the chief executive officer of Company A stated that Company A was exploring all strategic alternatives available to it and that he would be in a position to indicate Company A’s level of interest more definitively by the end of that month.

Also on June 4, 2007, Mr. Ekstrand contacted the chief executive officer of the wireless division of Company B to discuss RCC’s strategic review process and the reasons why RCC was considering strategic alternatives. Mr. Ekstrand explained that other potential acquirors had already been provided access to our electronic data room and that Company B would need to review the transaction on an expedited basis in order to participate meaningfully in our process. The chief executive officer of the wireless division of Company B stated that it was very interested in a potential business combination transaction and would allocate the appropriate resources to evaluate it more fully in a timely manner.

On June 8, 2007, Skadden Arps forwarded a draft of our form confidentiality agreement to Company B.

On June 15, 2007, Verizon Wireless provided a non-binding indication of interest valuing RCC at $2.35 to $2.45 billion, which Bear Stearns stated implied a stock price range of $25.31 to $31.22, which compared to RCC’s closing price of $42.24 that day.

On June 19, 2007, senior management and our financial advisors updated the engagement committee on the status of discussions with Company A, Verizon Wireless and Company B. Skadden Arps provided an update as to the status of negotiations with respect to the confidentiality agreement with Company B.

On June 20, 2007, senior management, accompanied by representatives from Bear Stearns, Falkenberg Capital and Skadden Arps, met with Company B to present a preliminary overview of our business and current operations.

Also on June 20, 2007, Verizon Wireless notified us of its desire to discuss a transaction involving RCC with Company C. Skadden Arps initiated discussions with respect to a confidentiality agreement with Company C on June 21, 2007.

On June 21, 2007, Mr. Ekstrand again contacted the chief executive officer of the wireless division of Company B to discuss the strategic and financial merits of a combination of RCC and Company B. This officer indicated a strong interest in a transaction and explained that, although a confidentiality agreement had not yet been executed, he had directed his team to conduct an analysis based on public information and to develop a valuation of RCC. He stated that he would call Mr. Ekstrand on July 2, 2007 to discuss their valuation and provide a non-binding indication of a range of values for RCC.

On June 29, 2007, AT&T Inc. announced that it had entered into an agreement to acquire Dobson Communications Corporation, a rural wireless telecommunications provider with a business similar to that of RCC.

On July 2, 2007, based on the results of its review of public information and the RCC non-confidential management presentation, Company B provided a non-binding indication of interest valuing RCC at $41.00 per share, which compared to RCC’s closing price of $45.82 that day. The letter of interest also indicated that Company B would need to conduct in-depth due diligence reviews and would require approval by Company B’s senior management and board of directors.

On July 3, 2007, Company C executed a confidentiality agreement with RCC as contemplated by the terms of the revised confidentiality agreement with Verizon Wireless and was provided with limited access to our electronic data room.

A meeting of the board of directors was convened on July 3, 2007 to provide an update as to the status of discussions with Company A, Verizon Wireless and Company B. Representatives from each of our financial and legal advisors attended the meeting. The board was informed that Company A had recently withdrawn its consideration of a transaction with us. In addition, Bear Stearns provided a brief financial overview of the AT&T/Dobson transaction. After considerable discussion, our board directed that management, with the advice and assistance of our advisors, continue negotiations with Verizon Wireless and Company B.

Later that day, Company B executed a confidentiality agreement with RCC. Company B and its advisors were provided with access to our electronic data room, which they accessed immediately.

Over the course of the next week, both Verizon Wireless and Company B continued to access the data room and were provided access to senior management. In addition, management met extensively with its financial and legal advisors to finalize the strategy with respect to the conclusion of the process, consistent with discussions with our board.

On July 13, 2007, Bear Stearns distributed a letter containing an invitation and instructions for submitting final bids to acquire RCC, including a draft merger agreement, to each of Verizon Wireless and Company B. The deadline for bids, including any proposed changes to the draft merger agreement, was stated as July 26, 2007, but each party was urged to contact Skadden Arps in advance of the bid deadline to discuss issues with respect to the draft merger agreement. The bid instruction letter requested that each bid remain open until August 12, 2007.

On July 21, 2007, Company B’s counsel provided Skadden Arps a draft merger agreement, which agreement was reviewed by Skadden Arps and discussed at length with our senior management and financial advisors.

On July 24, 2007, Verizon Wireless informed Bear Stearns that due to other corporate priorities, it would not be submitting a bid on the July 26, 2007 deadline date. Verizon Wireless indicated that it continued to remain interested in acquiring RCC and reinitiating discussions regarding a bid for RCC around the time of the bid expiration date. Bear Stearns asked whether Verizon Wireless would be willing to submit a bid by the bid deadline date solely for certain of the Company’s assets, but the following day, Verizon Wireless indicated that no such bid would be forthcoming.

Between July 24 and July 26, 2007, our management, Skadden Arps and Bear Stearns engaged in numerous conversations with Company B and its counsel with respect to the significant issues in its draft of the merger agreement. During this period, representatives of Verizon Wireless continued to access our electronic data room and were in contact with Skadden Arps.

In the morning of July 26, 2007, our board of directors met for its regular quarterly meeting. Representatives from each of our financial and legal advisors attended the meeting. During the course of that meeting, management, Bear Stearns and Skadden Arps provided an overview of the process to date and an update on recent activity and discussions with both Verizon Wireless and Company B. Considerable discussion among the meeting participants regarding the appropriate next steps followed. At the conclusion of this discussion, the board directed senior management, with the assistance of our legal and financial advisors, to continue negotiations with Company B regarding the terms of the transaction.

In the afternoon of July 26, 2007, Company B contacted Bear Stearns to provide a verbal proposal to acquire RCC. Company B proposed to acquire RCC for $40.00 per share of common stock subject to a downward adjustment such that the price offered would not exceed 120% of RCC’s closing price on Friday, July 27, 2007. At the direction of management, Bear Stearns informed Company B that consistent with Company B’s prior communications, a price of at least $41.00 in cash per share with no downward adjustment would be required to continue discussions regarding a business combination. Later that evening, Company B submitted a non-binding written proposal to acquire RCC for $41.00 in cash per share of common stock (with no adjustment) subject to the approval of the board of directors of Company B on July 27, 2007. Company B’s written proposal also stated that the offer would remain open only until midnight on July 29, 2007.

Access to our electronic data room to Verizon Wireless and Company C was denied beginning at the bid deadline on July 26, 2007.

In the evening of July 26, 2007, Skadden Arps sent a revised draft of the merger agreement to Company B’s counsel. Between July 27 and July 29, 2007, our management, Skadden Arps and Company B’s counsel continued to negotiate the terms of the definitive merger agreement and prepared the related disclosure schedules. In addition, our management, Bear Stearns and Skadden Arps continued to respond to Company B’s comprehensive and continuous due diligence inquiries.

During a special meeting of the board of directors held in the morning of July 27, 2007, Company B’s proposal was examined, analyzed and summarized by our financial advisors. Bear Stearns presented a detailed analysis of the financial implications of our strategic alternatives. The board also established a committee of disinterested directors to consider the transaction, consisting of James Continenza, Jacques Leduc, George Revering, Don Swenson and George Wikstrom.

Later on July 27, 2007, Verizon Wireless orally informed Bear Stearns that it was contemplating submitting a proposal for the acquisition of RCC on an accelerated basis. During the afternoon of July 28, 2007, Bear Stearns received a written proposal from Verizon Wireless to acquire RCC for $45.00 in cash per share of common stock, together with a markup of the merger agreement. It was also verbally communicated to Bear Stearns that all Verizon Wireless requisite corporate and internal approvals were received and that the $45.00 price represented Verizon Wireless’ best and final offer. Skadden Arps and our internal legal counsel, as well as certain other members of management, promptly commenced discussion with Debevoise & Plimpton LLP, or Debevoise, Verizon Wireless’ outside counsel, and Verizon Wireless’ internal legal counsel regarding the terms of Verizon Wireless’ proposed merger agreement. Skadden Arps sent a revised draft of the merger agreement to Debevoise later that evening, and the parties continued to negotiate the terms of the definitive merger agreement and related disclosure schedules throughout the evening and the next day.

On July 29, 2007, a special meeting of our board of directors was convened via teleconference to evaluate and discuss the status of the proposals received from Verizon Wireless and Company B. The board discussed with our legal and financial advisors the terms of each proposal and the conditionality of each proposal as set forth in the latest drafts of the merger agreements. The board meeting was continued until later in the afternoon to allow Mr. Ekstrand and Bear Stearns to inform representatives of Company B, including the chief executive officer of its wireless division, that Company B’s offering price was lower, and the terms of its proposal were less advantageous in certain respects, than the proposal from another bidder and to provide Skadden Arps with the opportunity to continue to negotiate with Debevoise and Verizon Wireless’ internal legal counsel to finalize the terms and conditions of the Verizon Wireless merger agreement. Shortly thereafter, Company B responded that its proposal of $41.00 per share reflected its best and final price and that it would not submit a revised bid or change the terms of its proposed merger agreement.

When the board meeting was reconvened, Mr. Ekstrand and Bear Stearns informed the board of their discussions with Company B. Skadden Arps also described how certain open issues in the proposed merger agreement with Verizon Wireless had been resolved. Representatives of Bear Stearns then presented its financial analyses of the merger and delivered Bear Stearns’ oral opinion, later confirmed in writing, that as of the date of that opinion, based upon and subject to the assumptions, conditions, limitations and other matters set forth in its opinion, the $45.00 per share in cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. See “The Merger — Opinion of Our Financial Advisor,” beginning on page 26. Skadden Arps also reviewed with the board its fiduciary duties applicable to the board’s decision-making process and the key terms and conditions of the merger agreement.

The committee of disinterested directors then met separately to review, consider and discuss, with our legal and financial advisors, the various factors described under “— Recommendation of the RCC’s Board of Directors and Reasons for the Merger.” The committee unanimously approved the merger agreement and the transactions contemplated thereby.

The full board then reconvened to review the various factors described under “— Recommendation of the RCC’s Board of Directors and Reasons for the Merger.” Following further discussion and consideration, our board of directors unanimously approved and authorized the execution of the merger agreement and resolved to recommend approval of the merger agreement to our shareholders on the terms discussed at the board meeting. Following our board meeting, the parties executed the merger agreement.

RCC and Verizon Wireless, on the morning of July 30, 2007, issued a joint press release announcing the execution of the merger agreement.

Recommendation of the RCC’s Board of Directors and Reasons for the Merger

Our board of directors unanimously recommends that you vote “FOR” the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby and “FOR” the proposal to adjourn the special meeting, including, if necessary or appropriate, to solicit additional proxies. At a special meeting on July 29, 2007, our board of directors, after careful consideration, including consultation with financial and legal advisors, determined that the merger agreement and the merger are advisable and in the best interests of RCC’s shareholders and approved the merger agreement. In the course of reaching its decision over several board meetings, our board of directors consulted with our senior management, financial advisors and legal counsel, reviewed a significant amount of information and considered a number of factors, including, among others, the following:

•	the $45.00 per share in cash to be paid as merger consideration to holders of our Class A and Class B common stock in relation to the current market price of our Class A common stock and also in relation to the current value of RCC and our board of directors’ estimate of the future value of RCC as an independent entity and, specifically, the fact that the $45.00 per share in cash to be paid as merger consideration represents (i) a 41% premium over the closing price of our Class A common stock on July 27, 2007, the last full trading day before the public announcement of the merger; (ii) a 13% premium over the closing price of our Class A common stock on June 25, 2007, the day the Wall Street Journal reported that Dobson Communications Corporation was exploring strategic alternatives and (iii) a 52% premium over the closing price of our Class A common stock on May 18, 2007, the day TPG and GS Capital Partners signed a definitive agreement to acquire Alltel Corp.;

•	the fact that, while our Class B common stock is entitled to ten votes per share on all matters on which our shareholders are entitled to vote, each share of Class B common stock is convertible, at the option of the holder thereof, into only one share of our publicly-traded Class A common stock;

•	the financial analysis presented by Bear, Stearns & Co. Inc., or Bear Stearns, as well as the opinion of Bear Stearns to the effect that, as of July 29, 2007, and based upon and subject to the respective factors, assumptions and limitations set forth in the opinion, the $45.00 per share in cash consideration to be received by the holders of our Class A and Class B common stock is fair, from a financial point of view to such holders;

•	that, following a thorough process involving a number of parties, the merger consideration offered by Verizon Wireless represented a higher value for our shareholders than the merger consideration proposed by other potential acquirers;

•	the projected trading range of our Class A common stock in the absence of takeover speculation, which may be significantly below the market price prior to the execution of the merger agreement;

•	the business, competitive position, strategy and prospects of RCC, and current industry, economic and market conditions;

•	the possible strategic alternatives to the merger, including remaining an independent public company, refinancing or recapitalization alternatives, the possibility of selling one or more of our existing businesses or assets, and the possibility of acquiring other companies, as well as the potential values, benefits, risks and uncertainties to our shareholders associated with each such alternative and the timing and the likelihood of accomplishing the goals of such alternatives;

•	the fact that we will no longer exist as an independent public company and our shareholders will forgo any future increase in our value that might result from our earnings or possible growth as an independent company;

•	the value of the consideration to be received by our shareholders and the fact that the consideration would be paid in cash, which provides certainty to our shareholders;

•	the fact that we cannot solicit a competing proposal, but we can furnish information to and negotiate with any person in response to an unsolicited written competing proposal if our board of directors determines in good faith that such competing proposal is a superior proposal, as defined in the merger agreement, and the failure to furnish such information to or negotiate with such person could be reasonably expected to be inconsistent with its fiduciary duties to shareholders under applicable law;

•	with respect to the Class M preferred stock, the fact that, in connection with the merger, if shares of our Class M preferred stock remained outstanding after the merger, (i) RCC would be obligated to make, but holders of our Class M preferred stock would not be required to accept, a “change of control offer” (as defined in the certificate of designation of the Class M preferred stock) in which such holders would receive an amount of cash per share equal to 101% of the liquidation value of the Class M preferred stock ($1,000) plus accrued and unpaid dividends thereon and (ii) RCC would have the right to redeem the outstanding shares of Class M preferred stock for an amount of cash per share equal to the liquidation value of the Class M preferred stock ($1,000) plus accrued and unpaid dividends thereon and that a buyer would likely not desire to have any securities that are convertible into RCC common stock outstanding after the effective time of the merger;

•	that a majority of the holders of our Class M preferred stock were willing to, and did, consent to the treatment of the Class M preferred stock as provided for in the merger agreement (but no holders of Class M preferred stock have voted in favor of or against, or agreed to vote in favor of or against, the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby);

•	that a committee of disinterested directors composed of all of our directors except those directors representing the Class M preferred stockholders and management directors approved the merger agreement and the transactions contemplated thereby;

•	the fact that the merger is not subject to any financing condition;

•	the conditions to Verizon Wireless’ obligation to complete the merger and Verizon Wireless’ right to terminate the merger agreement in certain circumstances;

•	the conditions to our obligation to complete the merger, our right to terminate the merger agreement in certain circumstances and the termination fee which we may be required to pay Verizon Wireless if we or they terminate the merger agreement in certain circumstances;

•	the fact that holders of our Class A and Class B common stock and Class M preferred stock have the right to dissent and seek a judicial appraisal of the “fair value” of their shares if such holders comply with the requirements of Minnesota law concerning dissenters’ rights;

•	the likelihood that the proposed acquisition would be completed, in light of the financial capabilities of Verizon Wireless; and

•	the interests that our directors and executive officers may have with respect to the merger, in addition to their interests as shareholders of RCC generally, as described in “The Merger — Interests of RCC’s Directors and Executive Officers in the Merger.”

In view of the variety of factors considered in connection with its evaluation of the merger, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

Opinion of Our Financial Advisor

Overview

Pursuant to an engagement letter, dated March 30, 2007, between us and Bear Stearns, our board of directors retained Bear Stearns to act as RCC’s lead financial advisor with respect to an exploration of strategic alternatives, including, but not limited to, a possible sale of RCC. In selecting Bear Stearns, our board of directors considered, among other things, the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the wireless telecommunications industry as well as substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings, senior credit financings, valuations and general corporate advisory services.

At a meeting of our board of directors held on July 29, 2007, at which our board of directors considered and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, Bear Stearns delivered its oral opinion (which was subsequently confirmed in a written opinion dated July 29, 2007), that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the consideration to be received was fair, from a financial point of view, to the holders of our Class A and Class B common stock.

The full text of Bear Stearns’ written opinion is attached as Annex B to this proxy statement. The description of the Bear Stearns opinion set forth herein is qualified in its entirety by reference to the full text of Bear Stearns’ written opinion. RCC shareholders are urged to read the written opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns in connection with its opinion. Our board of directors did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion. The Bear Stearns opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Bear Stearns, is subject to the assumptions and conditions contained in the written opinion and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion. Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the Bear Stearns opinion.

In reading the discussion of the Bear Stearns opinion set forth below, you should be aware that Bear Stearns’ opinion:

•	was provided to our board of directors for its benefit and use in connection with its consideration of the merger;

•	does not constitute a recommendation to our board of directors in connection with the merger;

•	does not constitute a recommendation to any of our shareholders as to how to vote or otherwise act in connection with the merger;

•	does not address RCC’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business or financial strategies that might exist for RCC or the effects of any other transaction in which RCC might engage; and

•	does not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of RCC’s officers, directors or employees, or any class of such persons, in connection with the merger relative to the consideration to be received or as to the treatment of the Class M or junior preferred stock.

In the course of performing Bear Stearns’ reviews and analyses for rendering its opinion, Bear Stearns:

•	reviewed a draft of the merger agreement, dated July 29, 2007, in substantially final form;

•	reviewed RCC’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006, its Quarterly Report on Form 10-Q for the period ended March 31, 2007, its preliminary results for the quarter ended June 30, 2007 and its Current Reports on Form 8-K filed since December 31, 2006;

•	reviewed certain operating and financial information relating to RCC’s business and prospects, including projections for the five years ended December 31, 2012, all as prepared and provided to Bear Stearns by RCC’s management;

•	met with certain members of RCC’s senior management to discuss RCC’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the shares of RCC’s Class A common stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to RCC;

•	reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to RCC;

•	performed discounted cash flow analyses based on the projections for RCC furnished to Bear Stearns by management; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Bear Stearns by RCC or obtained by Bear Stearns from public sources, including, without limitation, the projections referred to above. With respect to the projections, Bear Stearns relied on representations that such projections had been reasonably prepared on bases reflecting the then best currently available estimates and judgments of the senior management of RCC as to the expected future performance of RCC. Bear Stearns did not assume any responsibility for the independent verification of any information referred to above, including, without limitation, the projections. Bear Stearns expressed no view or opinion as to the projections and the assumptions upon which they are based and Bear Stearns further relied upon the assurances of the senior management of RCC that they were unaware of any facts that would have made the information and projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of RCC, nor was Bear Stearns furnished with any such appraisals. During the course of Bear Stearns’ engagement, Bear Stearns was instructed by our board of directors to solicit indications of interest from various third parties regarding a transaction with RCC, and Bear Stearns considered the results of such solicitation in rendering its opinion. In arriving at its opinion, Bear Stearns assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on RCC or the merger. Bear Stearns is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by RCC and its advisors with respect to these issues.

Bear Stearns did not express any opinion as to the price or range of prices at which the shares of our Class A and Class B common stock, or the Class M preferred stock or junior preferred stock may trade subsequent to the announcement of the merger.

Summary of Financial Analysis

The following is a summary of the material financial and comparative analyses deemed appropriate by Bear Stearns for this type of transaction and that were performed by Bear Stearns and presented to our board of directors in connection with rendering its fairness opinion.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully Bear Stearns’ financial analyses, the summary data and tables must be read together with the full text of the summary. The summary data and tables alone are not a complete description of the financial analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

For purposes of Bear Stearns’ review, Bear Stearns utilized, among other things, projections of the future financial performance of RCC for the fiscal years ended December 31, 2007 through December 31, 2012. The projections were prepared in March 2007 by RCC’s management in the ordinary course based upon assumptions management believed to be reliable at that time and updated most recently in July 2007 to reflect the financial and operating performance of RCC through the first half of 2007. Amounts presented for 2007 represented actual results for the six months ended June 30, 2007 and estimated results for the six month period from July 1, 2007 through December 31, 2007. These projections were provided to each of the bidders, including Verizon Wireless.

Selected Comparable Public Companies Analysis.  Bear Stearns reviewed and analyzed selected public companies in the wireless telecommunications business that it viewed as reasonably comparable to RCC. Comparable public companies analysis was used to provide a benchmark for evaluating the multiples implied by the $45.00 per share in cash consideration to be received by holders of RCC’s Class A and Class B common stock in the merger to multiples of companies Bear Stearns deemed generally comparable to RCC. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information, valuation multiples and market trading data relating to RCC and compared such information to the corresponding information of the selected comparable companies.

Specifically, Bear Stearns compared RCC to five publicly-traded wireless companies, which Bear Stearns viewed as generally comparable public company benchmarks to RCC and its various business lines. The companies chosen were publicly-traded wireless companies with regional service offerings whose wireless operations form a majority of their businesses. The selected comparable companies were:

•	Alltel Corporation;

•	Centennial Communications Corp.;

•	Dobson Communications Corporation;

•	NTELOS Inc.; and

•	United States Cellular Corporation.

These companies were selected primarily because Bear Stearns believed they share similar business characteristics to RCC based on operational and financial metrics. However, none of the companies selected is identical or directly comparable to RCC. Accordingly, Bear Stearns made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. Other companies were considered but not deemed relevant because their size, operations, geographic location or other characteristics differ substantially from RCC.

For each of the selected companies, Bear Stearns calculated Enterprise Value, calculated as explained below, divided by the estimated earnings before interest, income taxes, depreciation and amortization, referred to as “EBITDA” for calendar years ending December 31, 2007 and December 31, 2008, which is referred to as Enterprise Value/ EBITDA multiple. In addition, Bear Stearns calculated Enterprise Value divided by the estimated EBITDA less estimated capital expenditures, referred to as Capex, for calendar years ending December 31, 2007 and December 31, 2008, which is referred to as Enterprise Value/(EBITDA less Capex) multiple. EBITDA less Capex is a common metric used to evaluate companies engaged in businesses relevant to RCC’s businesses. NTELOS Inc. and Unites States Cellular Corporation were disregarded for the EBITDA less Capex analysis because each company had substantially higher projected capital expenditure requirements than the peer group.

Bear Stearns compared the range and mean (arithmetic average) multiples for the group of companies identified above to the multiples implied by the $45.00 per share in cash consideration to be received by holders of RCC’s Class A and Class B common stock in the merger. Bear Stearns observed that the multiples implied by the $45.00 per share in cash consideration to be received by holders of RCC’s Class A and Class B common stock in the merger were generally greater than the high-end of the selected comparable company multiple range included in this analysis.

For this analysis, Enterprise Value of a particular company was calculated as market value of the company’s equity (as of July 27, 2007) plus the value of the company’s indebtedness, capital leases, minority interest and preferred stock minus the company’s cash and cash equivalents, and marketable securities. In the case of Alltel Corporation, which on May 20, 2007 agreed to be acquired by private equity buyers, Bear Stearns used a “normalized” price, which was the market value of equity as of December 26, 2006 (the date prior to public reports about Alltel’s possible acquisition). In the case of Dobson Communications Corporation, which on June 29, 2007 agreed to be acquired by AT&T, Bear Stearns used a “normalized” price, which was the market value of equity as of June 22, 2007 (the date prior to public reports about Dobson’s possible acquisition).

The estimates of EBITDA for each of the selected companies were based on publicly available Wall Street research estimates.

The following table reflects the results of the analysis:

Selected Comparable Company Analysis	Range	Mean

Enterprise Value/ EBITDA (calendar 2007)	7.6x - 9.0x	8.4x
Enterprise Value/ EBITDA (calendar 2008)	7.0x - 8.3x	7.7x
Enterprise Value/ EBITDA less Capex (calendar 2007)	12.1x - 13.0x	8.2x
Enterprise Value/ EBITDA less Capex (calendar 2008)	10.4x - 11.8x	7.5x

Bear Stearns applied a range of 8.5x to 9.5x Enterprise Value/ EBITDA (calendar 2007) which, using RCC’s management’s estimates for calendar 2007 EBITDA, implied a range for RCC Class A and Class B common stock of $19.07 to $34.58 per share.

Bear Stearns applied a range of 7.5x to 8.5x Enterprise Value/ EBITDA (calendar 2008) which, using RCC’s management’s estimates for calendar 2008 EBITDA, implied a range for RCC’s Class A and Class B common stock of $14.68 to $31.75 per share.

Bear Stearns applied a range of 12.25x to 13.0x Enterprise Value/ (EBITDA less Capex) (calendar 2007) which, using RCC’s management’s estimates for calendar 2007 EBITDA less Capex, implied a range for RCC’s Class A and Class B common stock of $24.66 to $33.04 per share.

Bear Stearns applied a range of 11.0x to 12.0x Enterprise Value/ (EBITDA less Capex) (calendar 2008) which, using RCC’s management’s estimates for calendar 2008 EBITDA less Capex, implied a range for RCC’s Class A and Class B common stock of $26.56 to $39.11 per share.

Selected Precedent Merger and Acquisition Transactions Analysis.  Bear Stearns reviewed and analyzed selected precedent merger and acquisition transactions involving wireless communications companies. In performing these analyses, Bear Stearns reviewed and analyzed certain financial information and transaction multiples relating to RCC and compared such information to the corresponding information of the companies involved in the selected transactions.

Bear Stearns reviewed precedent merger and acquisition transactions to provide a benchmark for evaluating the multiples implied by the $45.00 per share in cash consideration to be received by holders of RCC’s Class A and Class B common stock in the merger to the multiples paid in the precedent merger and acquisition transactions. Bear Stearns observed that the multiples implied by the $45.00 per share in cash consideration to be received by holders of RCC’s Class A and Class B common stock in the merger were generally consistent with the high-end of the selected comparable transactions included in this analysis.

Bear Stearns reviewed publicly available information relating to the following selected wireless telecommunications transactions:

•	the proposed acquisition of Dobson Communications Corporation by AT&T, which was announced on June 29, 2007;

•	the proposed acquisition of Alltel Corporation by TPG and GS Capital Partners, which was announced on May 20, 2007;

•	the acquisition of Midwest Wireless by Alltel Corporation, which closed on October 3, 2006; and

•	the acquisition of Western Wireless by Alltel Corporation, which closed on August 1, 2005.

These transactions were deemed to be the most relevant in evaluating the merger based on the judgment and experience of Bear Stearns. Other transactions were considered but were not deemed to be relevant based on a variety of factors including among other things the transaction date, transaction size, transaction terms, target geographic location, and target operational characteristics.

Specifically, Bear Stearns calculated the transaction value divided by the forecasted one-year forward EBITDA and two-year forward EBITDA multiples. The following table reflects the results of the analysis:

Selected Precedent Transaction Analysis	Range		Mean

Transaction Value/1 Year Forward EBITDA	8.4x - 10.2	x	9.3	x
Transaction Value/2 Year Forward EBITDA	8.0x - 9.4	x	8.6	x

Based on this analysis, Bear Stearns applied a range of 8.4x to 10.2x Transaction Value / 1 Year Forward EBITDA which, using RCC’s management’s estimates for calendar 2007 EBITDA, implied a range for RCC’s Class A and Class B common stock of $17.50 to $45.28 per share.

Based on this analysis, Bear Stearns applied a range of 8.0x to 9.4x Transaction Value / 2 Year Forward EBITDA which, using RCC’s management’s estimates for calendar 2008 EBITDA, implied a range for RCC’s Class A and Class B common stock of $23.25 to $46.84 per share.

Discounted Cash Flow Analysis.  Bear Stearns calculated the range of implied equity value per share for RCC’s Class A and Class B common stock by performing a discounted cash flow analysis. The discounted cash flow analysis assumed a valuation date of June 30, 2007.

A discounted cash flow analysis is a traditional method of evaluating the value of an asset by estimating the future unlevered free cash flows of an asset and taking into consideration the time value of money by calculating the “present value” of these estimated cash flows. “Present value” refers to the current value of one or more future cash payments, or cash flows, from an asset and is obtained by discounting those future unlevered free cash flows by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Other financial terms utilized below are “terminal value,” which refers to the value of all future cash flows from an asset at a particular point in time, and “unlevered free cash flows,” which refers to a calculation of the future free cash flows of an asset without factoring in any debt servicing costs.

The management projections for the calendar years ending December 31, 2007-2012 were used to calculate unlevered free cash flows for the corresponding period. Bear Stearns also calculated terminal values as of December 31, 2012 by applying a range of 2012 EBITDA multiples from 7.75x to 8.25x, which implies a free cash flow perpetual growth range of 2.0% to 3.3%. Bear Stearns chose these terminal value multiples based on (1) the implied perpetual growth rates of free cash flow derived from such multiples that Bear Stearns determined to be reasonable, (2) Bear Stearns’ review of trading data for comparable public companies and (3) Bear Stearns’ overall experience in valuing wireless telecommunications companies.

In determining RCC’s estimated Weighted Average Cost of Capital, referred to as “WACC,” of 9.0% to 10.0%, Bear Stearns applied a range of equity risk premia that it deemed appropriate, reviewed and analyzed the historical adjusted and predicted betas of RCC and certain other publicly-traded wireless telecommunications companies, assessed a range of debt/total capitalization levels for RCC’s prospective capital structure, applied a size premium reflecting the size of RCC’s stock market capitalization, reflecting Bear Stearns’ judgment of the additional required returns for investing in companies of this size, while taking into account macroeconomic assumptions, estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

The estimated unlevered free cash flows for the calendar years 2007 through 2012 and the terminal value as of December 31, 2012 were then discounted to present values using a range of discount rates of 9.0% to 10.0% corresponding to RCC’s WACC in order to derive the unlevered enterprise values for RCC. In addition, the enterprise values for RCC were adjusted to reflect the present value of tax benefits derived from RCC’s federal net operating loss carryforwards.

In arriving at the estimated equity values per share of RCC’s Class A and Class B common stock, Bear Stearns calculated the equity value for RCC by deducting net debt plus preferred stock of RCC from the unlevered enterprise values. Net debt includes short-term and long-term debt adjusted for the value of cash and short-term investments as of June 30, 2007. The preferred stock reflected the fully accreted value of the junior preferred stock and the Class M preferred stock as of June 30, 2007.

Based on the assumptions set forth above, this analysis implied a range for RCC’s Class A and Class B common stock of $26.02 to $38.38 per share.

Historical Common Stock Performance.  Bear Stearns reviewed the performance of RCC’s Class A common stock from April 12, 2007, the day prior to RCC’s announcement of first quarter 2007 results, to July 27, 2007, the last trading day prior to the signing of the definitive merger agreement. Bear Stearns classified this period into sub-periods as follows:

•	On April 13, 2007, RCC announced its first quarter results as well as its intention to exchange its then-outstanding 11 3/8% senior exchangeable preferred stock for 11 3/8% senior subordinated debentures.

•	RCC’s shares of Class A common stock increased 35% on April 13, 2007, to $19.02 (its low during the period) and continued to rise, closing at $29.53 on May 18, 2007, (its high during the period) at an average volume of 328,897 shares, up from a volume of 56,428 the previous six months.

•	On May 20, 2007, Alltel Corporation announced that it had agreed to be sold to TPG and GS Capital Partners and Bear Stearns noted that in the period subsequent to this announcement, the trading price of RCC’s Class A common stock and that of other regional wireless services providers began to rise significantly.

•	Between May 21, 2007, the first trading day following the announcement of the sale of Alltel Corporation, and June 22, 2007, RCC’s shares of Class A common stock traded in a range from $29.52 to $42.24, with an average volume of 364,588.

•	On June 25, 2007, an article appeared in the Wall Street Journal indicating that Dobson Communications Corporation, a publicly-traded company comparable to RCC, was considering strategic options.

•	Between June 25, 2007, the first trading day following the Wall Street Journal article concerning Dobson Communications Corporation, and June 29, 2007, the trading day prior to the announcement of the sale of Dobson Communications Corporation to AT&T, RCC’s shares of Class A common stock traded in a range from $39.71 to $43.81, with an average volume of 592,483.

•	Between July 2, 2007, the first trading day following the announcement of the sale of Dobson Communications Corporation, and July 27, 2007, the trading day prior to the announcement of the merger, RCC’s shares of Class A common stock traded in a range from $31.81 (on the final day of the applicable period) to $45.82 (on the initial day of the applicable period), with an average volume of 311,521.

While reviewing RCC’s Class A common stock performance, Bear Stearns noted that the trading price of RCC’s Class A common stock had significantly risen following its announcement of Q1 results and its intention to exchange its then-outstanding 11 3/8% senior exchangeable preferred stock for 11 3/8% senior subordinated debentures. Bear Stearns noted further, that RCC’s Class A common stock has risen after the announcement or speculation of acquisition activity among comparable publicly-traded companies.

Other Considerations

In connection with rendering its opinion, Bear Stearns performed a variety of financial analyses. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analyses and the application of those methods to the particular circumstances involved. A fairness opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would in the view of Bear Stearns create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. In arriving at its opinion, Bear Stearns:

•	based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions, capital markets considerations and industry-specific and company-specific factors;

•	did not form a view or opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion;

•	considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor and did not draw any specific conclusions from, or with regard to, any one analysis; and

•	arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the consideration to be received by the holders of RCC’s Class A and Class B common stock.

Bear Stearns also noted that:

•	the analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses;

•	none of the public companies used in the comparable public companies analysis described above are identical to RCC, and none of the precedent merger and acquisition transactions used in the precedent merger and acquisition transactions analysis described above are identical to the merger;

•	accordingly, the analyses of publicly-traded comparable companies and precedent merger and acquisition transactions is not mathematical; rather such analyses involve complex considerations and judgments concerning the differences in financial, operating and capital markets-related characteristics and other factors regarding the companies and precedent merger and acquisition transactions to which RCC and the merger were compared; and

•	the analyses performed by Bear Stearns do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The type and amount of consideration payable in the merger were determined through negotiations between RCC and Verizon Wireless and approved by our board of directors. The decision to enter into the merger agreement was solely that of our board of directors. The Bear Stearns opinion was just one of many factors taken into consideration by our board of directors. Consequently, Bear Stearns’ analyses should not be viewed as determinative of the decision of our board of directors with respect to the approval and adoption of the merger agreement.

Pursuant to the terms of Bear Stearns’ engagement letter, RCC agreed to pay Bear Stearns (i) a fee of $1.5 million upon the delivery of the opinion and (ii) an additional fee of approximately $20.2 million payable upon consummation of the merger. In addition, RCC has agreed to reimburse Bear Stearns for certain expenses and to indemnify Bear Stearns against certain liabilities arising out of Bear Stearns’ engagement.

Bear Stearns (i) has previously been engaged by RCC and (ii) has previously been (and may currently be) engaged by Verizon Wireless and its predecessors and affiliates, in each case to provide investment banking and other services on matters unrelated to the merger, for which Bear Stearns has received (or expects to receive) customary fees. Bear Stearns has received approximately $3.7 million in aggregate compensation from RCC during the two-year period prior to the date of the Bear Stearns opinion related to debt financing services. Bear Stearns has provided transactional advisory services and debt financing to Verizon Wireless and its affiliates during the two-year period prior to the date of the Bear Stearns opinion. Bear Stearns may seek to provide RCC and Verizon Wireless and their respective affiliates certain investment banking and other services unrelated to the merger in the future.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to RCC, Verizon Wireless, the merger and other participants in the merger that differ from the views of Bear Stearns’ investment banking personnel or Bear Stearns’ written opinion.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade for its own account and for the accounts of its customers equity and debt securities, bank debt and/or other financial instruments issued by RCC and/or Verizon Wireless and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in these securities, bank debt, financial instruments and derivatives.

Interests of RCC’s Directors and Executive Officers in the Merger

When considering the recommendation of RCC’s board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than the interests of RCC shareholders generally, pursuant to certain agreements between such directors and executive officers and us and certain company benefits plans. These interests may be different from, or in conflict with, your interests as a RCC shareholder. The members of our board of directors were aware of these additional interests, and considered them, when they approved the merger agreement. Also, none of the bidders, including Verizon Wireless, have had discussions with our executive officers regarding employment opportunities after the effective time of the merger.

Effect of Awards Outstanding Under RCC’s Stock Plans

As of July 27, 2007, there were approximately 1,143,621 shares of our Class A common stock subject to stock options with an exercise price of less than $45.00 granted under RCC’s equity compensation plans to its directors and executive officers. At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our Class A common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the number of shares of our Class A common stock subject to the stock option, and

•	the excess, if any, of $45.00 over the exercise price per share of such stock option.

The following table summarizes the vested and unvested options with exercise prices of less than $45.00 per share held by RCC’s directors and executive officers as of July 27, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with the cancellation of their stock options.

			Weighted
			Average	Weighted
			Exercise	Average	Consideration	Consideration
	No. of Shares	No. of Shares	Price of	Exercise Price	Resulting from	Resulting from
	Underlying	Underlying	Vested	of Unvested	Vested Stock	Unvested Stock	Total Resulting
	Vested Options	Unvested Options	Options	Options	Options	Options	Consideration

Directors
Anthony J. Bolland	21,000	—	$4.24	—	$856,065	—	$856,065
James V. Continenza	5,250	—	$4.89	—	$210,578	—	$210,578
Paul J. Finnegan	21,000	—	$4.24	—	$856,065	—	$856,065
Jacques Leduc	5,250	—	$4.89	—	$210,578	—	$210,578
George M. Revering	21,000	—	$4.24	—	$856,065	—	$856,065
Don C. Swenson	21,000	—	$4.24	—	$856,065	—	$856,065
George W. Wikstrom	10,500	—	$6.26	—	$406,823	—	$406,823
Executive Officers
Richard P. Ekstrand*	372,170	54,249	$13.92	$12.90	$11,565,950	$1,741,427	$13,307,377
Wesley E. Schultz*	229,967	33,077	$13.36	$11.78	$7,276,031	$1,098,863	$8,374,893
Ann K. Newhall*	273,467	33,077	$13.27	$11.78	$8,676,246	$1,098,863	$9,775,108
David J. Del Zoppo	41,614	1,000	$15.21	$1.25	$1,239,747	$43,750	$1,283,497

Total	1,022,219	121,402			$33,010,211	$3,982,902	$36,993,113

*	Such executive officer is also a director of RCC.

At the effective time of the merger, each restricted stock award, performance restricted stock award, restricted stock unit and performance restricted stock unit outstanding immediately prior to the effective time of the merger granted under RCC’s equity compensation plans will fully vest and such awards will be canceled and represent only the right to receive, on a per share basis, $45.00 in the same manner as shares of our Class A common stock. The following table summarizes the unvested shares of restricted stock, performance restricted stock, restricted stock units and performance restricted stock units held by RCC’s directors and executive officers as of July 27, 2007 and the consideration that each of them will receive pursuant to the merger agreement in connection with these unvested awards.

	No. of Shares of Restricted	No. of Restricted Stock
	Stock and Performance	Units and Performance	Resulting
	Restricted Stock(1)	Restricted Stock Units(2)	Consideration

Directors
Anthony J. Bolland	—	4,161	$187,245
James V. Continenza	—	4,161	$187,245
Paul J. Finnegan	—	4,161	$187,245
Jacques Leduc	—	4,161	$187,245
George M. Revering	—	4,161	$187,245
Don C. Swenson	—	4,161	$187,245
George W. Wikstrom	—	4,161	$187,245
Executive Officers
Richard P. Ekstrand*	38,667	24,815	$3,726,698	(3)
Wesley E. Schultz*	29,000	13,674	$2,572,830	(4)
Ann K. Newhall*	29,000	13,674	$2,572,830	(5)
David J. Del Zoppo	6,750	5,000	$528,750

Total	103,417	86,290	$10,711,823

*	Such executive officer is also a director of RCC.

(1)	The restricted stock awards granted to the executive officers in 2004 and 2005 vest both over the passage of time and upon achievement of performance measures.

(2)	In 2006 and 2007, our directors were granted restricted stock units that vest over time and our executive officers were granted performance restricted stock units that vest over the passage of time and upon achievement of performance measures. Of the performance restricted stock unit grants listed above, 7,952, 4,382 and 4,382 of such grants to Messrs. Ekstrand and Schultz and Ms. Newhall, respectively, do not include additional shares that may equal up to 10% of the award if certain performance measures are achieved. The performance restricted stock unit grant agreements for these awards provide for immediate vesting of the performance restricted stock units upon a change of control in an amount equal to the greater of (i) 100% of the number of shares awarded, or (ii) the actual number of shares that would be earned if the end of the performance period (December 31, 2009), had been the last day of the month immediately preceding the date of the change in control. The performance conditions are based upon cumulative actual EBITDA versus budgeted EBITDA and cumulative actual net postpaid customer adds versus budgeted net postpaid customer adds.

(3)	This amount includes a cash payment to Mr. Ekstrand equal to $870,008, 50% of the value of 38,667 restricted shares vesting as a result of the merger, to cover income taxes payable upon receipt of the shares.

(4)	This amount includes a cash payment to Mr. Schultz equal to $652,500, 50% of the value of 29,000 restricted shares vesting as a result of the merger, to cover income taxes payable upon receipt of the shares.

(5)	This amount includes a cash payment to Ms. Newhall equal to $652,500, 50% of the value of 29,000 restricted shares vesting as a result of the merger, to cover income taxes payable upon receipt of the shares.

The offering of our Class A common stock that was in process at the time of the execution of the merger agreement under RCC’s employee stock purchase plan will continue, RCC may commence a new offering period on or after the date of execution of the merger agreement and prior to the effective time of the merger and RCC will amend such plan to provide that (i) the then-offering period will end on the day immediately prior to the effective date of the merger, (ii) each participant’s outstanding right to purchase shares under the employee stock purchase plan will terminate on such date provided that all amounts allocated to each participant’s account under the employee stock purchase plan shall be used to purchase whole shares of our Class A common stock at the applicable price determined under the terms of the employee stock purchase plan using such date as the final purchase date for such offering period, and (iii) at the effective time of the merger, each participant will receive, in lieu of shares of our Class A common stock, a cash payment equal to the product of such number of shares of our Class A common stock and $45.00.

RCC does not have equity-based incentive awards with respect our Class B common stock or Class M preferred stock.

Amended and Restated Employment Agreements

In 2005, the compensation committee of our board of directors hired an independent consultant to review our compensation arrangements in general and as a result of changes to tax laws that were expected to take effect at some point during that year or the next. As a result of that initial review, the compensation committee hired, in mid-2006, legal counsel to review our then-existing employment and change in control agreements with our executive officers. Such legal counsel suggested various changes to the employment and change in control agreements as a result of its review and due to changes in tax laws.

As a result of the aforementioned review by legal counsel and prompted by the status of our strategic alternatives review, effective June 21, 2007, RCC entered into amended and restated employment agreements with Richard P. Ekstrand, President and Chief Executive Officer, Wesley E. Schultz, Executive Vice President and Chief Financial Officer, and Ann K. Newhall, Executive Vice President and Chief Operating Officer. The new employment agreements are substantially similar to the prior agreements. The agreements are effective as of June 21, 2007, expire on December 31, 2010 and provide for automatic extension on each December 31, for one additional year, unless either party gives notice of its intention not to so extend.

In the event of a “change in control” (as defined in the employment agreements), if the executive’s employment is terminated by RCC other than for just cause (as defined in the employment agreement) in connection with or within 24 months after the occurrence of such change in control, by the executive for good reason (as defined in the employment agreement) within 24 months after the occurrence of a change in control, or by the executive for any reason during the 30-day period following the first anniversary of the change in control, the executive will be entitled (in lieu of any other severance payments) to a lump sum payment equal to 300% of the executive’s annual base salary in effect on the date of termination plus 300% of the greater of the executive’s target short-term incentive for the year of termination or the actual short-term incentive achieved for the year of termination. In addition, RCC will continue to be responsible for payment of all premiums remaining on any long-term care insurance policies being provided by RCC for the benefit of the executive and his or her spouse, and the executive will be allowed to continue to participate in RCC’s group medical, dental, and life plans on the same basis as the executive participated immediately prior to the termination for a period of 18 months following the date of termination. Further, all outstanding awards under any stock compensation plan not otherwise vested will become fully vested and exercisable upon the change in control. The executive is also entitled to a gross-up payment to compensate for any excise tax that may be imposed on the payments and benefits to which he or she is entitled by reason of a change in control.

In the event of any termination of employment, the executives will be subject to noncompetition and nonsolicitation obligations for the remaining term of the employment agreement. In addition, Mr. Ekstrand is entitled to post-retirement medical insurance benefits at the same costs and coverage levels as provided to active executives of RCC.

Amended and Restated Change in Control Agreement

Also as a result of the aforementioned review by legal counsel and prompted by the status of our strategic alternatives review, effective June 21, 2007, RCC entered into an amended and restated change in control agreement with David J. Del Zoppo, Senior Vice President, Finance and Accounting. This agreement provides that if Mr. Del Zoppo’s employment is terminated by RCC other than for “just cause” (as defined in the agreement) or by Mr. Del Zoppo for good reason (as defined in the agreement) within 24 months after the occurrence of a “change in control” (as defined in the agreement), or by Mr. Del Zoppo for any reason during the 30-day period following the first anniversary of the change in control, he will be entitled to be paid an amount equal to the sum of 100% of his annual base salary as in effect on the date of termination and 100% of the greater of his target short-term incentive for the year of termination or the actual short-term incentive achieved for the year of termination. He will also be entitled to continue to participate in RCC’s group medical, dental, and life plans on the same basis as he participated immediately prior to termination for a period of up to six months following termination. Further, any outstanding awards under any RCC stock compensation plan not otherwise vested will become fully vested and exercisable upon the occurrence of a change in control. In addition, he will be entitled to a gross-up payment to compensate him for any excise tax that may be imposed on the payments and benefits to which he is entitled by reason of a change in control.

Potential Cash Severance Payments

The following table shows the estimated potential cash severance payable to our current executive officers based upon an assumed termination date of December 31, 2007 (assuming the termination date is after a change in control), and the estimated present value of continuing coverage of medical and dental coverage and payment for all premiums remaining on any long-term care insurance policies. The table also shows the potential estimated “gross-up payment” to which our executive officers are entitled to in the event that any payments and benefits due to the executives are subject to an excise tax pursuant to Section 4999 of the Code. Such “gross-up” payment is intended to place the executive in the same after-tax position that the executive officer would have been in had no excise tax applied.

	Potential Amount			Potential Total
	of Cash Severance	Potential Estimated	Potential Estimated	Estimated
	Payment	Present Value of Benefits	Gross-up Payment	Consideration

Executive Officers
Richard P. Ekstrand	$3,538,458	$81,522	$2,697,232	$6,317,212
Wesley E. Schultz	$2,184,369	$58,947	$1,624,253	$3,867,569
Ann K. Newhall	$2,184,369	$64,811	$1,686,458	$3,935,638
David J. Del Zoppo	$311,295	$6,370	$224,693	$542,358

Non-Executive Retention and Severance Arrangements

Effective July 13, 2007, RCC has established a severance plan and a retention bonus plan for its non-executive employees. The discretionary stay in place bonus plan provides for lump sum stay bonuses to employees who remain continuously employed by RCC through the effective time of the merger. The bonus payments will range, depending upon the employee’s grade level, from 4 weeks of such employee’s compensation to 14 weeks of compensation and will be paid to the employees as soon as reasonably practicable following the effective time of the merger. The severance benefit plan is intended to provide severance payments to all regular full and part-time employees, other than executives with employment or change in control agreements, who are terminated by RCC other than for “just-cause” or terminate due to a reduction in annual base salary or incentive bonus or a material relocation of the employee’s principal place of employment during the twelve month period immediately following the consummation of the merger. The severance benefit plan provides for lump sum severance payments that range from a minimum of 8 weeks of base compensation to a maximum of 20 weeks of base compensation depending upon the employee’s seniority.

Indemnification and Insurance

The merger agreement provides that Verizon Wireless will cause the surviving corporation in the merger, and Verizon Wireless and the surviving corporation agree, to indemnify the present and former directors and officers of RCC for acts and omissions occurring at or prior to the effective time to the fullest extent permitted by law.

The merger agreement also provides that Verizon Wireless will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses that are the same as the corresponding provisions in existence as of the date of the merger agreement. Verizon Wireless may or may cause the surviving corporation to purchase a directors’ and officers’ liability “tail” insurance policy covering a period of six years following the effective time so long as it provides the same benefits as the current policies maintained by RCC. If Verizon Wireless does not purchase such a “tail” policy, then Verizon Wireless will cause to be maintained by the surviving corporation for a period of six years following the effective time the current directors’ and officers’ liability policies, or may substitute policies of substantially the same coverage containing terms and conditions that are no less advantageous to the insured. In satisfying its obligations, the surviving corporation is not obligated to pay an annual amount in the aggregate in excess of 200% of the amount per annum currently paid or payable by RCC in 2007. If payment of an amount in excess of such cap would be required to purchase or maintain the insurance described in this paragraph, Verizon Wireless and the surviving corporation shall be required to obtain a policy offering as much coverage as can be obtained by paying an annual premium equal to such cap.

Holders of Class M Preferred Stock

Holders of our Class M preferred stock are represented on our board of directors by Paul J. Finnegan and Anthony J. Bolland. See “Ownership of Voting Securities.” While a majority of the holders of our Class M preferred stock have consented to the treatment of the Class M preferred stock as provided for in the merger agreement, no holders of Class M preferred stock have voted in favor of or against, or agreed to vote in favor of or against, the proposal to approve the adoption of the merger agreement and the transactions contemplated thereby. Furthermore, a committee of disinterested directors composed of all of our directors except Messrs. Finnegan, Bolland and the management directors approved the merger agreement and the transactions contemplated thereby.

Legal Proceedings Regarding the Merger

On August 3, 2007, a purported shareholder class action complaint, captioned Joshua Teitelbaum v. Rural Cellular Corporation, et al., was filed by a shareholder of RCC in the District Court of the Seventh Judicial District of the State of Minnesota (Douglas County) against RCC and its directors challenging the proposed merger.

The complaint alleges causes of action for violation of fiduciary duties of care, loyalty, candor, good faith and independence owed to the public shareholders of RCC by the members of our board of directors and acting to put their personal interests ahead of the interests of RCC’s shareholders. The complaint seeks, among other things, to declare and decree that the merger agreement was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable, to enjoin the consummation of the merger and to direct the defendants to exercise their fiduciary duties to obtain a transaction that is in the best interests of RCC’s shareholders and to refrain from entering into any transaction until the process for the sale or auction of RCC is completed and the highest possible price is obtained.

We believe that the lawsuit is without merit and intend to defend vigorously against it.

Dissenters’ Rights

The following description of the applicable provisions of sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, or the MBCA, and the full text of these provisions, which is attached as Annex C to this proxy statement, should be reviewed carefully by any RCC shareholder who wishes to exercise dissenters’ rights or who wishes to preserve the right to do so, since failure to comply with the statutory procedures described below will result in the loss of dissenters’ rights. Any shareholder who forfeits his or her dissenters’ rights by failure to follow these procedures will then receive the merger consideration described in this proxy statement.

The merger agreement constitutes a plan of merger for which shareholder approval is required under the MBCA. Under sections 302A.471 and 302A.473 of the MBCA, RCC shareholders will have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the merger and to obtain payment in cash of the “fair value” of their shares of our Class A and Class B common stock and Class M preferred stock after the merger is completed. The term “fair value” means the value of the shares of our Class A and Class B common stock and Class M preferred stock immediately before the effective time of the merger.

All references in sections 302A.471 and 302A.473 and in this summary to a “shareholder” are to a record holder of the shares of our Class A and Class B common stock and Class M preferred stock. A person having beneficial ownership of shares of our Class A or Class B common stock or Class M preferred stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the following steps summarized below to be completed in a proper and timely manner in order to perfect whatever dissenters’ rights such beneficial owner may have.

Shareholders considering exercising dissenters’ rights should bear in mind that the fair value of their shares determined under sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the merger agreement if they do not seek to have the fair value of their shares separately determined.

Shareholders of record who desire to exercise their dissenters’ rights under the MBCA must satisfy all of the following conditions:

•	Before the special meeting of RCC shareholders to be held on [ ], 2007, the dissenting shareholder must deliver to the Secretary of RCC a written notice of intent to demand fair value for his, her or its shares. The Secretary’s address is as follows: Ann K. Newhall, Secretary, Rural Cellular Corporation, 3905 Dakota Street, S.W., Alexandria, MN 56308. The written demand should specify the shareholder’s name and mailing address, the number of shares owned, and that the shareholder intends to demand the value of the shareholder’s shares. This written demand must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not constitute a demand for appraisal within the meaning of the MBCA.

•	RCC shareholders who elect to exercise their dissenters’ rights under the MBCA must not vote to adopt and approve the merger agreement. A shareholder’s failure to vote against the adoption and approval of the merger agreement will not constitute a waiver of dissenters’ rights. However, if a shareholder returns a signed proxy but does not specify a vote against the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, or direction to abstain, the proxy will be voted for the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger, which will have the effect of waiving the shareholder’s dissenters’ rights.

•	RCC shareholders may not assert dissenters’ rights as to less than all of the shares registered in such holder’s name except where certain shares are beneficially owned by another person but registered in such holder’s name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of our Class A and Class B common stock and Class M preferred stock who is not the record owner of such shares may assert dissenters’ rights as to shares held on such person’s behalf, provided that such beneficial owner submits a written consent of the record owner to RCC at or before the time such rights are asserted.

If the merger agreement is approved by RCC shareholders at the special meeting, the surviving corporation will send a written notice to each shareholder who filed a written demand for dissenters’ rights and who did not vote in favor of the merger agreement. The notice will contain the following information:

•	the address to which the shareholder must send a demand for payment and deliver the stock certificates in order to obtain payment and the date by which they must be received;

•	any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

•	a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them, and to demand payment; and

•	a copy of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed in asserting dissenters’ rights.

In order for a dissenting shareholder to receive fair value for the shareholder’s shares, the shareholder must, within 30 days after the date the notice from the surviving corporation was given, send the shareholder’s stock certificates, and all other information specified in the notice (or comply with any restrictions imposed on transfer of uncertificated shares) to the address identified in such notice, but the dissenting shareholder will retain all other rights of a shareholder until the effective time. After a valid demand for payment and the related stock certificates and other information are received, or after the completion of the merger, whichever is later, the surviving corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the surviving corporation estimates to be the fair value of such shareholder’s shares, with interest.

Remittance will be accompanied by:

•	the surviving corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the merger, together with the latest available interim financial statements;

•	an estimate by the surviving corporation of the fair value of the shareholder’s shares and a brief description of the method used to reach the estimate; and

•	copies of sections 302A.471 and 302A.473 of the MBCA and a brief description of the procedures to be followed if such holder wishes to demand supplemental payment.

If the dissenting shareholder believes that the amount remitted by the surviving corporation is less than the fair value of such holder’s shares, plus interest, the shareholder may give written notice to the surviving corporation of such holder’s own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be delivered to the executive offices of the surviving corporation. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the surviving corporation.

Within 60 days after receipt of a demand for supplemental payment, the surviving corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the surviving corporation, or petition a court for the determination of the fair value of the shares, plus interest. The petition must be filed in the county of Douglas, Minnesota. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the surviving corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the surviving corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court’s determination will be binding on all RCC shareholders who properly exercised dissenters’ rights and did not agree with the surviving corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the surviving corporation. Dissenting shareholders will not be liable to the surviving corporation for any amounts paid by the surviving corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the surviving corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may be assessed against the surviving corporation if the court determines the surviving corporation failed to comply substantially with sections 302A.471 and 302A.473 of the MBCA or against any person whom the court determines acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

The surviving corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on July 30, 2007, the date on which the proposed merger was first announced to the public. The surviving corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters’ rights the notice and all other materials sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters’ rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of July 30, 2007. Any shareholder who did not own shares on July 30, 2007 and who fails properly to demand payment will be entitled only to the amount offered by the surviving corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the surviving corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on July 30, 2007 also will apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on July 30, 2007, except that any such shareholder is not entitled to receive any remittance from the surviving corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

RCC shareholders considering whether to seek dissenters’ rights should bear in mind that the fair value of their RCC Class A or Class B common stock or Class M preferred stock determined under the MBCA could be more than, the same as or less than the value of the right to receive the applicable merger consideration in the merger. Also, RCC and Verizon Wireless reserve the right to assert in any dissenters’ rights proceeding that, for purposes thereof, the “fair value” of our Class A or Class B common stock or Class M preferred stock is less than the value of the applicable merger consideration to be issued in the merger.

Any shareholder who fails to strictly comply with the requirements of sections 302A.471 and 302A.473 of the MBCA, attached as Annex C to this proxy statement will forfeit his, her or its rights to dissent from the merger and to exercise dissenters’ rights and will receive the applicable merger consideration on the same basis as all other shareholders.

THE PROCESS OF DISSENTING REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. THOSE INDIVIDUALS OR ENTITIES WISHING TO DISSENT AND TO EXERCISE THEIR DISSENTERS’ RIGHTS SHOULD CONSULT WITH THEIR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTIONS 302A.471 AND 302A.473 OF THE MBCA. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTIONS 302A.471 AND 302A.473 OF THE MBCA, THE MBCA SHALL CONTROL. SECTIONS 302A.471 AND 302A.473 OF THE MBCA ARE ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND SHOULD BE REVIEWED CAREFULLY.

Form of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Minnesota law, at the effective time of the merger, Merger Sub, an indirect wholly-owned subsidiary of Verizon Wireless and a party to the merger agreement, will merge with and into us. We will survive the merger as an indirect wholly-owned subsidiary of Verizon Wireless.

Merger Consideration

At the effective time of the merger, each outstanding share of our Class A and Class B common stock, other than any such shares owned by Verizon Wireless, AirTouch, Merger Sub or any direct or indirect subsidiary of Verizon Wireless, and shares held by shareholders who perfect their dissenters’ rights, will be converted into the right to receive $45.00 in cash, without interest. Also at the effective time of the merger, each outstanding share of our Class M preferred stock, other than any such shares owned by Verizon Wireless, AirTouch, Merger Sub or any direct or indirect subsidiary of Verizon Wireless, and shares held by shareholders who perfect their dissenters’ rights, will be converted into the right to receive an amount in cash equal to $1,000 plus any unpaid dividends accrued thereon, without interest. Any shares owned by Verizon Wireless, AirTouch, Merger Sub or any direct or indirect subsidiary of Verizon Wireless will be canceled immediately prior to the effective time of the merger.

As of the effective time of the merger, all shares of our Class A and Class B common stock and Class M preferred stock will no longer be outstanding and will automatically be canceled and will cease to exist. Each holder of a certificate representing any shares of our Class A or Class B common stock will cease to have any rights as a shareholder, except the right to receive $45.00 per share in cash, without interest (other than shareholders who have perfected their dissenters’ rights), and each holder of a certificate representing any shares of our Class M preferred stock will cease to have any rights as a shareholder, except the right to receive an amount in cash equal to $1,000 per share plus any unpaid dividends accrued thereon, without interest (other than shareholders who have perfected their dissenters’ rights).

The price of $45.00 per share was determined through arm’s-length negotiations between Verizon Wireless and us.

With respect to the Class M preferred stock, our board of directors also considered that, in connection with the merger, if shares of our Class M preferred stock remained outstanding after the merger, (i) RCC would be obligated to make, but holders of our Class M preferred stock would not be required to accept, a “change of control offer” (as defined in the certificate of designation of the Class M preferred stock) in which such holders would receive an amount of cash per share equal to 101% of the liquidation value of the Class M preferred stock ($1,000) plus accrued and unpaid dividends thereon and (ii) RCC would have the right to redeem the outstanding shares of Class M preferred stock for an amount of cash per share equal to the liquidation value of the Class M preferred stock ($1,000) plus accrued and unpaid dividends thereon. Our board of directors also considered that a buyer would likely not desire to have any securities that are convertible into RCC common stock outstanding after the effective time of the merger. RCC obtained the consent of holders of a majority of the outstanding Class M preferred stock to the cancellation of each share of such stock in the merger in exchange for an amount of cash equal to the liquidation value of the Class M preferred stock ($1,000) plus accrued and unpaid dividends thereon.

Treatment of Stock Options and Other Equity-Based Awards

Stock Options.  As of July 27, 2007, there were 1,400,756 shares of our Class A common stock subject to stock options with an exercise price of less than $45.00 granted under RCC’s equity compensation plans. At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our Class A common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the number of shares of our Class A common stock subject to the stock option, and

•	the excess, if any, of $45.00 over the exercise price per share of such stock option.

Restricted Shares and Performance Shares.  At the effective time of the merger, each restricted stock award, performance restricted stock award, restricted stock unit, performance restricted stock unit and any other stock-based award (other than Company stock options) outstanding immediately prior to the effective time of the merger granted under RCC’s equity compensation plans will fully vest and such awards will be canceled and represent only the right to receive $45.00 per share in the same manner as shares of our Class A common stock.

Employee Stock Purchase Plan.  The offering of our Class A common stock that was in process at the time of the execution of the merger agreement under RCC’s employee stock purchase plan will continue, RCC may commence a new offering period on or after the date of execution of the merger agreement and RCC will amend such plan to provide that (i) the then-offering period will end on the day immediately prior to the effective date of the merger, (ii) each participant’s outstanding right to purchase shares under the employee stock purchase plan will terminate on such date provided that all amounts allocated to each participant’s account under the employee stock purchase plan shall be used to purchase whole shares of our Class A common stock at the applicable price determined under the terms of the employee stock purchase plan using such date as the final purchase date for such offering period, and (iii) at the effective time of the merger, each participant will receive, in lieu of shares of our Class A common stock, a cash payment equal to the product of such number of shares of our Class A common stock and $45.00.

Class B Common Stock and Class M Preferred Stock.  RCC does not have equity-based incentive awards with respect to our Class B common stock or Class M preferred stock.

Effective Time of the Merger

The merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Minnesota or at such later time as is agreed upon by Verizon Wireless and us and specified in such articles of merger. The filing of the articles of merger will occur at the closing, which will take place not later than the second business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such other time as is agreed upon in writing by Verizon Wireless and us. We currently anticipate the merger to be completed in the first half of 2008.

Delisting and Deregistration of RCC’s Class A Common Stock

If the merger is completed, our Class A common stock will be delisted from and will no longer be traded on the Nasdaq Global Market and will be deregistered under the Exchange Act. Following the completion of the merger RCC will no longer be an independent public company.

Summary of Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (each, as defined below) who receive cash in the merger in exchange for shares of our Class A and Class B common stock and Class M preferred stock (“Company Stock”). This summary is for general information only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders of Company Stock. This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the “Internal Revenue Code,” applicable current and proposed U.S. Treasury regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. This summary applies only to holders who hold shares of Company Stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code. This summary does not address all aspects of U.S. federal income taxation that may be relevant to holders of Company Stock in light of their particular circumstances, or that may apply to holders that are subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, cooperatives, traders or dealers in securities or currencies, mutual funds, real estate investment trusts, S corporations, holders subject to the alternative minimum tax, persons who validly exercise appraisal rights, partnerships or other pass-through entities and persons holding shares of Company Stock through a partnership or other pass-through entity, persons who acquired shares of Company Stock in connection with the exercise of employee stock options or otherwise as compensation, United States expatriates, “passive foreign investment companies,” “controlled foreign corporations,” persons who hold shares of Company Stock as part of a hedge, straddle, constructive sale or conversion transaction and persons who hold any equity interest, directly or indirectly through constructive ownership or otherwise, in us after the merger). This summary does not address any aspect of state, local or foreign tax laws or U.S. federal tax laws other than U.S. federal income tax laws.

The summary set forth below is for general information only and is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult its own tax advisor regarding the applicability of the rules discussed below to the holder and the particular tax effects to the holder of the merger, including the application of state, local and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a holder of shares of Company Stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

If shares of Company Stock are held by a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships that hold shares of Company Stock and partners in such partnerships are urged to consult their own tax advisors regarding the tax consequences to them of the merger.

U.S. Holders.  The receipt of cash for shares of Company Stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who surrenders shares of Company Stock for cash in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received in exchange for such shares and the U.S. holder’s adjusted tax basis in such shares. If a U.S. holder acquired different blocks of Company Stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of Company Stock. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares is more than one year at the time of completion of the merger. Long-term capital gains recognized by U.S. holders that are individuals will be subject to a maximum U.S. federal income tax rate of 15%. There are limitations on the deductibility of capital losses.

Cash payments made pursuant to the merger agreement will be reported to holders of Company Stock and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable regulations of the U.S. Treasury. Under the Internal Revenue Code, a U.S. holder of Company Stock (other than a corporation or other exempt recipient) may be subject, under certain circumstances, to information reporting on the cash received in the merger. Backup withholding at a rate of 28% also may apply with respect to the amount of cash received in the merger, unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-US. Holders.  Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the merger, and certain other conditions are met; or

•	RCC is or has been a “United States real property holding corporation” for U.S. federal income tax purposes within the five years preceding the merger.

A non-U.S. holder whose gain is described in the first bullet point above will be subject to tax on its net gain in the same manner as if it were a U.S. holder. In addition, if a non-U.S. holder is a corporation whose gain is described under the first bullet point above, such holder may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits (including such gain) or at such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point above will be subject to tax at a 30% rate on the gain recognized, equal to the difference, if any, between the amount of cash received in exchange for shares of Company Stock and the non-U.S. holder’s adjusted tax basis in such shares, which may be offset by U.S. source capital losses even though the individual is not considered a resident of the United States.

RCC has not determined whether it is a “United States real property holding corporation” for U.S. federal income tax purposes. If RCC is or was a “United States real property holding corporation,” a non-U.S. holder of our stock will be subject to United States federal income tax on the disposition of our stock unless an exemption applies. See also “— Holders of Class B Common Stock and Class M Preferred Stock” below.

Cash received by non-U.S. holders in the merger also will be subject to information reporting, unless an exemption applies. Moreover, backup withholding of tax (at a rate of 28%) may apply to cash received by a non-U.S. holder in the merger, unless the holder or other payee establishes an exemption in a manner satisfactory to the paying agent and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided that the required information is timely furnished to the Internal Revenue Service.

Holders of Class B Common Stock and Class M Preferred Stock.  Ten (10%) percent, or such other amount as is required by law, shall be withheld from the merger consideration payable to a holder of the Class B common stock or the Class M preferred stock unless either (i) such holder provides a certificate, signed under penalties of perjury in a form provided by the relevant withholding agent, that states that such holder is not a foreign person and sets forth such holder’s name, identifying number, and home address (in the case of an individual) or office address (in the case of an entity), or (ii) another exemption to withholding is established to the satisfaction of the relevant withholding agent.

Regulatory Matters

HSR Act

The completion of the merger is subject to expiration or termination of the applicable waiting periods under the HSR Act and the rules thereunder. Under the HSR Act and the rules thereunder, the merger may not be completed unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice and to the Federal Trade Commission and applicable waiting periods expire or are terminated. RCC and Verizon Wireless each intend to file a notification and report form pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. Under the HSR Act, the merger may not be consummated until 30 days after the initial filing (unless early termination of this waiting period is granted) or, if the Antitrust Division of the U.S. Department of Justice or the Federal Trade Commission issues a request for additional information, 30 days after RCC and Verizon Wireless have substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). At any time before the effective time of the merger, the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or others could take action under the antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of RCC or Verizon Wireless or to impose restrictions on the operations of the combined company post closing. There can be no assurance that the merger will not be challenged on antitrust grounds or, if such a challenge is made, that the challenge will not be successful. In addition, state antitrust authorities and private parties in certain circumstances may bring legal action under the antitrust laws seeking to enjoin the merger or seeking conditions to the completion of the merger. Under the merger agreement, subject to certain conditions and limitations, RCC and Verizon Wireless have agreed to use their reasonable best efforts to take all actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act.

Federal Communications Commission

In order to complete the merger, RCC and Verizon Wireless must also obtain approvals from the FCC. RCC, our relevant subsidiaries and Verizon Wireless intend to file shortly the required applications with the FCC seeking approval of the transfer of control over the RCC entities that hold FCC licenses or authorizations to Verizon Wireless. Under the merger agreement, subject to certain conditions and limitations, RCC and Verizon Wireless have agreed to use their reasonable best efforts to take all actions necessary to obtain the approvals required by the FCC.

State Consents and Approvals

RCC may also be required to receive approvals or consents of certain state agencies, including, but not limited to, various public utility commissions or other regulatory agencies, and approvals and consents from the State of Vermont Department of Banking, Insurance, Securities & Health Care Administration with respect to our captive insurance entity, Alexandria Indemnity Corporation.

Amendments of RCC’s Class A and Class B Share Rights Agreements

On July 29, 2007, prior to the execution of the merger agreement, our board of directors approved the Second Amendment to the Class A Share Rights Agreement, dated as of April 30, 1999, as amended on March 31, 2000, between the Company and Wells Fargo Bank, N.A, as successor rights agent, and the Second Amendment to the Class B Share Rights Agreement, dated as of April 30, 1999, as amended on March 31, 2000, between the Company and Wells Fargo Bank, N.A, as successor rights agent (collectively referred to in this proxy statement as the “amendments to the rights agreements”).

The amendments to the rights agreements, among other things, rendered the Class A and Class B share rights agreements inapplicable to Verizon Wireless, AirTouch and Merger Sub solely by virtue of (i) the approval, execution or delivery of the merger agreement, (ii) the public or other announcement of the merger agreement or the transactions contemplated thereby, (iii) the consummation of the merger or (iv) the consummation of any other transactions contemplated by the merger agreement. The amendments to the rights agreements also provided that the Class A and Class B share rights agreements will expire immediately prior to the effective time of the merger if the Class A and Class B share rights agreements have not otherwise terminated. If the merger agreement is terminated, the changes to the Class A and Class B share rights agreements pursuant to the amendments to the rights agreements will be of no further force and effect.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement. This summary is not complete and is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. RCC urges you to read carefully the merger agreement in its entirety because this summary may not contain all the information about the merger agreement that is important to you.

The representations and warranties described below and included in the merger agreement were made as of specific dates and may be subject to important qualifications, limitations and supplemental information agreed to by RCC and Verizon Wireless in connection with negotiating the terms of the merger agreement. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between RCC and Verizon Wireless rather than to establish matters as facts. The merger agreement is described in, and included as Annex A hereto, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding RCC or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, and you should read the information provided elsewhere in this document and in the documents incorporated by reference into this document for information regarding RCC and its business. See “Where You Can Find More Information” beginning on page 61.

Effective Time

The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Minnesota or at such later time as is agreed upon by Verizon Wireless and us and specified in the articles of merger. The filing of the articles of merger will occur on the date of closing, which will take place on the second business day after satisfaction or waiver of the conditions to the closing of the merger set forth in the merger agreement and described in this proxy statement, or at such time as is agreed upon in writing by Verizon Wireless and us.

Conversion of Shares; Procedures for Exchange of Certificates

Except for shares owned by Verizon Wireless, AirTouch, Merger Sub or any direct or indirect subsidiary of Verizon Wireless and shares for which dissenters’ rights have been duly exercised under sections 302A.471 and 302A.473 of the MBCA, shares of our Class A and Class B common stock outstanding immediately prior to the effective time of the merger shall be converted into the right to receive $45.00 per share in cash, without interest, and shares of our Class M preferred stock shall be converted into the right to receive an amount in cash equal to $1,000 per share plus any unpaid dividends accrued thereon, without interest.

Each share of Class A or Class B common stock and Class M preferred stock owned by Verizon Wireless, AirTouch, Merger Sub or any direct or indirect subsidiary of Verizon Wireless shall be canceled and no payment will be made with respect to such shares. Immediately prior to the effective time of the merger, each share of Merger Sub issued and outstanding shall be converted into one share of common stock of the surviving corporation in the merger.

Verizon Wireless will deliver, or cause to be delivered, in trust, to the paying agent, for the benefit of the holders of shares of our Class A and Class B common stock and Class M preferred stock at the effective time of the merger, sufficient funds to pay the aggregate merger consideration. Promptly after the effective time of the merger, RCC will cause the paying agent to send a letter of transmittal and instructions to each holder of shares of our Class A and Class B common stock and Class M preferred stock for use in the exchange of such shares for the applicable merger consideration. After holders of certificates surrender such certificates or book-entry shares and properly complete and execute transmittal materials and deliver such materials to the paying agent, the surrendered certificates or book-entry shares will be canceled, and such holders will be entitled to receive in exchange therefor a cash amount, without interest, equal to the applicable merger consideration for each share of our Class A and Class B common stock and Class M preferred stock represented by such surrendered and canceled certificates or book-entry shares, subject to any required withholding of taxes.

You should not send your Class A or Class B common stock or Class M preferred stock certificates to the paying agent until you have received the transmittal materials from the paying agent. Do not return your Class A or Class B common stock or Class M preferred stock certificates with the enclosed proxy, and do not forward your stock certificates to the paying agent without a letter of transmittal.

If you own shares of our Class A or Class B common stock or Class M preferred stock that are held in “street name” by your broker, nominee, fiduciary or other custodian, you will receive instructions from your broker, nominee, fiduciary or other custodian as to how to surrender your “street name” shares and receive cash for those shares.

Dissenters’ Shares

Shares of our Class A and Class B common stock and Class M preferred stock which are issued and outstanding prior to the effective time of the merger and held by a holder who has properly exercised his, her or its dissenters’ rights in accordance with sections 302A.471 and 302A.473 of the MBCA will not be converted into the right to receive the merger consideration, unless and until such holder fails to perfect, withdraws or loses the right to dissent. We have agreed to give Verizon Wireless prompt notice of any demands we receive for appraisal of shares of our Class A and Class B common stock and Class M preferred stock, and Verizon Wireless has the right to direct all negotiations and proceedings with respect to such demands. We have agreed not to make any payment with respect to, or settle or offer to settle, any such demands without the prior written consent of Verizon Wireless.

Treatment of Stock Options and Other Equity-Based Awards

Stock Options.  As of July 27, 2007, there were 1,400,756 shares of our Class A common stock subject to stock options with an exercise price of less than $45.00 granted under RCC’s equity compensation plans. At the effective time of the merger, each outstanding option, whether or not vested or exercisable, to acquire our Class A common stock will be canceled, and the former holder of each stock option will be entitled to receive an amount in cash, without interest and less any applicable withholding tax, equal to the product of:

•	the number of shares of our Class A common stock subject to the stock option, and

•	the excess, if any, of $45.00 over the exercise price per share of such stock option.

Restricted Shares and Performance Shares.  At the effective time of the merger, each restricted stock award, performance restricted stock award, restricted stock unit, performance restricted stock unit and any other stock-based award (other than Company stock options) outstanding immediately prior to the effective time of the merger granted under RCC’s equity compensation plans will fully vest and such awards will be canceled and represent only the right to receive $45.00 per share in the same manner as shares of our Class A common stock.

Employee Stock Purchase Plan.  The offering of our Class A common stock that was in process at the time of the execution of the merger agreement under RCC’s employee stock purchase plan will continue, RCC may commence a new offering period on or after the date of execution of the merger agreement and RCC will amend such plan to provide that (i) the then-offering period will end on the day immediately prior to the effective date of the merger, (ii) each participant’s outstanding right to purchase shares under the employee stock purchase plan will terminate on such date provided that all amounts allocated to each participant’s account under the employee stock purchase plan shall be used to purchase whole shares of our Class A common stock at the applicable price determined under the terms of the employee stock purchase plan using such date as the final purchase date for such offering period, and (iii) at the effective time of the merger, each participant will receive, in lieu of shares of our Class A common stock, a cash payment equal to the product of such number of shares of our Class A common stock and $45.00.

Class B Common Stock and Class M Preferred Stock.  RCC does not have equity-based incentive awards with respect to our Class B common stock or Class M preferred stock.

Employee Benefits

The parties have agreed that for a period of one year following the effective time of the merger, Verizon Wireless will provide, or cause the surviving corporation to provide, RCC’s employees with base salary or wage rates, cash incentive compensation opportunities and other cash compensation, that, in the aggregate, are not less than those in effect for each employee immediately prior to the effective time of the merger. In addition, Verizon Wireless will, or will cause the surviving corporation to, either (i) maintain RCC’s employee benefit plans (including retirement benefits, but excluding equity compensation plans or other plans that are required to be terminated pursuant to the merger agreement), at the benefit levels in effect as of the date of the execution of the merger agreement, or (ii) provide employee benefit plans (including retirement benefits) that, in the aggregate, are not less favorable to each employee than those in effect for Verizon Wireless employees who are similarly situated to the RCC employees after the effective time of the merger. In determining the total compensation to be provided following the effective time of the merger to each employee who participated in RCC’s equity-based plans (other than the employee stock purchase plan), but is not expected to receive equity-based awards under Verizon Wireless’ programs, during the first year following the effective time of the merger, Verizon Wireless will cause the surviving corporation to evaluate whether any adjustment in other elements of compensation should be made to reflect such lost participation and the surviving corporation will make any such adjustment that Verizon Wireless and the surviving corporation determine to be appropriate.

From and after the effective time of the merger, Verizon Wireless has agreed to honor or cause the surviving corporation to honor, in accordance with their terms, all of RCC’s incentive, bonus, employment, severance and other agreements, plans and arrangements as in effect immediately prior to the execution of the merger agreement. In addition, with respect to each benefit plan, program, practice, policy or arrangement maintained by Verizon Wireless or its subsidiaries following the effective time of the merger and in which RCC employees will participate, for purposes of determining eligibility to participate and vesting, service with RCC and its subsidiaries (or predecessor employers to the extent we provide past service credit) shall be treated as service with Verizon Wireless and/or any applicable subsidiaries, except where recognition of service will result in duplication of benefits.

Representations and Warranties

Subject to certain exceptions, we made a number of representations and warranties to Verizon Wireless, AirTouch and Merger Sub relating to, among other things:

•	our corporate organization, subsidiaries and similar corporate matters;

•	our and our subsidiaries’ capital structures;

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and related matters with respect to RCC;

•	the absence of violations or breach of our organizational documents or provisions of applicable law, or the default or requirement of consent under any agreement or instrument legally binding on RCC or our subsidiaries as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby by RCC;

•	financial statements and documents that we have filed with or furnished to the SEC since January 1, 2005 and our internal controls and procedures in connection therewith;

•	the absence of undisclosed liabilities;

•	since January 1, 2007, the absence of a “company material adverse effect”;

•	the conduct of our business since January 1, 2007, including the absence of certain actions which we are prohibited from taking as described under “Conduct of the Business Pending the Merger”;

•	legal proceedings and governmental orders;

•	tax matters;

•	our employee benefit plans and agreements and matters relating to the Employee Retirement Income Security Act and other related matters;

•	environmental matters;

•	intellectual property matters;

•	compliance with applicable laws;

•	permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises from any governmental authority necessary to conduct our and our subsidiaries’ business;

•	the validity and enforceability of our material contracts, and the absence of any breaches, violations or defaults under our material contracts;

•	this proxy statement and the accuracy of information supplied by us in connection with this proxy statement;

•	the inapplicability of our rights plans to the merger.

•	our board of directors’ actions with respect to Minnesota’s antitakeover statutes, Sections 302A.671, 302A.673 of the MBCA and Section 80B.subd.8 of the Minnesota Statutes;

•	fees or commissions owed by us in connection with the transactions contemplated by the merger agreement;

•	the opinion we received from Bear Stearns, one of our financial advisors in connection with the merger; and

•	agreements between us and any of our officers or directors or shareholders holding more than 5% of our stock.

Verizon Wireless, AirTouch and Merger Sub made a number of representations and warranties to us in the merger agreement relating to, among other things:

•	their corporate organization and similar corporate matters;

•	the authorization, execution, delivery and performance of the merger agreement and the transactions contemplated thereby and related matters with respect to Verizon Wireless, AirTouch and Merger Sub;

•	the absence of violations or breach of Verizon Wireless’, AirTouch’s or Merger Sub’s organizational documents or provisions of applicable law, or the default or requirement of consent under any agreement or instrument legally binding on Verizon Wireless, AirTouch or Merger Sub as a result of the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated thereby by Verizon Wireless, AirTouch or Merger Sub;

•	the availability of funds necessary for Verizon Wireless, AirTouch and Merger Sub to pay the merger consideration;

•	the accuracy of information supplied in writing by Verizon Wireless, AirTouch or Merger Sub in connection with this proxy statement;

•	the formation and operations of Merger Sub;

•	fees or commissions owed by Verizon Wireless, AirTouch and Merger Sub in connection with the transactions contemplated by the merger agreement;

•	Verizon Wireless’, AirTouch’s and Merger Sub’s and their affiliates’ ownership of our capital stock;

Our, Verizon Wireless’, AirTouch’s and Merger Sub’s representations and warranties do not survive the effective time of the merger, except for covenants or agreements that by their terms are to be performed after the effective time of the merger.

Conduct of Business Pending the Merger

Except with the prior written consent of Verizon Wireless and subject to specified other exceptions, from July 29, 2007 until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with the termination provisions thereof, we have agreed that we and our subsidiaries will conduct our business only in the ordinary and usual course of business in all material respects consistent with past practice, and, to the extent consistent therewith, we and our subsidiaries are to use commercially reasonable efforts to preserve intact our and their current business organization and preserve our and their relationships with customers, suppliers and others having business dealings with us or them. In addition, the merger agreement provides that, prior to the effective time of the merger, and subject to specified exceptions, neither RCC nor any of its subsidiaries will, without the prior written consent of Verizon Wireless:

•	except for shares to be issued or delivered pursuant to awards issued prior to the July 29, 2007, in connection with RCC’s employee stock purchase plan, as may be required under employment agreements executed prior to July 29, 2007, or as required by our articles of incorporation (including any certificates of designation of any of our preferred stock) upon the conversion of any shares of our outstanding preferred stock into Class A or Class B common stock, issue, deliver, sell, dispose of, grant, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, grant or pledge or other encumbrance of (1) any additional shares of capital stock of any class or any other ownership or voting interest of RCC or any of our subsidiaries, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or any other ownership or voting interests of RCC or any of our subsidiaries, or any rights, warrants, options, calls, commitments or any other agreements to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other ownership or voting interest of RCC or any of our subsidiaries, or (2) any other securities of RCC or any of its subsidiaries in respect of, in lieu of, or in substitution for, shares of capital stock or other ownership or voting interests of RCC or any of our subsidiaries outstanding on July 29, 2007;

•	except pursuant to RCC’s employee stock purchase plan and any other equity plans in the ordinary course of business consistent with past practice, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any outstanding capital stock of RCC or our subsidiaries;

•	split, combine, subdivide or reclassify any capital stock of RCC;

•	set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock of RCC or otherwise make any payments to shareholders in their capacity as such, other than mandatory dividends on our 12 1/4% junior exchangeable preferred stock or Class M preferred stock in accordance with the terms of their respective certificates of designation, and except for dividends by a wholly-owned subsidiary of RCC;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of RCC or any of its subsidiaries, other than the merger;

•	adopt any amendments to its articles of incorporation or amended and restated bylaws, alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary, or enter into or materially amend any agreement or engage in any transaction with any of its officers or directors (or their immediate family members) or any holder of 5% or more of any class of RCC’s capital stock;

•	make any material acquisition, by means of merger, consolidation or otherwise, or lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including through securitizations), or subject to any lien or otherwise dispose of, any material portion of its properties, assets or rights, except for transactions among RCC and our subsidiaries, or among our subsidiaries;

•	other than in the ordinary course of business consistent with past practice and except for borrowing under RCC’s revolving credit facility from time to time, incur, assume or otherwise become liable for, or prepay, any indebtedness for borrowed money (directly, contingently or otherwise) or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to RCC or any wholly-owned subsidiary of RCC;

•	other than in the ordinary course of business consistent with past practice, enter into any “company material contract” (as defined in the merger agreement);

•	terminate or materially amend, or otherwise waive, release or assign any material rights under, any “company material contract;”

•	change any of the accounting methods used by RCC unless required by generally accepted accounting principles or applicable law;

•	materially change any method of tax accounting, enter into any closing agreement with respect to any material tax liability, settle or compromise any material tax liability, make, revoke or change any material tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material tax liabilities, file any material amended tax return or obtain any material tax ruling;

•	except as contemplated by our current employee benefit plans as disclosed to Verizon Wireless prior to July 29, 2007 or as otherwise required by law, (i) modify the compensation or other benefits payable or to become payable to directors or officers or, except in the ordinary course of business consistent with past practice, any other employee of RCC or any of our subsidiaries, (ii) enter into any severance or termination agreement with, or pay any severance or termination benefit to, any employee except in the ordinary course of business consistent with past practice, (iii) establish, adopt or enter into a collective bargaining agreement, (iv) except in connection with ordinary course annual renewals, modify the benefits under, establish, amend, terminate or adopt any “company plan” (as defined in the merger agreement) (or any plan, agreement or arrangement that would be a “company plan” (as defined in the merger agreement) once so established or adopted), or (v) grant or agree to pay any retention award, bonus or other benefit to any employee of RCC in connection with any sale of RCC;

•	make or commit to any capital expenditures (including expenditures to acquire wireless spectrum), other than in the ordinary course of business and, in any event, (i) not more than 103% of the aggregate amount contemplated in the Company’s capital expenditure budget for the current fiscal year previously provided to Verizon Wireless, reduced for the period through December 31, 2007, and (ii) during the year of 2008 not in excess of $73 million in the aggregate and not more than $25 million in any fiscal quarter;

•	assign, transfer, cancel, fail to renew or fail to extend any FCC license or material state license, except for cancellation or modifications of FCC licenses for microwave facilities in the ordinary course of business consistent with past practice, cancellations or modifications of FCC licenses for microwave facilities in connection with negotiated relocation agreements in accordance with Section 27.111, et seq. and Section 101.69, et seq. of the FCC Rules or in connection with the discontinuation of RCC’s paging operations;

•	waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlement or compromises that involve only the payment of monetary damages not in excess of $1 million in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount in the aggregate, in each case, other than in the ordinary course of business consistent with past practice;

•	enter into any “non-compete” or similar agreement or any contracts establishing exclusive dealing arrangements that would restrict the business of the surviving corporation or its affiliates following the merger, or any contract purporting to bind non-controlled affiliates of RCC or of the surviving corporation;

•	take any action (other than lobbying activity) that may impose new (unless they are less burdensome than those in place at the time) or additional material regulatory requirement on the surviving corporation or any of its affiliates;

•	authorize, recommend, propose or announce an intention to do any of the foregoing; or

•	enter into any contract to do any of the foregoing.

No Solicitation of Third Parties by RCC

Neither we nor our affiliates will, nor will we or they authorize or permit any of our or their respective representatives to (and we or they will use our or their respective reasonable best efforts to cause such persons not to):

•	solicit or initiate, encourage or facilitate, directly or indirectly, any competing proposal;

•	enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any competing proposal; or

•	continue or otherwise participate in discussions regarding, or furnish any information or data or provide access to our properties with respect to, or otherwise take any action to knowingly facilitate the making of, any proposal that (x) constitutes a competing proposal or (y) requires us to effect a change of recommendation.

A “competing proposal” means any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Verizon Wireless, AirTouch, Merger Sub or any affiliates thereof to acquire beneficial ownership of all or more than 15% of the assets of RCC and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of RCC, whether by merger, sale of shares of stock, sale of assets or otherwise.

A “change of recommendation” means our board of directors or any committee thereof withdrawing, modifying or qualifying in any manner adverse to Verizon Wireless the recommendation by our board of directors that our shareholders approve the adoption of the merger agreement and the transactions contemplated thereby or making any statement in connection with the special meeting inconsistent with such recommendation including, without limitation, approving or recommending any competing proposal or failing to recommend the approval of the adoption of the merger agreement.

Nevertheless, prior to the shareholders having approved the adoption of the merger agreement and the transactions contemplated thereby, in the event that we receive an unsolicited written competing proposal, we and our board of directors may participate in negotiations with, or furnish any information to, any such person making such written competing proposal if our board of directors determines in good faith that (i) the competing proposal is a superior proposal and (ii) the failure to furnish such information or participate in such negotiations could be reasonably expected to be inconsistent with its fiduciary duties to our shareholders under applicable law.

A “superior proposal” means a competing proposal that (A) is reasonably likely to result in terms which are more favorable from a financial point of view to our shareholders than the merger and the other transactions contemplated by the merger agreement and (B) is reasonably capable of being consummated.

We have also agreed that our board of directors will not, directly or indirectly:

•	effect a change of recommendation; or

•	approve any agreement, arrangement or understanding relating to any competing proposal.

Notwithstanding the foregoing, at any time prior to our shareholders approving the adoption of the merger agreement and the transactions contemplated thereby, our board of directors may, in response to a superior proposal or an intervening event, after having determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties to our shareholders under applicable law, effect a change of recommendation, provided that our board of directors may not effect a change of recommendation unless:

•	it has first provided prior written notice to Verizon Wireless that it is prepared to effect a change of recommendation in response to a superior proposal or an intervening event; and

•	Verizon Wireless does not make, within five business days after the receipt of such notice, a proposal that our board of directors determines in good faith is at least as favorable to the holders of our Class A and Class B common stock as such superior proposal or obviates the need for a change of recommendation as a result of an intervening event, as the case may be.

An “intervening event” means an event, unknown to our board of directors as of the date of the merger agreement, which becomes known prior to our shareholders approving the adoption of the merger agreement and the transactions contemplated thereby.

We have agreed that, during the five business day period prior to our board of directors effecting a change of recommendation, we and our representatives will negotiate in good faith with Verizon Wireless and its representatives regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Verizon Wireless. Notwithstanding any change of recommendation, Verizon Wireless will have the option, exercisable within five business days after such change of recommendation, to cause our board of directors to submit the merger agreement to our shareholders for the purpose of approving the adoption of the merger agreement and approving the merger. If Verizon Wireless exercises such option, Verizon Wireless shall not be entitled to terminate this merger agreement as a result of such change of recommendation. If Verizon Wireless fails to exercise such option, each of Verizon Wireless and RCC may terminate the merger agreement, as a result of which a termination fee will be payable to Verizon Wireless, as described below.

Conditions to the Closing of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted, waiver of various conditions, which include the following:

•	the merger agreement is approved and adopted by our shareholders at the special meeting;

•	there is not in effect any order of a governmental entity directing that the transactions contemplated by the merger agreement not be consummated; and

•	the waiting periods required under the HSR Act have expired or been terminated, all approvals and authorizations required to be obtained from the FCC or any public utility commission have been obtained (and, in the case of any of the foregoing required to be obtained from the FCC, has become final) and any governmental consent the failure of which to obtain would provide a reasonable basis for criminal liability or any other enforcement action has been obtained.

Verizon Wireless, AirTouch and Merger Sub will not be obligated to effect the merger unless, among other things, the following conditions are satisfied or waived:

•	(i) each of our representations and warranties qualified by reference to “company material adverse effect,” made as if such representations and warranties did not contain any such qualification, and the representation and warranty with respect to material orders must be true and correct in all respects when made and as of closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a “company material adverse effect,” and (ii) each of our other representations and warranties, made as if such representations and warranties did not contain any qualification as to materiality, shall be true and correct in all material respects when made and as of the closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); however, the representations and warranties with respect to capitalization and corporate authority must be true and correct in all respects (other than de minimis inaccuracies with respect to capitalization) as of the closing;

•	we have performed and complied with in all material respects our obligations under the merger agreement;

•	a certain third-party consent has been obtained; and

•	no “distribution date” (as defined in the Class A and Class B share rights agreements) has occurred.

We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

•	(i) each of the representations and warranties of Verizon Wireless, AirTouch and Merger Sub qualified by reference to “parent material adverse effect,” made as if such representations and warranties did not contain any such qualification, shall be true and correct in all respects, when made and as of closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a “parent material adverse effect,” and (ii) each of the other representations and warranties of Verizon Wireless, AirTouch or Merger Sub, made as if such representations and warranties did not contain any qualification as to materiality, shall be true and correct in all material respects when made and as of closing (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); and

•	each of Verizon Wireless, AirTouch and Merger Sub has performed and complied with in all material respects all of their respective obligations under the merger agreement.

Termination of the Merger Agreement

We and Verizon Wireless can terminate the merger agreement under certain circumstances, including:

•	by mutual written agreement;

•	if any governmental entity issues an order or takes any other action prohibiting the merger and such order or action becomes final and nonappealable, provided that the party seeking to terminate the merger agreement pursuant to this provision must have complied with its obligations under the merger agreement to use its reasonable best efforts to have vacated and otherwise oppose such order or other action and to otherwise cause the conditions to closing to be satisfied;

•	if our shareholders have not approved the adoption of the merger agreement and the transactions contemplated thereby at the special meeting; or

•	if the effective time of the merger has not occurred on or before August 31, 2008, provided that a party may not terminate for such reason (i) if its failure to fulfill any of its obligations resulted in the merger not occurring on or prior to such date or (ii) prior to the 60th day after a required governmental consent has been obtained, if the closing has not occurred by August 31, 2008 solely because such consent has not become a final order.

We can terminate the merger agreement:

•	if Verizon Wireless, AirTouch or Merger Sub has failed to perform in any material respect any of their material obligations, subject to a thirty-day cure period for failures that can be cured; or

•	if our board of directors has effected a change of recommendation, Verizon Wireless has failed to exercise its option to cause our board of directors to submit the merger agreement to our shareholders and we pay Verizon Wireless a $55 million termination fee.

Verizon Wireless can terminate the merger agreement:

•	if we have failed to perform in any material respect any of our material obligations, subject to a thirty-day cure period for failures that can be cured; or

•	if our board of directors effects a change of recommendation and Verizon Wireless has failed to exercise its option to cause our board of directors to submit the merger agreement to our shareholders.

Termination Fees and Expenses

The merger agreement requires that we pay Verizon Wireless a termination fee of $55 million (less any previously-paid reimbursement of expenses to Verizon Wireless, as described below) if:

•	Verizon Wireless terminates the merger agreement due to a breach of our obligations with respect to the special meeting or our obligations with respect to not soliciting third parties;

•	Verizon Wireless does not exercise its option to cause our board of directors to submit the merger agreement to our shareholders and terminates the merger agreement due to our board of directors effecting a change of recommendation; or

•	we terminate the merger agreement after our board of directors has effected a change of recommendation and Verizon Wireless has failed to exercise its option to cause our board of directors to submit the merger agreement to our shareholders.

We are also required to pay Verizon Wireless a termination fee of $55 million (less any previously-paid reimbursement of expenses to Verizon Wireless, as described below) if:

•	either we or Verizon Wireless terminate the merger agreement due to the failure of our shareholders to approve the adoption of the merger agreement and the transactions contemplated thereby at the special meeting; and

•	prior to the special meeting:

•	a competing proposal becomes publicly known and is not withdrawn and, within one year after the termination, we consummate, enter into a definitive agreement in respect of, or our board of directors approves or recommends any competing proposal; or

•	a competing proposal becomes publicly known and is withdrawn and, within one year after the termination, we consummate, enter into a definitive agreement in respect of, or our board of directors approves or recommends, a competing proposal with the person that made such previously-withdrawn competing proposal.

For purposes of determining whether we pay Verizon Wireless a termination fee, the term “competing proposal” has the same meaning as throughout the rest of the merger agreement except that all references to 15% are deemed to be 50%.

We have also agreed to reimburse Verizon Wireless, AirTouch and Merger Sub for expenses up to a maximum of $10 million if (i) the merger agreement is terminated due to the failure of our shareholders to approve the adoption of the merger agreement and the transactions contemplated thereby at the special meeting and (ii) prior to the special meeting, a competing proposal becomes publicly known and is not withdrawn.

Indemnification and Insurance

The merger agreement provides that Verizon Wireless will cause the surviving corporation in the merger, and Verizon Wireless and the surviving corporation agree, to indemnify the present and former directors and officers of RCC for acts and omissions occurring at or prior to the effective time to the fullest extent permitted by law.

The merger agreement also provides that Verizon Wireless will maintain in effect provisions in the surviving corporation’s organizational documents related to indemnification and advancement of expenses that are the same as the corresponding provisions in existence as of the date of the merger agreement. Verizon Wireless may or may cause the surviving corporation to purchase a directors’ and officers’ liability “tail” insurance policy covering a period of six years following the effective time so long as it provides the same benefits as the current policies maintained by RCC. If Verizon Wireless does not purchase such a “tail” policy, then Verizon Wireless will cause to be maintained by the surviving corporation for a period of six years following the effective time the current directors’ and officers’ liability policies, or may substitute policies of substantially the same coverage containing terms and conditions that are no less advantageous to the insured. In satisfying its obligations, the surviving corporation is not obligated to pay an annual amount in the aggregate in excess of 200% of the amount per annum currently paid or payable by RCC in 2007. If payment of an amount in excess of such cap would be required to purchase or maintain the insurance described in this paragraph, Verizon Wireless and the surviving corporation shall be required to obtain a policy offering as much coverage as can be obtained by paying an annual premium equal to such cap.

Material Adverse Effect

Several of our representations and warranties in the merger agreement are qualified by reference to whether the failure of such representation or warranty to be true has had, and would reasonably be expected to have, individually or in the aggregate, a “company material adverse effect.” “Company material adverse effect” means any material adverse change in, or material adverse effect on, (x) our ability to perform our obligations under the merger agreement or to consummate the transactions contemplated thereby or (y) the business, financial condition, continuing operations or results of operations of us and our subsidiaries, taken as a whole, other than changes, events, effects or circumstances relating to (i) the industries and markets in which we and our subsidiaries operate, (ii) national or international economic conditions, (iii) the U.S. financial and securities markets, (iv) the execution of the merger agreement, the announcement of the merger agreement or the pendency or consummation of the transactions contemplated thereby, (v) any acts of terrorism or war, (vi) changes in any laws (including, without limitation, laws with respect to Universal Service Funding) or accounting regulations or principles applicable to us or any of our subsidiaries, (vii) any action taken at the request of Verizon Wireless, AirTouch or Merger Sub, (viii) any failure by us or our subsidiaries to meet earnings estimates or financial projections (but not the underlying causes of such failure) and (ix) the termination for convenience or nonrenewal, not resulting from a breach by us, of a contract, agreement or arrangement between us and any competitor of Verizon Wireless by such competitor is also excluded from the determination of company material adverse effect; provided that the effect of the changes in clauses (i), (ii), (iii), (v) and (vi) shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on us.

Several of the representations and warranties of Verizon Wireless, AirTouch and Merger Sub in the merger agreement are qualified by reference to whether the failure of such representation or warranty to be true has had, and would reasonably be expected to have, individually or in the aggregate, a “parent material adverse effect.” “Parent material adverse effect” means any material adverse change in, or material adverse effect on, the ability of any of Verizon Wireless, AirTouch or Merger Sub to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby.

Amendment and Waiver of the Merger Agreement

Subject to applicable law, the merger agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of our shareholders, by written agreement of the parties to the merger agreement, by action taken by their respective boards of directors (or individuals holding similar positions), at any time prior to the effective time of the merger, except that after our shareholders have approved the adoption of the merger agreement and the transactions contemplated thereby, no amendment, modification or supplement may reduce or change the merger consideration or adversely affect the rights of our shareholders without the approval of such shareholders.

Any failure of any of the parties to the merger agreement to comply with any obligation, covenant, agreement or condition in the merger agreement may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

OWNERSHIP OF VOTING SECURITIES

Common Stock.  The following table sets forth information provided to us by the holders, or contained in our stock ownership records, regarding beneficial ownership of our common stock as of July 27, 2007 (except as otherwise noted) by:

•	each person known by us to be the beneficial owner of more than 5% of any class of our outstanding common stock;

•	each Named Executive Officer (as defined in the rules of the Securities and Exchange Commission);

•	each director; and

•	all directors and executive officers as a group.

Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed. A “currently exercisable” option is an option exercisable as of, or becoming exercisable within 60 days following, July 27, 2007.

	Class A		Class B
	Amount and		Amount and
	Nature of		Nature of		Percentage of
	Beneficial	Percentage	Beneficial	Percentage	Combined
Name and Address of Beneficial Owner	Ownership	of Class	Ownership	of Class	Voting Power

Kevin Douglas(1)	1,619,000	10.5%	—	—	8.0%
1101 Fifth Avenue, Suite 360 San Rafael, CA 94901
Kingdon Capital Management, LLC(2)	1,241,296	8.1	—	—	6.2
152 West 57th Street, 50th Floor New York, NY 10019
Eric Semler(3)	1,206,708	7.8	—	—	6.0
888 Seventh Avenue, Suite 1504 New York, NY 10019
Madison Dearborn Partners(4)	1,198,574	7.2	—	—	5.9
Three First Plaza, Suite 330 Chicago, IL 60602
Philippe Laffont(5)	968,631	6.3	—	—	4.8
126 East 56th Street New York, NY 10022
Boston Ventures Management, Inc.(6)	806,050	5.0	—	—	4.0
125 High Street, 17th Floor Boston, MA 02110
Telephone & Data Systems, Inc.(7)	586,799	3.8	132,597	55.9%	9.5
30 North LaSalle Street Chicago, IL 60602
Garden Valley Telephone Co.	85,418	*	45,035	19.0	2.7
201 Ross Avenue Erskine, MN 56535
North Holdings, Inc.	97,276	*	32,708	13.8	2.1
P.O. Box 211 Lowry, MN 56349
HTC Services, Inc.	—	—	20,488	8.6	1.0
345 2nd Avenue West Halstad, MN 56548

	Class A		Class B
	Amount and		Amount and
	Nature of		Nature of		Percentage of
	Beneficial	Percentage	Beneficial	Percentage	Combined
Name and Address of Beneficial Owner	Ownership	of Class	Ownership	of Class	Voting Power

Richard P. Ekstrand(8)	553,057	3.5	32,708	13.8	4.3
Anthony J. Bolland(6)	806,050	5.0	—	—	4.0
James V. Continenza(9)	5,250	*	—	—	*
Paul J. Finnegan(4)	1,198,574	7.2	—	—	5.9
Jacques Leduc(9)	5,250	*	—	—	*
Ann K. Newhall(10)	315,029	2.0	—	—	1.5
George M. Revering(11)	114,850	*	—	—	*
Wesley E. Schultz(12)	286,642	1.8	—	—	1.4
Don C. Swenson(11)	21,000	*	—	—	*
George W. Wikstrom(13)	43,633	*	—	—	*
David J. Del Zoppo(14)	52,094	*	—	—	*
All directors and executive officers as a group (11 persons)(15)	3,401,429	18.5	32,708	13.8	17.6

*	Denotes less than 1%

(1)	Based on Form 4 dated July 10, 2007, filed jointly on behalf of Kevin Douglas, Michelle Douglas, the Douglas Family Trust, the James Douglas and Jean Douglas Irrevocable Descendants’ Trust, the Estate of Cynthia Douglas, and James E. Douglas III.

(2)	Based on Schedule 13F dated March 31, 2007, filed on behalf of Kingdon Capital Management, LLC and M. Kingdon Offshore Ltd.

(3)	Based on Schedule 13F dated March 31, 2007, filed jointly by Eric Semler, TCS Capital GP, LLC, and TCS Capital Investments, L.P.

(4)	Based on Schedule 13D dated April 13, 2000 (the “April 2000 13D”), filed jointly by Boston Ventures Company V, L.L.C., Boston Ventures Limited Partnership V, Madison Dearborn Capital Partners III, L.P., Madison Dearborn Partners III, L.P., Madison Dearborn Partners, LLC, Madison Dearborn Special Equity III, L.P., Special Advisors Fund I, LLC, The Toronto-Dominion Bank, Toronto Dominion Holdings (U.S.A.), Inc. and Toronto Dominion Investments, Inc. Reflects 1,177,574 shares of Class A common stock into which the 55,000 shares of Class M convertible preferred stock held by certain affiliates of Madison Dearborn Partners, LLC may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 21,000 shares of Class A common stock that may be issued upon exercise of currently exercisable options. Paul J. Finnegan is a Managing Director of Madison Dearborn Partners, Inc., an affiliate of Madison Dearborn Partners, LLC.

(5)	Based on Schedule 13F dated March 31, 2007.

(6)	Based on the April 2000 13D. Reflects 785,050 shares of Class A common stock into which 36,667 shares of Class M convertible preferred stock owned by Boston Ventures Limited Partnership V may be converted. The shares of Class M preferred stock may vote on all matters submitted for a vote of the holders of the common stock on an as-converted basis. Also includes 21,000 shares of Class A common stock that may be issued upon exercise of currently exercisable options. Anthony J. Bollard is a general partner of Boston Ventures Management, Inc., an affiliate of Boston Ventures Limited Partnership V.

(7)	Based on Schedule 13G/A dated February 14, 2006, filed jointly by Telephone and Data Systems, Inc., Arvig Telephone Company, Mid-State Telephone Company, United States Cellular Corporation, United States Cellular Investment Company, LLC, TDS Telecommunications Corporation, USCCI Corporation, TDSI Telecommunications Corporation, and the Trustees of the TDS Voting Trust.

(8)	Includes 97,276 shares of Class A common stock and 32,708 shares of Class B common stock owned by North Holdings, Inc., of which Mr. Ekstrand is the sole shareholder and president, and 500 shares of Class A common stock held by or on behalf of one of Mr. Ekstrand’s children. Also includes 372,170 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(9)	Includes 5,250 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(10)	Includes 273,467 shares of Class A common stock that may be purchased upon exercise of currently exercisable options. Also includes 5,000 shares of Class A common stock held by Ms. Newhall’s spouse and 1,000 shares of Class A common stock held in an IRA account.

(11)	Includes 21,000 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(12)	Includes 229,967 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(13)	Includes 10,500 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(14)	Includes 41,614 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

(15)	Includes 1,962,624 shares of Class A common stock into which 91,667 shares of Class M convertible preferred stock may be converted and 1,022,218 shares of Class A common stock that may be purchased upon exercise of currently exercisable options.

Junior Exchangeable Preferred Stock.  Because we have failed to pay the dividends on our 12 1/4% junior exchangeable preferred stock for six quarters, the holders of such shares have the right to elect two members of our board of directors. These directors would be in addition to the directors elected by the holders of the Class A and Class B common stock and the Class M preferred stock. Based upon information available to us at the time of the filing of our proxy statement for the 2007 annual meeting of shareholders, we are aware of the following holders (other than custodians) of more than five percent of the shares of 12 1/4% junior exchangeable preferred stock currently outstanding.

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

Fidelity Management and Research Company	79,646	30.8%
82 Devonshire Street Boston, MA 02109
Citigroup Financial Products, Inc.	46,000	17.8
390 Greenwich Street New York, NY 10036

FUTURE SHAREHOLDER PROPOSALS

Once the merger is completed, there will be no public participation in any future meetings of shareholders of RCC. However, if the merger is not completed, RCC’s public shareholders will continue to be entitled to attend and participate in RCC shareholders’ meetings. If the merger is not completed, we will inform our shareholders, by press release or other means we deem reasonable, of the date by which we must receive shareholders proposals for inclusion in the proxy materials relating to the 2008 annual meeting of shareholders, which proposals must comply with the rules and regulations of the SEC then in effect and our bylaws.

OTHER MATTERS

At this time, we know of no other matters to be submitted at the special meeting. If any other matters properly come before the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our board of directors may recommend.

It is important that your shares be represented at the special meeting, regardless of the number of shares that you hold. Therefore, we urge you to mark, sign, date and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to vote via the Internet.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at http://www.sec.gov.

The SEC allows RCC to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that RCC has previously filed with the SEC. These documents contain important information about RCC and its financial condition and are incorporated by reference into this proxy statement.

The following RCC filings with the SEC (all filed under file number 000-27416) are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “2006 Annual Report”);

•	Amendments No. 1 and No. 2 on Form 10-K/A to the 2006 Annual Report;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007; and

•	Current Reports on Form 8-K with filing dates of July 30, 2007 and August 2, 2007.

RCC also incorporates by reference into this proxy statement additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting of RCC shareholder or the termination of the merger agreement. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC (without exhibits), without charge, by requesting them in writing or by telephone from us at the following address:

Rural Cellular Corporation
3905 Dakota Street S.W.
Alexandria, Minnesota 56308
Attention: Director of Investor Relations
Telephone: (320) 762-2000

If you would like to request documents from us, please do so by [          ], 2007, to receive them before the special meeting. Please note that all of our documents that we file with the SEC are also promptly available at the investor tab of our website, http://www.unicel.com.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
info@innisfreema.com
Shareholders Call Toll-Free at: (888) 750-5834
Banks and Brokers Call Collect at: (212) 750-5833

If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

MISCELLANEOUS

You should not send in your RCC share certificates until you receive the transmittal materials from the paying agent. Our record shareholders who have further questions about their share certificates or the exchange of our Class A and Class B common stock and Class M preferred stock for cash should contact the paying agent.

You should rely only on the information contained in this proxy statement to vote on the merger proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [          ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement). Neither the mailing of this proxy statement to shareholders nor the issuance of cash in the merger creates any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope. Please call our proxy solicitor, Innisfree M&A Incorporated, at 888-750-5834 (banks and brokers call collect 212-750-5833) if you have any questions about this proxy statement or the merger or need assistance with the voting procedures.

CERTAIN INFORMATION REGARDING VERIZON WIRELESS AND RCC

RCC has supplied all information relating to RCC, and Verizon Wireless has supplied all of the information relating to Verizon Wireless, AirTouch and Merger Sub contained in “Summary Term Sheet — The Companies” and “The Companies.” Some of the important business and financial information relating to RCC that you may want to consider in deciding how to vote is incorporated by reference into this proxy statement.

ANNEX A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CELLCO PARTNERSHIP,
AIRTOUCH CELLULAR
and
RURAL CELLULAR CORPORATION
July 29, 2007

A-i

A-ii

A-iii

DEFINED TERMS

Terms	Section

Agreement	Preamble
Articles of Merger	1.2
Board	3.1(d)(iv)
Book-Entry Shares	3.2(b)
Bylaws	2.2
Cap	6.8(b)
Certificates	3.2(b)
Change of Recommendation	6.4(e)
Charter	2.1
Class A Common Stock	3.1(a)
Class A Rights	3.1(b)(i)
Class A Rights Plan	3.1(b)(i)
Class B Common Stock	3.1(a)
Class B Rights	3.1(b)(i)
Class B Rights Plan	3.1(b)(i)
Class M Preferred Certificate of Designation	3.1(c)
Class M Preferred Merger Consideration	3.1(c)
Class M Preferred Stock	3.1(a)
Class M Shareholder Approval	4.4(b)
Closing	1.4
Closing Date	1.4
Common Merger Consideration	3.1(b)(i)
Communications Act	4.4(a)(ii)
Communications Licenses	4.13(c)
Company	Preamble
Company Common Stock	3.1(a)
Company Disclosure Schedule	ARTICLE IV
Company Equity Awards	3.1(d)(v)
Company Material Adverse Effect	9.14(a)(i)
Company Material Contract	4.14(b)
Company Merger Stock	3.1(a)
Company Permits	4.13(b)
Company Plans	4.10(a)
Company Recommendation	4.3(b)
Company SAR	3.1(d)(ii)
Company SEC Reports	4.5(a)
Company Shareholder Approval	4.4(b)
Company Stock Option	3.1(d)(i)
Company Stock Plans	3.1(d)(i)

A-iv

Terms	Section

Company Stock-Based Award	3.1(d)(iii)
Competing Proposal	6.4(a)
Confidentiality Agreement	6.6
Consideration Fund	3.2(a)
Contract	9.14(a)(ii)
Deployment Requests	4.13(d)
Dissenting Shares	3.3
Effective Time	1.2
Employees	6.9(a)
Environmental Laws	4.11
ERISA	4.10(a)
ERISA Affiliate	4.10(a)
ESPP	3.1(b)(i)
Exchange Act	9.14(a)(iii)
Exchangeable Preferred Certificate of Designation	6.14(a)
Exchangeable Preferred Stock	3.1(a)
Exchangeable Preferred Stock Redemption Amount	6.14(b)
Expense Reimbursement	9.1(b)
Expenses	9.14(a)(iv)
FAA	4.13(c)
FAA Rules	4.13(f)
FCC	4.4(a)(ii)
FCC Licenses	4.13(c)
FCC Rules	4.4(a)(ii)
Final Order	9.14(a)(v)
Governmental Consents	7.1(c)
Governmental Entity	4.4(a)(ii)
Holdings	Preamble
HSR Act	4.4(a)(ii)
Indemnified Parties	6.8(a)
Insured Parties	6.8(b)
Intervening Event	9.14(a)(vi)
knowledge of the Company	9.14(a)(vi)
Laws	4.13(a)
MBCA	Recitals
Merger	Recitals
Merger Consideration	3.1(c)
Merger Sub	Preamble
Nasdaq	4.6(b)
Order	4.13(a)
Parent	Preamble
Parent Material Adverse Effect	9.14(a)(vii)
Parent Plans	6.9(b)
Paying Agent	3.2(a)
Permits	4.13(b)

A-v

Terms	Section

Proxy Statement	6.2(a)
PUC	9.14(a)(viii)
Representatives	6.6
Requisite Shareholder Approval	4.4(b)
Rights	4.16
Rights Agreements	4.16
SEC	4.5(a)
Securities Act	9.14(a)(ix)
Shares	3.2(a)
Special Meeting	6.3(a)
State Licenses	20
Subsidiary	9.14(a)(x)
Superior Proposal	6.4(a)
Surviving Corporation	1.1
Takeover Statute	4.17
Termination Date	8.2
Termination Fee	8.5(b)
Third Party	6.4(a)
U.S.	3.2(d)
Utilities Laws	9.14(a)(xi)
Voting Debt	4.2(e)

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 29, 2007, by and among Cellco Partnership, a Delaware general partnership doing business as Verizon Wireless (“Parent”), Airtouch Cellular, a California corporation (“Holdings”), and Rural Cellular Corporation, a Minnesota corporation (the “Company”).

RECITALS

WHEREAS, each of the respective boards of directors of Parent, Holdings and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interests of its respective shareholders to consummate the business combination transaction provided for hereby, including the merger (the “Merger”) of a Minnesota corporation to be incorporated in accordance with Section 6.18 prior to the Closing (“Merger Sub”), with and into the Company in accordance with the applicable provisions of the Minnesota Business Corporation Act (the “MBCA”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, holders of a majority of the outstanding Class M Preferred Stock have consented to this Agreement and the transactions contemplated hereby;

WHEREAS, Holdings, to be the sole shareholder of Merger Sub, will approve this Agreement and the Merger; and

WHEREAS, Parent and Holdings and the Company desire to make, and Merger Sub will make, certain representations, warranties, covenants and agreements in connection with the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER; EFFECTIVE TIME; CLOSING

1.1  The Merger.  Subject to the terms and conditions of this Agreement and in accordance with the MBCA, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease and (b) the Company shall be the successor or surviving corporation (the “Surviving Corporation”) in the Merger and shall continue to be governed by the laws of the State of Minnesota.

1.2  Effective Time.  Subject to the terms and conditions of this Agreement, the parties shall cause articles of merger (the “Articles of Merger”) to be signed and filed on the

Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Minnesota as provided in the MBCA, and shall make all other deliveries, filings or recording required by the MBCA in connection with the Merger. The Merger shall become effective on the date on which the Articles of Merger are filed with the Secretary of State of the State of Minnesota, or on such other later date as is agreed upon by the parties and specified in the Articles of Merger, and at the time specified in the Articles of Merger or, if not specified therein, by the MBCA, and such time on such date of effectiveness is hereinafter referred to as the “Effective Time.”

1.3  Effects of the Merger.  The Merger shall have the effects set forth in the MBCA. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, immunities, powers and franchises and all debts, liabilities and duties of the Company.

1.4  Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 A.M., Central Time, on the date that is two (2) business days after satisfaction or waiver of all of the conditions set forth in ARTICLE VII hereof (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois, unless another time, date or place is agreed to in writing by the parties hereto (such date on which the Closing is to take place being the “Closing Date”).

ARTICLE II
SURVIVING CORPORATION

2.1  Articles of Incorporation.  The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Law, except that the provision containing the name of Merger Sub shall be amended and restated in its entirety to state: “The name of the corporation is Rural Cellular Corporation.”

2.2  Bylaws.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the “Bylaws”), except that the name of the Surviving Corporation shall be Rural Cellular Corporation until duly amended as provided in the Charter, the Bylaws or applicable Law.

2.3  Directors.  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter, the Bylaws or applicable Law.

2.4  Officers.  The officers of the Company at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter, the Bylaws or applicable Law.

ARTICLE III

MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

3.1  Effect on Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdings, Merger Sub, the Company, the Surviving Corporation or the holders of any of the following securities (except as set forth herein), the following shall occur:

(a) Cancellation of Treasury Stock.  All shares of Class A common stock, par value $.01 per share (the “Class A Common Stock”), Class B common stock, par value $.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), 12 1/4% junior exchangeable preferred stock, par value $.01 per share (the “Exchangeable Preferred Stock”) and Class M redeemable voting convertible preferred stock, par value $.01 per share (the “Class M Preferred Stock” and, together with the Exchangeable Preferred Stock and Company Common Stock, the “Company Merger Stock”) that are owned by any of Company’s direct or indirect Subsidiaries and any shares of Company Merger Stock owned by Parent, Holdings, Merger Sub or any direct or indirect Subsidiary of Parent shall be cancelled and extinguished and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Company Common Stock.

(i) Each share of Class A Common Stock, together with the associated rights (the “Class A Rights”) issued pursuant to the Class A share rights agreement between the Company and Norwest Bank Minnesota, N.A. (n/k/a Wells Fargo Bank, N.A.), as rights agent, dated as of April 30, 1999, and the amendment thereto, dated as of March 31, 2000 (together, the “Class A Rights Plan”), each share of Class B Common Stock, together with the associated rights (the “Class B Rights”) issued pursuant to the Class B share rights agreement between the Company and Norwest Bank Minnesota, N.A., as rights agent, dated as of April 30, 1999, and the amendment thereto, dated as of March 31, 2000 (together, the “Class B Rights Plan”), each share of Company Common Stock issued upon vesting of Company Stock-Based Awards in accordance with Section 3.1(d)(iii) and each share of Company Common Stock issued under the Company Employee Stock Purchase Plan (the “ESPP”) in accordance with Section 3.1(d)(iv), issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a) and other than Dissenting Shares) shall be cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $45.00, without any interest thereon (the “Common Merger Consideration”).

(ii) Upon such conversion, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and each Certificate or Book-

Entry Share previously representing any shares of Company Common Stock shall thereafter represent only the right to receive the Common Merger Consideration in respect of such shares upon the surrender of the Certificates or Book-Entry Shares representing such shares in accordance with Section 3.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in a manner provided in Section 3.2(g)).

(iii) The Common Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

(c) Conversion of Class M Preferred Stock.  Each share of Class M Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 3.1(a)) shall be cancelled and extinguished and automatically converted into the right to receive an amount equal to the sum of (i) $1,000 and (ii) any unpaid dividends accrued thereon pursuant to the terms of the Certificate of Designation of Voting Power, Preferences and Relative, Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Class M Preferred Stock (the “Class M Preferred Certificate of Designation”) through and including the Closing Date, in cash and without interest (the “Class M Preferred Merger Consideration” and, together with the Common Merger Consideration, the “Merger Consideration”). Upon such conversion, all such shares of Class M Preferred Stock shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist, and each Certificate or Book-Entry Share previously representing any shares of Class M Preferred Stock shall thereafter represent only the right to receive the Class M Preferred Merger Consideration in respect of such shares upon the surrender of the Certificates or Book-Entry Shares representing such shares in accordance with Section 3.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in a manner provided in Section 3.2(g)).

(d) Conversion of Company Stock Awards.

(i) Each stock option to purchase shares of Company Common Stock, including those issued under the Company’s 1995 Stock Compensation Plan, 2006 Omnibus Incentive Plan and the Stock Option Plan for Nonemployee Directors (collectively, together with the ESPP, the “Company Stock Plans”), whether or not vested, and whether or not performance-based, which is outstanding at the Effective Time (each, a “Company Stock Option”), shall be cancelled and converted at the Effective Time into the right to receive payment of an amount in cash equal to the product of (x) the number of shares of Company Common Stock for which such Company Stock Option (regardless of whether or not any such Company Stock Option is then vested or exercisable) shall not theretofore have been exercised and (y) the excess, if any, of the

Common Merger Consideration over the exercise price per share of such Company Stock Option.

(ii) Each stock appreciation right with respect to Company Common Stock, including those issued under the Company Stock Plans, whether or not vested, and whether or not performance-based, which is outstanding at the Effective Time (each, a “Company SAR”), shall be cancelled and converted at the Effective Time into the right to receive payment of an amount in cash equal to the product of (x) the number of shares of Company Common Stock for which such Company SAR (regardless of whether or not any such Company SAR is then vested or exercisable) shall not theretofore have been exercised and (y) the excess, if any, of the Common Merger Consideration over the grant price per share of such Company SAR.

(iii) At the Effective Time, each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of, or the value of which is based on, shares of Company Common Stock (including restricted stock, restricted stock units, performance units, performance shares and other stock-based awards, other than Company Stock Options and Company SARs (each, a “Company Stock-Based Award”)) that is outstanding immediately prior to the Effective Time, shall become fully vested and shall be converted into the right to receive an amount in cash determined in accordance with Section 3.1(b).

(iv) As soon as practicable following the date of this Agreement, the board of directors of the Company (the “Board”) (or, if appropriate, any committee of the Board administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP, (x) the then-offering period shall end on the day immediately prior to the day on which the Effective Time occurs, (y) each participant’s outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to such date; provided that all amounts allocated to each participant’s account under the ESPP as of such date shall thereupon be used to purchase whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP using such date as the final purchase date for such offering period and (z) the ESPP shall terminate immediately following such purchases of Company Common Stock.

(v) All amounts payable to holders of Company Stock Options, Company SARs and Company Stock-Based Awards (collectively, the “Company Equity Awards”) pursuant to this Section 3.1(d) shall be subject to any required withholding of taxes and shall be paid without interest as soon as practicable following the Effective Time.

(e) Merger Sub Capital Stock.  Each share of common stock, par value $0.01, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(f) Redemption of Exchangeable Preferred Stock.  The Exchangeable Preferred Stock shall, if requested by Parent, be called for redemption at the Effective Time in accordance with Section 6.14.

3.2  Exchange of Certificates and Book-Entry Shares.

(a) Paying Agent.  At or prior to the Closing, Parent shall deliver or cause to be delivered, in trust, to a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the “Paying Agent”) pursuant to a paying agent agreement in form and substance reasonably satisfactory to Parent and the Company, cash in an amount sufficient to pay the aggregate Merger Consideration to be exchanged or paid in accordance with this ARTICLE III, to be held for the benefit of and distributed to the holders of shares of Company Common Stock and Class M Preferred Stock (other than shares to be cancelled in accordance with Section 3.1(a)) (collectively, the “Shares”) in accordance with this Section 3.2. The Paying Agent shall agree to hold such funds (such funds, together with earnings thereon, being referred to herein as the “Consideration Fund”) for delivery as contemplated by this Section 3.2 and upon such additional terms as may be agreed upon by the Paying Agent.

(b) Exchange Procedures.  Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) and to each holder of record of Shares not represented by a certificate (“Book-Entry Shares”) whose Shares are converted pursuant to Section 3.1 into the right to receive Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares, as applicable, shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the applicable Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Paying Agent, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, and with such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to the provisions of this ARTICLE III, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled as of the Effective Time. In no event shall the holder of any Certificate or Book-Entry Share be entitled to receive interest on any funds to be received in the

Merger. The amount of any payment to a person in respect of Merger Consideration shall be rounded to the nearest $.01. In the event of a transfer of ownership of Shares which is not registered in the transfer of records of the Company, the Merger Consideration may be issued to a transferee if the Certificate or Book-Entry Share representing such Shares is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

(c) No Further Ownership Rights in Company Stock.  The Merger Consideration paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented thereby. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.2.

(d) Investment of Consideration Fund.  The Consideration Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation; provided, however, that any such investments shall be in (i) securities issued or directly and fully guaranteed or insured by the government of the United States of America (“U.S.”) or any agency or instrumentality thereof and having maturities of not more than one month from the date of investment or (ii) money market mutual or similar funds having assets in excess of $1,000,000,000. Earnings on or constituting all or a portion of the Consideration Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. No investment of the Consideration Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this ARTICLE III, and following any losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares at the Effective Time in the amount of such losses, which additional funds will be deemed to be part of the Consideration Fund.

(e) Tax Withholding.  Each of the Paying Agent, Parent, Holdings and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration (and any other amounts payable in accordance with this Agreement) otherwise payable to any holder of Shares such amounts as the Paying Agent, Parent or the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of U.S. federal, state or local tax law or any other non-U.S. tax law or any other applicable legal requirement. To the extent that amounts are so withheld by the Paying Agent, Parent or the Surviving Corporation, such amounts withheld from the Merger Consideration (or from any other amounts payable in accordance with this Agreement) shall be treated for all purposes of this Agreement as having been paid.

(f) Termination of Consideration Fund.  Any portion of the Consideration Fund which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this ARTICLE III shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for any Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or other similar laws.

(g) Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration in respect of the Shares represented by such lost, stolen or destroyed Certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.3  Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has filed with the corporation a written notice of intent to demand the fair value of the Shares owned by the holder in accordance with sections 302A.471 and 302A.473 of the MBCA (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to dissent and demand payment under the MBCA. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his or her right to demand payment, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon, and such Shares shall no longer be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for payment of Shares, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company with respect to shareholders’ appraisal rights, and, prior to the Effective Time, Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

3.4  No Further Rights or Transfers.  Except for the surrender of the Certificates or Book-Entry Shares in exchange for the right to receive the applicable Merger Consideration with respect to each Share or the perfection of dissenters’ rights with respect to the Dissenting Shares, at and after the Effective Time, the holder of Shares shall cease to have any rights as a shareholder of the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the Company SEC Reports filed with the SEC between January 1, 2006 and the date hereof (excluding any disclosure set forth in any risk factor section thereof or in any section relating to or containing forward looking statements or any other disclosures set forth therein to the extent they are generic, cautionary, predictive or forward-looking in nature, whether or not appearing in such sections) to the extent the applicability of such disclosure to any representation or warranty contained in this Article IV is readily apparent on the face of such disclosure, (ii) as expressly contemplated by this Agreement or (iii) as set forth in a schedule delivered to Parent prior to the execution of this Agreement and dated as of the date hereof (the “Company Disclosure Schedule”), the Company represents and warrants to Parent, Holdings and Merger Sub as set forth below. Each exception set forth in the Company Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section or subsection of this Agreement and relates only to such section or subsection; provided, however, that the inclusion of any item referenced in one section or subsection of the Company Disclosure Schedule shall be deemed to refer to any other section or subsection of the Company Disclosure Schedule (and accordingly to the applicable sections or subsections of this Agreement which contain references to the Company Disclosure Schedule), whether or not an explicit cross-reference appears, if the applicability of such item to the other section or subsection is readily apparent on the face of the item disclosed.

4.1  Corporate Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is qualified and in good standing as a foreign corporation, partnership or other entity in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing has not had, and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of its articles of incorporation and bylaws and the articles of incorporation and bylaws (or similar documents) of each of its Subsidiaries.

4.2  Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Class A Common Stock, 10,000,000 shares of Class B Common Stock and 90,000,000 shares of undesignated capital stock, of which 110,000 shares are designated as Class M Preferred Stock, 400,000 shares are designated as Exchangeable Preferred Stock, 2,000,000 shares are designated as Series A Junior Participating Preferred Shares, par value $.01, and reserved for issuance upon exercise of the Class A Rights pursuant to the Class A Rights

Plan and 100,000 shares are designated as Series B Junior Participating Preferred Shares, par value $.01, and reserved for issuance upon exercise of the Class B Rights pursuant to the Class B Rights Plan. As of July 26, 2007, (i) 15,409,466 shares of Class A Common Stock were issued and outstanding; (ii) 237,120 shares of Class B Common Stock were issued and outstanding; (iii) 110,000 shares of Class M Preferred Stock were issued and outstanding; (iv) 255,558 shares of Exchangeable Preferred Stock were issued and outstanding; (v) no shares of Series A Junior Participating Preferred Shares or Series B Junior Participating Preferred Shares were issued or outstanding; and (vi) no shares of capital stock of the Company were held in treasury. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and are nonassessable and not subject to preemptive or similar rights. None of the outstanding shares of capital stock of the Company have been issued in violation of any U.S. federal or state securities Laws in any material respect.

(b) Section 4.2(b)   of the Company Disclosure Schedule sets forth a complete and accurate list, as of July 26, 2007, of all outstanding Company Equity Awards indicating with respect to each type of Company Equity Award then outstanding, as applicable, the type of Company Equity Award granted, the number and type of shares of the Company’s capital stock subject to such Company Equity Award, the exercise or purchase price (if any), date of grant and expiration date thereof.

(c) Section 4.2(c)   of the Company Disclosure Schedule sets forth the name, jurisdiction of incorporation or organization and authorized and outstanding capital of each Subsidiary of the Company. Except as set forth in Section 4.2(c)-1 of the Company Disclosure Schedule, (i) other than with respect to the Subsidiaries of the Company, the Company does not own, directly or indirectly, any capital stock or other equity securities of any person or have any direct or indirect equity or other similar ownership interest in any person and (ii) all outstanding shares of capital stock of Subsidiaries of the Company are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of all liens, charges, encumbrances, claims and options of any nature.

(d) Except (i) as set forth in Section 4.2(d) of the Company Disclosure Schedule, (ii) as set forth in this Section 4.2, (iii) for the Class A Rights and Class B Rights and (iv) the Class M Preferred Stock, there are (x) not as of the date hereof any outstanding or authorized options, warrants, calls, rights (including preemptive rights), commitments, convertible securities, subscriptions or any other agreements of any character which the Company or any of its Subsidiaries is a party to, or may be bound by, requiring it to (A) issue, transfer, sell, purchase, redeem or acquire any shares of capital stock of the Company or any of its Subsidiaries or Voting Debt or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries or Voting Debt, (B) redeem or otherwise acquire any such shares of capital stock or other equity or voting interests, or (C) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Person, and (y) no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.

(e) Except as set forth in Section 4.2(e) of the Company Disclosure Schedule, no bonds, debentures, notes or other indebtedness of the Company, including any of the foregoing having the right to vote on any matters on which shareholders may vote (“Voting Debt”), are issued and outstanding.

(f) Except as set forth in Section 4.2(f) of the Company Disclosure Schedule, there are no shareholder agreements, voting trusts, proxies, or other similar Contracts or understandings, to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any of its Subsidiaries.

4.3  Authority Relative to this Agreement.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Board, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, obtaining the Company Shareholder Approval in accordance with the MBCA) and the Company has obtained the Class M Shareholder Approval in the written consent attached hereto as Exhibit A.  This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, Holdings and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Board, at a duly called and held meeting, has unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are fair to and in the best interests of the Company and its stockholders, and declaring it advisable to enter into this Agreement, (ii) approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) recommending that the stockholders of the Company approve the adoption of this Agreement (the “Company Recommendation”) and directing that such matter be submitted for consideration of the stockholders of the Company at the Special Meeting.

4.4  Consents and Approvals; No Violation.

(a) Except as set forth in Section 4.4(a) of the Company Disclosure Schedule, neither the execution, delivery and performance by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby will:

(i) conflict with or result in any breach of any provision of the respective articles of incorporation or other equivalent organizational documents and bylaws of the Company or any of its Subsidiaries;

(ii) require any consent, approval, authorization or permit of, or filing with or notification to, any U.S. federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority or arbitral tribunal (each, a “Governmental Entity”), except (A) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the Articles of Merger pursuant to the MBCA and appropriate documents related to foreign qualification with the relevant authorities of other states in which the Company or any of its Subsidiaries is authorized to do business, (D) in connection with any state or local tax which is attributable to the beneficial ownership of the Company’s or its subsidiaries’ real property, if any (collectively, the “Gains Taxes”), (E) such filings and consents as may be required by the Federal Communications Commission (the “FCC”) or the rules and regulations promulgated by the FCC (the “FCC Rules”), including the Communications Act of 1934, as amended (the “Communications Act”), (F) such filings or consents as may be required by local and state Governmental Entities pursuant to local or state Laws regulating the telecommunications business (the “Utilities Laws”), (G) as may be required by any applicable state securities or “blue sky” laws, (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (I) such filings and consents as may be required by the Vermont Insurance Commissioner in connection with the Company’s captive insurance entity, or (J) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of Parent, Holdings and/or Merger Sub;

(iii) except for Contracts solely between or among the Company and/or any of its Subsidiaries, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, loss of any material benefit or any lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, concession, Contract, right or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets may be bound or affected, except for such violations, breaches and defaults (or give rise to any right of termination, amendment, cancellation or acceleration, loss of any material benefit or any lien or other charge or encumbrance) as to which requisite waivers or consents have been obtained or which have not had, and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect; or

(iv) violate any material Order applicable to the Company or any of its Significant Subsidiaries or to any of their respective assets

; provided that, for purposes of this Section 4.4(a), the definition of “Company Material Adverse Effect” shall be deemed not to include clauses (A) or (D) thereof.

(b) The affirmative vote of a majority of the Class A Common Stock, the Class B Common Stock and the Class M Preferred Stock, voting together as a single class, in favor of approval and adoption of this Agreement (the “Company Shareholder Approval”) and the consent of a majority of the Class M Preferred Stock to this Agreement (the “Class M Shareholder Approval” and, together with the Company Shareholder Approval, the “Requisite Shareholder Approval”) are the only votes or consents of the holders of any class or series of the Company’s or its Subsidiaries’ securities necessary to approve or consent to this Agreement, the Merger and the other transactions contemplated hereby.

4.5  SEC Reports; Financial Statements; No Undisclosed Liabilities.

(a) The Company has timely filed all material forms, reports, statements and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2005, pursuant to the federal securities laws and the SEC rules and regulations thereunder (collectively, and together with any amendments, restatements or supplements thereto and those filed subsequent to the date of this Agreement, the “Company SEC Reports”), all of which, as of their respective dates, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, complied, and each of the Company SEC documents filed subsequent to the date hereof will comply, in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as applicable, and the applicable rules and regulations promulgated thereunder. None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, or, if amended or restated prior to the date of this Agreement, as of the date of the last such amendment or applicable subsequent filing, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The consolidated balance sheets and the related consolidated statements of income, shareholders’ equity and cash flows (including the related notes thereto) of the Company included in the Company SEC Reports, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. generally accepted accounting principles applied on a basis consistent with prior periods (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), were derived from the accounting books and records of the Company and its Subsidiaries and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates, and the consolidated results of their operations, their shareholders’ equity and their cash flows for the periods presented therein

(subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

(c) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, as filed with the SEC prior to the date hereof, (B) liabilities incurred since March 31, 2007 in the usual and ordinary course of business consistent with past practice, (C) liabilities which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (D) liabilities incurred pursuant to the transactions contemplated hereby, the Company and its Subsidiaries do not have, and since March 31, 2007, the Company and its Subsidiaries have not incurred (except as permitted by Section 6.1), any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with generally accepted accounting principles).

4.6  Disclosure Controls and Procedures.

(a) The Company and its Subsidiaries have designed and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) as required by the Exchange Act to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Section 302 and 906 of the Sarbanes-Oxley Act of 2002, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2006, and such assessment concluded that such controls were effective.

(b) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the applicable listing and governance rules and regulations of The Nasdaq Stock Market, Inc. (“Nasdaq”).

(c) The Company has made available to Parent any material communication since December 31, 2005 through the date of this Agreement made by the Company’s management or auditors to the audit committee required or contemplated by the applicable listing and governance rules and regulations of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since December 31, 2005 through the date of this Agreement, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all material complaints or concerns relating to other matters made since December 31, 2005 through the date of this Agreement through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. As of the date of this Agreement, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board or the Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act of 2002 or any Company policy contemplating such reporting, including in instances not required by those rules.

4.7  Absence of Certain Changes or Events.  Except as set forth in Section 4.7 of the Company Disclosure Schedule or as otherwise expressly provided herein, since January 1, 2007, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practices, (ii) the Company and its Subsidiaries, in the aggregate, have not suffered a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken without Parent’s consent following the date hereof, would be prohibited by Sections 6.1(a), (b), (c), (d), (e), (f), (g), (j), (k), (n), (o) or (p), or has entered into any Contract to do any of the foregoing.

4.8 Litigation.  Except as set forth in Section 4.8 of the Company Disclosure Schedule, the Company SEC Reports filed prior to the date hereof accurately disclose in all material respects as of the date hereof all material actions, claims, suits, proceedings and governmental investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties, assets or rights.

4.9 Taxes.  Except as set forth in Section 4.9 of the Company Disclosure Schedule:

(a) For all years for which the applicable statutory period of limitation has not expired, the Company (and each of its Subsidiaries) has timely and properly filed, and will through the date of the Closing timely and properly file, all material federal, state, local and foreign tax returns (including, without limitation, income, franchise, sales, payroll, employee withholding and social security and unemployment) required to have been filed or (in the case of returns not yet due but due on or before the date of the Closing, taking into account any valid extension of the time for filing) that will be required to be filed. The Company (and each of its Subsidiaries) has paid all taxes shown on such tax returns and all other material taxes (including interest and penalties) and withholding amounts owed by it. As of the date hereof, no material unpaid tax deficiencies have been proposed or assessed against the Company (or any of its Subsidiaries) in writing. The Company (and each of its Subsidiaries) is not liable for any material taxes attributable to any other person, whether by reason of being a member of another affiliated group, being a party to a tax sharing agreement, as a transferee or successor, or otherwise.

(b) Neither the Company nor any of its Subsidiaries has consented to any extension of the statute of limitation with respect to any open federal, state, local or foreign tax returns.

(c) There are no tax liens upon any property or assets of the Company (or any of its Subsidiaries) except for liens for current taxes not yet due and payable.

(d) There are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of taxes of the Company or any of its Subsidiaries.

(e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or any of its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date.

(g) Since April 30, 2005, the Company has not been a “distributing corporation” or a “controlled corporation” within the meaning of section 355(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”).

(h) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b), and no Company Plan is required to file a disclosure under Code section 6033(a)(2).

4.10  Employee Benefit Plans; Labor Matters.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a list of each material deferred compensation, bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, Contract or arrangement; each material severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each material profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each material employment, termination, change-in-control, or severance Contract; and each other material employee benefit plan, fund, program, Contract or arrangement, in each case, that is or has been sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any of its Subsidiaries (the “Company Plans”). The Company has made available to Parent a true and complete copy of (i) each Company Plan and all amendments thereto (or in the case of any Company Plan that is not in writing, a written description thereof), (ii) each trust, insurance or administrative agreement relating to each such Company Plan; (iii) the most recent summary plan description or other written explanation of each Company Plan provided to participants; (iv) for each Company Plan, the most recent annual report (Form 5500 and all applicable schedules and financial statements) filed or required to be filed with the U.S. Department of Labor; and (v) the most recent determination letter or opinion letter, if any, issued by the U.S. Internal Revenue Service with respect to any Company Plan intended to be qualified under Section 401(a) of the Code.

(b) At no time has the Company or any ERISA Affiliate maintained, established, sponsored, participated in, or contributed to, any (i) Company Plan subject to Title IV of ERISA, (ii) multiemployer plan (as defined in section 3(37) of ERISA), or (iii) “multiple employer plan” as defined in ERISA or the Code. Neither the Company nor any ERISA Affiliate has engaged in, or is a successor or affiliate of any entity that has engaged in, a transaction that is described in Section 4609 or Section 4212(c) of ERISA.

(c) Each Company Plan is now and has been operated in material compliance with the requirements of all applicable Laws, including ERISA and the Code, and its terms.

(d) To the knowledge of the Company, each Company Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code is so qualified.

(e) No Company Plan subject to ERISA holds any “employer security” (within the meaning of Section 407(d)(1) of ERISA) or “employer real property” (within the meaning of Section 407(d)(2) of ERISA).

(f) Each Company Plan (and each related trust, insurance contract, or fund) has been funded in accordance with its terms and in compliance with the applicable provisions of all applicable Laws, including ERISA and the Code. All contributions (including all employer contributions and employee contributions and salary reduction contributions) that are due have been made to each such Company Plan and all premiums or other payments which are due with respect to any Company Plan have been paid.

(g) None of the Company, any Subsidiary of the Company, any ERISA Affiliate, any Company Plan, any trust created thereunder, or any trustee or administrator thereof, has engaged in any transaction as a result of which the Company or any Subsidiary of the Company could be subject to any material liability pursuant to Section 409 of ERISA or to either civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code.

(h) There are no pending or threatened claims related to any Company Plan by any Person covered thereby (other than ordinary claims for benefits submitted by participants or beneficiaries). There are no pending or threatened claims, audits, or investigations of any Company Plan by any Governmental Entity or any voluntary compliance program submissions filings in respect of any Company Plan.

(i) Except as set forth in Section 4.10(i) of the Company Disclosure Schedule, none of the Company Plans that provide life insurance or health benefits provide benefits to retirees or other former employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or any similar applicable Law.

(j) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts as of the date hereof. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries which would interfere with the respective business activities of the Company or its Subsidiaries.

(k) Except for acceleration of vesting of Company Equity Awards or as set forth in Section 4.10(k) of the Company Disclosure Schedule, no current or former employee of the Company or its Subsidiaries will be entitled to additional benefits, increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 4.10(k) of the Company Disclosure Schedule, neither the Company nor any of the Subsidiaries is a party to a Contract or Company Plan covering any employee or former employee that, individually or collectively, provides for payment by the Company or the Subsidiaries of any amount that would be subject to an excise tax under section 4999 of the Code as a result of the transactions contemplated by this Agreement or that “grosses up” any additional income or excise tax that may be payable under section 409A or 4999 of the Code and/or any related income or other taxes resulting from the payment of such additional income or excise tax.

4.11  Environmental Laws and Regulations.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, (a) the Company and each of its Subsidiaries is in compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that has not had, and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect, (b) and neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any

Environmental Law which would, individually or in the aggregate, have a Company Material Adverse Effect, and (c) as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability or responsibility for the investigation or remediation of contamination of surface water, ground water, land surface or subsurface strata pursuant to (1) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other similar state “Superfund” or “Superlien” law or (2) the Resource Conservation and Recovery Act of 1976, as amended, and its implementing regulations or any similar state law or regulations governing underground storage tanks.

4.12  Intangible Property.  Except as set forth in Section 4.12 of the Company Disclosure Schedule, the Company or a wholly-owned Subsidiary of the Company is the owner of, or a licensee under a valid license for, all items of intangible property which are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole, including, without limitation, trade names, unregistered trademarks and service marks, brand names, patents and copyrights. As of the date hereof, there are no claims pending or, to the knowledge of the Company, threatened, that the Company or any Subsidiary is in violation of any such intangible property rights of any third party which would, individually or in the aggregate, have a Company Material Adverse Effect.

4.13  Compliance with Laws and Orders; Permits.

(a) Except (i) as set forth in Section 4.13(a)-1 of the Company Disclosure Schedule and (ii) with respect to the matters described in Section 4.5(c), Section 4.9, Section 4.10 and Section 4.11, neither the Company nor any Subsidiary is, or since December 31, 2004 has been, in violation of or in default under any law, statute, rule or regulation having the effect of law of the U.S. or any state, county, city or other political subdivision thereof or of any Governmental Entity (“Laws”) or writ, judgment, decree, injunction or similar order of any Governmental Entity, in each case, whether preliminary or final (an “Order”), applicable to the Company or any Subsidiary or any of their respective assets and properties the effect of which would, individually or in the aggregate, have a Company Material Adverse Effect. Section 4.13(a)-2 of the Company Disclosure Schedule lists each material Order applicable to the Company.

(b) The Company and its Subsidiaries are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, clearances, exceptions, consents, certificates, approvals and orders of any Governmental Entity (“Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their respective properties and assets and to carry on their respective businesses (including the business of the Company’s captive insurance entity) as they are now being conducted (the “Company Permits”). Except as has not had, and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened and (ii) the Company and its Subsidiaries are not in default or violation of the terms of the Company Permits.

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (A) all Permits issued or granted to the Company or any of its Subsidiaries by the FCC (“FCC Licenses”), and all Permits issued or granted to the Company or any of its Subsidiaries by public utility commissions or other state agencies regulating telecommunications or related businesses (“State Licenses” and, collectively with the FCC Licenses, the “Communications Licenses”); (B) all pending applications for Communications Licenses that would be Communications Licenses if issued or granted; and (C) all pending applications by the Company or any of its Subsidiaries for modification, extension or renewal of any Communications License. Except as set forth in Section 4.13(c)-1 of the Company Disclosure Schedule, to the knowledge of the Company, there is not pending or threatened before the FCC, the Federal Aviation Administration (the “FAA”) or any other Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any of the Company Permits. The FCC actions granting all FCC Licenses, together with all underlying construction permits, have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of the Company, threatened any application, petition, objection or other pleading with the FCC, the FAA or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any such Permit.

(d) Section 4.13(d) of the Company Disclosure Schedule lists all E-911 Phase I or Phase II deployment requests pursuant to 47 C.F.R. § 20.18 of the FCC’s rules (“Deployment Requests”) that have been received by the Company as of May 1, 2007 and describes the status of each Deployment Request listed thereon.

(e) No amounts (including installment payments consisting of principal and/or interest or late payment fees) are due to the FCC or the U.S. Department of the Treasury in respect of any FCC License, nor will the consummation of the transactions contemplated hereby cause the FCC to require the Company or any of its affiliates to refund to the FCC all or any portion of any bidding credit which the Company or any of its past or current affiliates may have received from the FCC in connection with any FCC License.

(f) Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, the Company does not hold any Permit to provide local exchange services or interexchange services.

4.14  Contracts.

(a) Except for Contracts with Parent or any of its controlled affiliates, neither the Company nor any of its Subsidiaries is, nor, to the knowledge of the Company, is any other party, in breach of or default under (with or without notice or lapse of time or both) the terms of any Company Material Contract to which it is a party, except for such defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and, to the knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a breach or default other than such events which have not had, and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except for Contracts between or among the Company and/or any of its wholly-owned Subsidiaries and except for Contracts with Parent or any of its controlled affiliates, Section 4.14(b) of the Company Disclosure Schedule sets forth a list, organized under captions representing each subsection set forth below, as of the date hereof of:

(i) since January 1, 2006, all Contracts or currently-operative letters of intent regarding the acquisition or disposition of a material Person or business, whether in the form of an asset purchase, merger, consolidation or otherwise (including any such Contract or letter of intent that has closed but under which one or more of the parties has executory indemnification, earn-out or other liabilities or rights) to which the Company or any of its Subsidiaries is a party;

(ii) all credit agreements, indentures and other Contracts related to any material indebtedness for borrowed money of the Company or any of its Subsidiaries;

(iii) all material joint venture, partnership or other similar material Contracts to which the Company or any of its Subsidiaries is a party;

(iv) all material office, warehouse, call center, switching facility or other lease agreements to which the Company or any of its Subsidiaries is a party;

(v) all customer and other Contracts providing for the purchase of materials, supplies, goods, services, equipment or other assets which involve, individually or together with related Contracts, annual consideration in excess of $1,000,000, or aggregate consideration in excess of $5,000,000, which are not cancelable by the Company on 90 days’ or less notice without premium or penalty;

(vi) all Contracts under which the Company has granted any person registration rights (including demand and piggy-back registration rights) that have not been fulfilled;

(vii) all Contracts purporting to restrict or prohibit the Company or any of its Subsidiaries from engaging or competing with any Person or in any business;

(viii) all Contracts that purport to bind any non-controlled affiliate of the Company or of the Surviving Corporation that are not terminable on 90 days’ or less notice without penalty;

(ix) all interconnection or similar Contracts providing for annual payments of $250,000 or more;

(x) all agency, dealer, reseller or other similar Contracts (except for those that are terminable, without penalty on 60 days or less notice) and all Contracts establishing exclusive dealing arrangements;

(xi) all Contracts that contain any commitment to (w) provide wireless services coverage in a particular geographic area or (x) build out tower sites in a particular geographic area, or that require (A) payment for a specified number of minutes or (B) the acquisition of video content to be placed on or accessed over a mobile wireless device or otherwise;

(xii) all Contracts pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, (i) any wireless spectrum or (ii) any equity interests or other assets of any Person that have a fair market value or purchase price of at least $5,000,000; and

(xiii) (i) any GSM roaming Contract that cannot be terminated on 180 days or less notice and (ii) any CDMA roaming Contract that cannot be terminated on 90 days or less notice.

All items of the type described in this Section 4.14(b) together with (A) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) set forth as an exhibit to a Company SEC Report filed with the SEC prior to the date hereof and (B) material guarantees of any obligations (other than a guarantee by the Company of a Subsidiary’s debts or a guarantee by a Subsidiary of the Company’s debts or another Subsidiary’s debts) are collectively referred to as the “Company Material Contracts” and is each a “Company Material Contract”.

4.15  Proxy Statement.  None of the information (a) supplied or to be supplied by the Company for inclusion in the Proxy Statement or (b) incorporated by reference in the Proxy Statement will, on the date mailed to the shareholders of the Company, at the time of the Special Meeting, or at the time of any amendments or supplements to the Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except, in each case, that no representation or warranty is made by the Company with respect to information supplied in writing by or on behalf of Parent, Holdings or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with all applicable Laws.

4.16  Company Rights Plans.  The Company has amended, and the Company and the Board have taken all necessary action to amend, the Class A Rights Plan and the Class B Rights Plan (together, the “Rights Agreements”) to render the Class A Rights and the Class B Rights (together, the “Rights”) inapplicable to the execution and delivery of this Agreement or the consummation of the Merger and to ensure that none of the execution or delivery of this Agreement or the consummation of the Merger will result in (a) the occurrence of an event described in Section 3(a) of the Rights Agreements, (b) a Distribution Date (as defined in the Class A Rights Plan or the Class B Rights Plan) or (c) the Rights becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing the Company Common Stock. No Distribution Date has occurred, and the Rights have not become evidenced by, or transferable pursuant to, certificates separate from the certificates representing the Company Common Stock. The Company and the Board have taken all actions necessary to make the Class A Rights and Class B Rights inapplicable to the Merger and the transactions contemplated hereby. A true and correct copy of each such amendments to the Rights Agreements and the action of the Board approving such amendments has been provided to Parent on or prior to the date hereof, and such amendments remain in full force and effect.

4.17  Takeover Statutes.  The Board and/or a committee of disinterested directors thereof pursuant to section 302A.673, as applicable, have duly and validly taken all corporate action to render the provisions of section 302A.673 of the MBCA restricting business combinations with “interested shareholders” inapplicable to the Merger and the transactions contemplated hereby. Section 302A.671 of the MBCA applicable to “control share acquisitions” will not prohibit the authorization, execution, delivery or performance of this Agreement or consummation of the Merger or the transactions contemplated hereby. The authorization, execution, delivery or performance of this Agreement or the consummation of the Merger or the transactions contemplated hereby does not, and any formation of a “group” for purposes of section 13(d)(3) of the Exchange Act in connection with this Agreement will not, result in a “control share acquisition” as defined in section 302A.011 of the MBCA or a “takeover offer” within the meaning of Section 80B.subd.8 of Minnesota Statues. Assuming the accuracy of the representation and warranty set forth in Section 5.8, no “fair price”, “moratorium”, “control share acquisition”, “takeover offer” or other similar anti-takeover statute or regulation (each a “Takeover Statute”), is applicable to the Company, shares of the Company’s capital stock, the Merger or the transactions contemplated hereby. The Company makes no representation or warranty concerning the applicability of any Takeover Statute other than those Takeover Statutes existing under the MBCA and Section 80B.

4.18  Brokers and Finders.  Except for the fees and expenses payable to Bear, Stearns & Co. Inc. and Falkenberg Capital Corporation, which fees and expenses are reflected in their respective agreements with the Company, true and complete copies of which have been made available to Parent, the Company has not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated hereby which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

4.19  Opinion of Financial Advisor.  The Company has received the opinion of Bear, Stearns & Co. Inc., dated as of the date hereof, to the effect that, as of such date, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair to the holders of Class A Common Stock and to the holders of Class B Common Stock from a financial point of view. A true and complete executed copy of such opinion has been delivered to Parent.

4.20  Interested Party Transactions.  Except for employment agreements set forth in Section 4.20 of the Company Disclosure Schedule or filed or incorporated by reference as an exhibit to a Company SEC Report filed prior to the date hereof or Company Benefit Plans, there are no Contracts under which there are any existing or future liabilities between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any (i) present officer or director of either the Company or any of its Subsidiaries or any person that has served as such an officer or director within the past two years or any of such officer’s or director’s immediate family members, other than regular directors’ fees, (ii) record or beneficial owner of more than 5% of any class of the Company’s capital stock as of the date hereof, or (iii) to the knowledge of the Company, any affiliate of any such officer, director or owner (other than the Company or any of its Subsidiaries).

4.21  No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE IV and in the certificate delivered pursuant to Section 7.3(c), neither the Company or any of its Subsidiaries nor any other person acting on behalf of the Company or any such Subsidiary makes any representation or warranty, express or implied, in connection with the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT,
HOLDINGS AND MERGER SUB

Except as expressly contemplated by this Agreement, each of Parent, Holdings and Merger Sub (in the case of Merger Sub, from and after its incorporation as contemplated by Section 6.12) represents and warrants to the Company as set forth below.

5.1  Corporate Organization and Qualification.  Each of Parent, Holdings and Merger Sub is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is qualified and in good standing as a foreign corporation, partnership or other entity in each jurisdiction where the properties owned, leased or operated or the business conducted by it require such qualification, except where failure to so qualify or be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Holdings and Merger Sub has all requisite power and authority (corporate or otherwise) to own its properties and to carry on its business as it is now being conducted except where failure to have such power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of the articles of incorporation or other equivalent organizational documents and bylaws of Parent, Holdings and Merger Sub.

5.2  Authority Relative to this Agreement.

(a) Each of Parent, Holdings and Merger Sub has the requisite corporate or other power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by each of Parent, Holdings and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent, Holdings and Merger Sub and no other proceedings on the part of Parent, Holdings or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent, Holdings and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of each of Parent, Holdings and Merger Sub, enforceable against each of Parent, Holdings and Merger Sub in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) Each of Parent, Holdings and Merger Sub has duly and validly approved and taken all corporate or other action required to be taken by Parent, Holdings or Merger Sub for the consummation of the Merger and the transactions contemplated hereby.

5.3  Consents and Approvals; No Violation.  Neither the execution, delivery and performance by Parent, Holdings or Merger Sub of this Agreement, nor the consummation by Parent, Holdings or Merger Sub of the transactions contemplated hereby, will:

(a) conflict with or result in any breach of any provision of the respective articles of incorporation or other equivalent organizational documents and bylaws of Parent, Holdings or Merger Sub;

(b) require any consent, approval, authorization or permit of, or filing with or notification to, a Governmental Entity, except (A) in connection with the applicable requirements of the HSR Act, (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the Articles of Merger pursuant to the MBCA and appropriate documents related to foreign qualification with the relevant authorities of other states in which Parent, Holdings or Merger Sub is authorized to do business, (D) in connection with any Gains Taxes, (E) such filings and consents as may be required by the FCC or FCC Rules, including the Communications Act, (F) such filings or consents as may be required by local and state Governmental Entities pursuant to any Utilities Laws, (G) as may be required by any applicable state securities or “blue sky” laws, (H) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not, individually or in the aggregate, have a Parent Material Adverse Effect or (I) such filings, consents, approvals, orders, registrations and declarations as may be required as a result of the status or identity of the Company;

(c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, loss of any material benefit or any lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, concession, Contract, right or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their assets may be bound or affected, except for such violations, breaches and defaults (or give rise to any right of termination, amendment, cancellation or acceleration, loss of any material benefit or any lien or other charge or encumbrance) which have not had, and would not reasonably be expected have, individually or in the aggregate, a Parent Material Adverse Effect; or

(d) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in this Section 5.3 are duly and timely obtained or made, violate any Order applicable to Parent, Holdings or Merger Sub or to any of their respective assets, except for violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.4  Available Funds.  Immediately prior to and at the Effective Time, Parent, Holdings and Merger Sub will have available all of the funds necessary to consummate the Merger and the other transactions contemplated by this Agreement.

5.5  Proxy Statement.  None of the information supplied or to be supplied in writing by Parent, Holdings or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, on the date mailed to the shareholders of the Company, at the time of the Special Meeting, and at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except, in each case, that no representation or warranty is made by Parent, Holdings or Merger Sub with respect to statements incorporated by reference therein or made based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

5.6  Interim Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

5.7  Brokers and Finders.  Except for the fees and expenses payable to JPMorgan Chase & Co., which fees and expenses are reflected in its agreement with Parent, Parent, Holdings and Merger Sub have not employed any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated hereby which would be entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the transactions contemplated hereby.

5.8  Share Ownership.  During the period from January 1, 2003, to the date hereof, neither Parent nor any of its controlled affiliates has beneficially owned, directly or indirectly, any shares of capital stock of the Company. Assuming the accuracy of the representation and warranty set forth in Section 4.17, neither Parent, Holdings nor Merger Sub is, nor at any time during the last four years has it been, an “interested shareholder” of the Company as defined in section 302A.011 of the MBCA.

5.9  No Other Representations and Warranties.  Except for the representations and warranties contained in this ARTICLE V and in the certificate delivered pursuant to Section 7.2(c), neither Parent, Holdings, Merger Sub or any other Subsidiaries of Parent nor any other person acting on behalf of Parent, Holdings, Merger Sub or any such Subsidiary makes any representation or warranty, express or implied, in connection with the transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1  Conduct of Business of the Company.  During the period from the date hereof to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to ARTICLE VIII (except (w) as required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule), the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course of business in all material respects consistent with past practice and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (i) preserve intact their current business organization and (ii) preserve their relationships with customers, suppliers, employees and others having business dealings with them. Without limiting the generality of the foregoing, except (w) as required by Law, (x) with the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (y) as expressly permitted by this Agreement or (z) as set forth in Section 6.1 of the Company Disclosure Schedule, prior to the Effective Time, the Company will not, and will cause each of its Subsidiaries not to:

(a) except for shares to be issued or delivered pursuant to Company Equity Awards issued prior to the date hereof, in connection with the ESPP or as may be required under employment agreements executed prior to the date hereof, in each case that were made available to Parent, or as required by the Company’s articles of incorporation (including any certificates of designation of any of the Company’s preferred stock) upon the conversion of any shares of the Company’s outstanding preferred stock into Company Common Stock, issue, deliver, sell, dispose of, grant, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition, grant, or pledge or other encumbrance of (i) any additional shares of capital stock of any class or other ownership or voting interests, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock or other ownership or voting interests, or any rights, warrants, options, calls, commitments or any other Contracts of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or other ownership or voting interests, or (ii) any other securities in respect of, in lieu of, or in substitution for, shares of capital stock or other ownership or voting interests of the Company or any of its Subsidiaries outstanding on the date hereof;

(b) except pursuant to the Company Stock Plans in the ordinary course of business consistent with past practice, redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding capital stock;

(c) split, combine, subdivide or reclassify any shares of capital stock of the Company or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of capital stock of the Company or otherwise make any payments to shareholders in their capacity as such, other than the declaration and payment of mandatory dividends on the Exchangeable Preferred Stock or the Class M Preferred Stock in accordance with the terms of the Exchangeable Preferred Certificate of Designation or the Class M Preferred Certificate of Designation, respectively, and except for dividends by a wholly-owned Subsidiary of the Company;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(e) adopt any amendments to its articles of incorporation or amended and restated bylaws, alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary, or enter into or materially amend any agreement or engage in any transaction with any of its officers or directors (or their immediate family members) or any holder of 5% or more of any class of the Company’s capital stock;

(f) make any material acquisition, by means of merger, consolidation or otherwise, or lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including through securitizations), or subject to any lien or otherwise dispose of, any material portion of its properties, assets or rights, except for transactions among the Company and its Subsidiaries or among the Company’s Subsidiaries; or;

(g) other than in the ordinary course of business consistent with past practice and except for borrowings under the Company’s revolving credit facility from time to time, incur, assume or otherwise become liable for, or prepay, any indebtedness for borrowed money (directly, contingently or otherwise) or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any wholly-owned Subsidiary of the Company;

(h) other than in the ordinary course of business consistent with past practice, enter into any Company Material Contract;

(i) terminate or materially amend, or otherwise waive, release or assign any material rights under, any Company Material Contract;

(j) change any of the accounting methods used by the Company unless required by generally accepted accounting principles or applicable Law;

(k) materially change any method of tax accounting, enter into any closing agreement with respect to any material tax liability, settle or compromise any material tax liability, make, revoke or change any material tax election, agree to any adjustment of any material tax attribute, file or surrender any claim for a material refund of taxes, execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of material tax liabilities, file any material amended tax return or obtain any material tax ruling;

(l) except as contemplated by the Company Plans listed in Section 4.10(a) of the Company Disclosure Schedule in effect as of the date hereof, or as otherwise required by Law, (i) modify the compensation or other benefits payable or to become payable to directors or officers or, except in the ordinary course of business consistent with past practices, any other employee of the Company or any of its Subsidiaries, (ii) enter into any severance or termination arrangement with, or pay any severance or termination benefit to, any employee except in the ordinary course of business consistent with past practice, (iii) establish, adopt, or enter into any collective bargaining agreement, (iv) except in connection with ordinary course annual renewals, modify the benefits under, establish, amend, terminate, or adopt any Company Plan (or any plan, agreement or arrangement that would be a Company Plan once so established or adopted) or (v) grant or agree to pay any retention award, bonus or other benefit to any employee of the Company in connection with any sale of the Company;

(m) make or commit to any capital expenditures (including expenditures to acquire wireless spectrum), other than in the ordinary course of business and, in any event, (i) during the year 2007, not in excess of 103% of the aggregate amount contemplated by the Company’s capital expenditure budget for the year 2007, a copy of which is set forth in Section 6.1(m) of the Company Disclosure Schedule, reduced for the period through December 31, 2007 for all amounts spent or committed to prior to the date of this Agreement, and (ii) during the year 2008, not in excess of $73 million in the aggregate and not more than $25 million in any fiscal quarter;

(n) assign, transfer, cancel, fail to renew or fail to extend any FCC License or material State License, except for cancellations or modifications of FCC Licenses for microwave facilities in the ordinary course of business consistent with past practice, cancellations or modifications of FCC Licenses for microwave facilities in connection with negotiated relocation agreements in accordance with Sections 27.1111, et seq. and Sections 101.69, et seq. of the FCC Rules or in connection with the discontinuation of the Company’s paging operations;

(o) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $1 million in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations in excess of such amount in the aggregate, in each case, other than in the ordinary course of business consistent with past practice;

(p) enter into any “non-compete” or similar agreement or any Contracts establishing exclusive dealing arrangements that would restrict the businesses of the Surviving Corporation or its affiliates following the Effective Time, or any Contract purporting to bind non-controlled affiliates of the Company or of the Surviving Corporation;

(q) take any action (other than lobbying activity) that may impose new (unless they are less burdensome than those in place at the time) or additional material regulatory requirements on the Surviving Corporation or any of its affiliates;

(r) authorize, recommend, propose or announce an intention to do any of the foregoing; or

(s) enter into any Contract to do any of the foregoing.

6.2  Proxy Statement.

(a) As promptly as reasonably practicable (but in any event within 15 days) following the date hereof, the Company shall prepare and file with the SEC the preliminary proxy statement (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) and all other materials required by Schedule 14A of the rules and regulations under the Exchange Act relating to the matters to be submitted to the shareholders of the Company at the Special Meeting.

(b) The Company will (i) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent promptly upon receipt, (ii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iii) use its reasonable best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as reasonably practicable (and in any event within 5 days) the Proxy Statement and all other customary proxy or other materials for meetings such as the Special Meeting, (iv) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Proxy Statement if any event shall occur which requires such action at any time prior to the Special Meeting, and (v) otherwise use reasonable best efforts to comply with all requirements of Law and Nasdaq applicable to the Special Meeting and the Merger. The Company will provide Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC.

(c) The Company agrees that the Proxy Statement shall include as an attachment, appendix or otherwise the opinion of the financial advisor of the Company referred to in Section 4.19.

6.3  Special Meeting; Recommendation.

(a) The Company shall, in accordance with applicable Law and its articles of incorporation and amended and restated bylaws, take all action necessary to duly call, give notice of, convene and hold a special meeting of its shareholders (including any adjournment or postponement thereof, the “Special Meeting”) as soon as practicable following the date hereof (but in any event within 25 Business Days after the Proxy Statement is mailed to shareholders) for the purpose of obtaining the Company Shareholder Approval.

(b) The Proxy Statement shall include the Company Recommendation and the Company shall use its reasonable best efforts to obtain the Company Shareholder Approval, subject to the right of the Board to withdraw, modify or change its recommendation in accordance with Section 6.4(e).

6.4  No Solicitation.

(a) Neither the Company nor its affiliates shall, nor shall they authorize or permit any of their respective Representatives to (and they shall use their reasonable best efforts to cause such persons not to), (i) solicit or initiate, encourage, or facilitate, directly or indirectly, any inquiries relating to, or the submission of, any proposal or offer, whether in writing or otherwise, from any person other than Parent, Holdings, Merger Sub or any affiliates thereof (a “Third Party”) to acquire beneficial ownership (as defined under Rule 13(d) of the Exchange Act) of all or more than 15% of the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than 15% of the assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company (a “Competing Proposal”), (ii) enter into any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Competing Proposal or (iii) continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data or provide to any person access to the properties of the Company with respect to, or otherwise cooperate with or take any other action to knowingly facilitate the making of, any proposal that (x) constitutes a Competing Proposal or (y) requires the Company to effect a Change of Recommendation. Notwithstanding the foregoing, prior to the receipt of the Company Shareholder Approval, in the event that the Company receives a bona fide unsolicited written Competing Proposal that did not result from a breach of this Section 6.4(a), the Company and the Board may, subject to compliance with the other provisions of this Section 6.4, participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with, or furnish any information to, any Third Party or Third Parties making such written Competing Proposal and their respective Representatives and potential sources of financing if the Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that (i) the Competing Transaction (A) is reasonably likely to result in terms which are more favorable from a financial point of view to the holders of Shares than the Merger and the other transactions contemplated hereby and (B) is reasonably capable of being consummated (a “Superior Proposal”) and (ii) the failure to furnish such information or participate in such discussions or negotiations could be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(b) The Company shall be permitted to provide information to any Third Party (or any Representative thereof or potential source of financing therefor) pursuant to the second sentence of Section 6.4(a) only if (i) such information is provided pursuant to and in accordance with a confidentiality agreement containing terms and conditions no less restrictive in any material respect than those contained in the Confidentiality Agreement, and (ii) all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person. The Company shall take all action necessary to enforce its rights under the provisions of any “standstill” agreement between the Company and a Third Party, and shall not grant any waiver of, or agree to any amendment or modification to any such agreement, to permit such Third Party to submit a Competing Proposal.

(c) The Company shall (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons or their Representatives conducted prior to the date of this Agreement with respect to any Competing Proposal and will request the prompt return or destruction of any confidential information previously furnished to such Persons in connection therewith, and (ii) use its reasonable best efforts promptly to inform its Representatives of the obligations undertaken in this Section 6.4. Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.4 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.4 by the Company.

(d) As promptly as practicable after the receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Competing Proposal and in any case within 24 hours after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Competing Proposal or inquiry, (ii) the identity of the Person making such Competing Proposal or inquiry, and (iii) the material terms and conditions of such Competing Proposal or inquiry (including any amendments or modifications thereto). The Company shall keep Parent fully informed on as current a basis as is reasonably practicable of the status of such Competing Proposal or inquiry, including, without limitation, any changes to the terms and conditions thereof, and promptly provide Parent with copies of all Competing Proposals (and modifications thereof) and related term sheets, letters of intent, agreements, draft agreements and modifications thereof.

(e) Neither the Board nor any committee thereof shall, directly or indirectly, (i) withdraw, modify or qualify in any manner adverse to Parent the Company Recommendation or make any statement in connection with the Special Meeting inconsistent with such recommendation including, without limitation, approving or recommending any Competing Proposal or failing to recommend the adoption of this Agreement (any of the foregoing, a “Change of Recommendation”) or (ii) approve any letter of intent, memorandum of understanding, merger agreement or other agreement, arrangement or understanding relating to any Competing Proposal. Notwithstanding the foregoing, at any time prior to the Company Shareholder Approval, the Board may, in response to a Superior Proposal or an Intervening Event, after having complied with the other provisions of this Section 6.4(e) and determined in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, effect a Change of Recommendation, provided that the Board may not effect a Change of Recommendation unless (i) the Board shall have first provided prior written notice to Parent that it is prepared to effect a Change of Recommendation in response to a Superior Proposal or an Intervening Event, which notice shall, in the case of a Superior Proposal, attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, and, in the case of an Intervening Event, attach information describing such Intervening Event in reasonable detail, and (ii) Parent does not make, within five Business Days after the receipt of such notice, a proposal that the Board determines in good faith, after consultation with a financial advisor of nationally recognized reputation, is at least as favorable to the holders of the Company Common Stock as such Superior Proposal or obviates the need for a Change of Recommendation as a result of an Intervening Event, as the case may be. The Company agrees that, during the five Business Day period prior to its effecting a Change of Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent. Notwithstanding any Change of Recommendation, Parent shall have the option, exercisable within five Business Days after such Change of Recommendation, to cause the Board to submit this Agreement to the stockholders of the Company for the purpose of adopting this Agreement and approving the Merger. If Parent exercises such option, Parent shall not be entitled to terminate this Agreement pursuant to Section 8.3(ii). If Parent fails to exercise such option, the Company may terminate this Agreement pursuant to and in accordance with Section 8.4(ii).

(f) Nothing contained in this Agreement shall prohibit the Company or the Board from (i) taking and disclosing to its shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to the Company’s shareholders if, in each case, the Board has determined in good faith, after consultation with its outside counsel, that it is required to do so in order to comply with applicable Law, including its fiduciary duties to stockholders of the Company, provided, however that neither the Board nor any committee thereof shall, except as expressly permitted by Section 6.4(e), effect a Change of Recommendation or approve or recommend, or publicly propose to approve or recommend, a Competing Proposal.

6.5  Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall each use their reasonable best efforts to promptly (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated hereby; (ii) obtain from any Governmental Entities or other Persons any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Company, Parent or any of their respective Subsidiaries in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; (iii) make all necessary registrations and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) any applicable federal or state securities Laws, (B) the HSR Act and any applicable competition, antitrust or investment Laws of jurisdictions other than the U.S., (C) the FCC Rules, including the Communications Act, and (D) any other applicable Law; provided, however, that the Company and Parent will cooperate with each other in connection with the making of all such filings, including providing copies of all such filings and attachments to the non-filing party; (iv) furnish all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated hereby; (v) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case relating to the transactions contemplated hereby; (vi) permit the other parties to review any material communication delivered to, and consulting with the other party in advance of any meeting or conference with, any Governmental Entity relating to the transactions contemplated hereby or in connection with any proceeding by a private party relating thereto, and giving the other party the opportunity to attend and participate in such meetings and conferences (to the extent permitted by such Governmental Entity or private party); (vii) avoid the entry of, or have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (viii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby. No parties to this Agreement shall consent to any voluntary delay of the Closing at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld. Without limiting this Section 6.5(a), Parent agrees to take, or to cause to be taken, any and all steps and to make any and all undertakings necessary to avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law or any other applicable federal, state or local Law, including the FCC Rules, the Communications Act and Utilities Laws, or impediment resulting from a PUC that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event, no later than the Termination Date), including proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets or businesses of Parent (or its Subsidiaries) or the Company or otherwise taking or committing to take actions that limit Parent’s or its Subsidiaries’ freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of Parent (or its Subsidiaries) or the Company, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing. Except as contemplated or permitted by this Agreement, Parent, Holdings, Merger Sub and the Company shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied as soon as reasonably possible (and in any event, no later than the Termination Date).

(b) Each of the Company and Parent shall give prompt notice to the other of (i) any written notice or other communication from any Governmental Entity in connection with the Merger and (ii) any change or development that is reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable; provided that no such notification shall affect the representations, warranties or covenants of the parties or the conditions to the obligations of the parties hereunder.

(c) The Company shall not be permitted to agree to any actions, restrictions or conditions, or make any payment (other than de minimis administrative fees) with respect to obtaining any consents, registrations, approvals, permits or authorizations in connection with the transactions contemplated by this Agreement without the prior written consent of Parent in its sole discretion, except for commercially reasonable agreements and payments in connection with the matter set forth in Section 7.3(d) of the Company Disclosure Schedule.

6.6  Access to Information.  The Company shall (and shall cause each of its Subsidiaries to) afford to directors, officers, employees, counsel, investment bankers, accountants and other authorized representatives (“Representatives”) of Parent and its affiliates reasonable access, in a manner not unreasonably disruptive to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice throughout the period prior to the Effective Time, to the properties, personnel, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent, Holdings or Merger Sub if such disclosure would, in the reasonable judgment of the Company, (i) cause significant competitive harm to the Company or its Subsidiaries if the transactions contemplated hereby are not consummated, (ii) violate applicable Law or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (iii) jeopardize any attorney-client or other legal privilege. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 6.6 for any competitive or other purpose unrelated to the consummation of the transactions contemplated hereby pursuant to this Agreement, other than in connection with any divestiture or other disposition of assets. Except as otherwise contemplated hereby, the confidentiality agreement, dated May 24, 2007 (the “Confidentiality Agreement”), between the Company and Parent shall apply with respect to information furnished by the Company, its Subsidiaries and the Company’s Representatives hereunder.

6.7  Publicity.  The initial press release by each of Parent and the Company with respect to the execution of this Agreement shall be reasonably acceptable to Parent and the Company. Neither the Company nor Parent (nor any of their respective affiliates) shall issue any other press release or make any other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior agreement of the other party, except as may be required by Law or by any listing agreement with a national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before making any such public announcements; provided that the Company will no longer be required to obtain the prior agreement of or consult with Parent in connection with any such press release or public announcement if the Board has effected a Change of Recommendation.

6.8  Indemnification of Directors and Officers.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless the individuals who at any time prior to the Effective Time were directors or officers of the Company or any of its present or former Subsidiaries or corporate parents (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities in connection with actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated hereby) to the fullest extent permitted by Law, and Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) promptly advance expenses as incurred to the fullest extent permitted by Law. The articles of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and advancement of expenses set forth in the articles of incorporation and amended and restated bylaws of the Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the Indemnified Parties with respect to events occurring prior to the Effective Time, unless such modification is required by Law.

(b) Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect for not less than six (6) years from the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company’s Subsidiaries for the Indemnified Parties and any other employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time (collectively, the “Insured Parties”) with respect to matters occurring at or prior to the Effective Time (including the transactions contemplated hereby) or a “tail” or “run-off” policy providing such coverage with respect to such matters; provided, however, that (i) Parent and the Surviving Corporation may substitute therefor policies of substantially the same coverage containing terms and conditions that are no less advantageous to the Insured Parties, (ii) in no event shall Parent or the Surviving Corporation be obligated to expend in order to obtain or maintain insurance coverage pursuant to this Section 6.8(b) any amount per annum in excess of 200% of the aggregate premiums currently paid or payable by the Company in 2007 (on an annualized basis) for such purpose (the “Cap”), which the Company represents and warrants to be no more than the amount set forth on Section 6.8(b) of the Company Disclosure Schedule, and (iii) if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Parent and the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

(c) This Section 6.8 is intended to benefit the Insured Parties and the Indemnified Parties, and shall be binding on all successors and assigns of Parent, Holdings, Merger Sub, the Company and the Surviving Corporation. Parent hereby guarantees the payment and performance by the Surviving Corporation of the indemnification and other obligations pursuant to this Section 6.8 and the articles of incorporation and bylaws of the Surviving Corporation.

(d) In the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving person of such consolidation or merger or (ii) transfers or conveys a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors, assigns and transferees of Parent or the Surviving Corporation or their respective successors or assigns, as the case may be, assume the obligations set forth in this Section 6.8.

(e) To the extent permitted by Law, all rights of indemnification and advancement of expenses for the benefit of any Indemnified Party shall be mandatory rather than permissive.

6.9  Employees.

(a) For the benefit of employees of the Company and its Subsidiaries to the extent such employee remains employed after the Effective Time (the “Employees”), for a period of one (1) year following the Effective Time, Parent agrees to (i) provide or cause the Surviving Corporation to provide each Employee with base salary or wage rates, cash incentive compensation opportunity and other cash compensation that, in the aggregate, are not less than those in effect for such Employee immediately prior to the Effective Time and (ii) either (A) maintain or cause the Surviving Corporation to maintain the Company Plans (other than any equity-based Company Plan or any Company Plans which are required to be terminated pursuant to this Agreement) at the benefit levels in effect on the date hereof or (B) provide or cause the Surviving Corporation to provide employee benefits (including retirement benefits) that, in the aggregate, are no less favorable to each Employee than those in effect for employees of Parent similarly situated to such Employee after the Effective Time. In determining the total compensation to be provided post-Closing to each Employee who participated in any equity-based Company Plan other than the ESSP, but who is not expected to receive equity-based awards under Parent’s programs, during the first year following Closing Parent will cause Surviving Corporation to evaluate whether any adjustment in other elements of compensation should be made to reflect such lost participation and Surviving Corporation will make any such adjustment(s) that Parent and Surviving Corporation determine to be appropriate.

(b) As of the Effective Time, Parent shall honor or cause to be honored, in accordance with their terms, all incentive, bonus, individual benefit, employment, employment termination, severance and other compensation agreements, plans and arrangements, including the Company’s change-in-control agreements and policies and general severance and retention plans, in each case existing immediately prior to the execution of this Agreement, that are between the Company or any of its Subsidiaries and any current or former officer, director or employee thereof or for the benefit of any such current or former officer, director or employee.

(c) With respect to each benefit plan, program, practice, policy or arrangement maintained by Parent or its Subsidiaries following the Effective Time and in which any of the Employees participate (the “Parent Plans”), for purposes of determining eligibility to participate and vesting, service with the Company and its Subsidiaries (or predecessor employers to the extent the Company provides past service credit) shall be treated as service with Parent and/or any applicable Subsidiary of Parent; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods or evidence of insurability requirements. Each Parent Plan shall waive pre-existing condition limitations for Employees (and their beneficiaries and covered dependents) participating in such plan to the extent waived or not applicable under the applicable Company Plan. The Employees shall be given credit under the applicable Parent Plan for amounts paid prior to the Effective Time during the Parent Plan year in which the Effective Time occurs under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums for such period as though such amounts had been paid in accordance with the terms and conditions of the Parent Plan.

(d) Nothing contained in this Section 6.9, express or implied: (i) shall be construed to establish, amend, or modify any Company Plan, any Parent Plan, or any other benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of Parent, the Company, the Surviving Corporation, or any Subsidiary to amend, modify or terminate any Company Plan, any Parent Plan, or any other benefit plan, program, agreement or arrangement; (iii) is intended to confer or shall confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment; (iv) is intended to confer or shall confer upon any individual or any legal representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement; or (v) shall be deemed to confer upon any such individual or legal representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal representative shall be entitled to look only to the express terms of any such plan, program or arrangement for his or her rights thereunder.

6.10  Section 16(b).  The Board shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from section 16 of the Exchange Act the disposition of capital stock of the Company and “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act) with respect to capital stock of the Company pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of section 16(a) of the Exchange Act.

6.11  Control of the Company’s Operations.  Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

6.12  Merger Sub and Surviving Corporation.  Parent will take all actions necessary to (a) cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement, (b) cause Merger Sub to consummate the Merger on the terms and conditions set forth in this Agreement and (c) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business, make any investments or incur or guarantee any indebtedness.

6.13  Compliance with Laws.  The Company shall, and shall cause each of its Subsidiaries to, operate its business in compliance with all applicable Laws in all material respects, including all FCC Rules relating to the sunset of the Cellular Radiotelephone Service Analog Service Requirement and related requirements, and shall use its reasonable best efforts to maintain in full force and effect and, to the extent applicable, renew, the Company Permits. The Company shall promptly provide Parent with copies of any Deployment Requests that are received by the Company after the date hereof. The Company shall use its reasonable best efforts to renew, prior to the expiration thereof and for a period ending not less than 60 days after the Closing Date, each Public Safety Access Point extension that would otherwise expire between the date hereof and the Closing Date.

6.14  Treatment of Certain Notes.

(a) Subject to Section 6.14(c) hereto, the Company shall, and shall cause each of its Subsidiaries to, use its respective reasonable best efforts to commence, promptly after the receipt of a written request from Parent to do so and the receipt of the Offer Documents from Parent, tender offers to purchase, and any related consent solicitations with respect to, any indebtedness of the Company and its Subsidiaries (collectively, the “Indebtedness”) on the terms and conditions specified by Parent in compliance with all applicable covenants in the existing indentures and certificates of designation (collectively, the “Debt Offers”), and Parent shall assist the Company in connection therewith. Notwithstanding the foregoing, the closing of the Debt Offers shall be conditioned on the completion of the Merger and otherwise in compliance with applicable Laws and SEC rules and regulations. The Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide cooperation reasonably requested by Parent in connection with the Debt Offers. With respect to any series of Indebtedness, if requested by Parent in writing, in lieu of commencing a Debt Offer for such series (or in addition thereto), the Company shall, to the extent permitted by the indenture and officers’ certificates or supplemental indenture governing such series of Indebtedness (i) issue a notice of optional redemption for all of the outstanding principal amount of Indebtedness of such series pursuant to the requisite provisions of the indenture and officer’s certificate governing such series of Indebtedness or (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction and/or discharge and/or defeasance of such series pursuant to the applicable provisions of the indenture and officer’s certificate or supplemental indenture governing such series of Indebtedness, and shall redeem or satisfy and/or discharge and/or defease, as applicable, such series in accordance with the terms of the indenture and officer’s certificate or supplemental indenture governing such series of Indebtedness at the Effective Time, provided that to the extent that any action described in clause (i) or (ii) can be conditioned on the occurrence of the

Effective Time, it will be so conditioned, and provided, further, that prior to the Company being required to take any of the actions described in clause (i) or (ii) above that cannot be conditioned on the occurrence of the Effective Time, prior to the Closing, Parent shall irrevocably and timely deposit, or shall cause to be irrevocably and timely deposited with the trustee under the relevant indenture governing such series of Indebtedness sufficient funds to effect such redemption or satisfaction or discharge. The Company shall, and shall cause its Subsidiaries to, waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no Law prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent in compliance with all applicable covenants in the existing indentures and certificates of designation and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as reasonably agreed between Parent and the Company.

(b) The Company covenants and agrees that, promptly following the consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their reasonable efforts to cause the applicable trustee to execute supplemental indentures to the indentures governing each series of Indebtedness for which the requisite consent has been received, which supplemental indentures shall implement the amendments described in the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and shall become operative only concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Effective Time, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for any Indebtedness that has been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers using funds provided by or at the direction of Parent.

(c) Parent shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the Offer Documents. Parent and the Company shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements) and all mailings to the holders of Indebtedness in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and its legal counsel. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company and its Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the applicable Indebtedness (which supplement or amendment and dissemination may, at the reasonable direction of Parent, take the form of a filing of a Current Report on Form 8-K). Notwithstanding anything to the contrary in this Section 6.17(c), the Company shall and shall cause its

Subsidiaries to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable Law to the extent such laws are applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

(d) In connection with the Debt Offers, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements (including legal opinions in the customary form of the Company’s outside legal counsel and indemnities) with such parties so selected. Parent shall pay the fees and out-of pocket expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers upon the incurrence of such fees and out-of-pocket expenses, and Parent further agrees to reimburse the Company and their Subsidiaries for all of their reasonable and documented out-of-pocket costs incurred in connection with the Debt Offers (including any expenses incurred in connection with the provision of any indemnities).

6.15  Additional Agreements.

(a) Redemption of Exchangeable Preferred Stock.  Immediately prior to the Effective Time, the Company shall, if requested by Parent, send notice of optional redemption to all the holders of the Exchangeable Preferred Stock pursuant to and in accordance with the Certificate of Designation of Voting Power, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations and Restrictions of the Exchangeable Preferred Stock (the “Exchangeable Preferred Certificate of Designation”). Such notice of optional redemption shall include all necessary information as required by section 5(e) of the Exchangeable Preferred Certificate of Designation, shall provide that the Redemption Date (as defined in the Exchangeable Preferred Certificate of Designation) be thirty (30) days from the Closing Date and shall provide that all outstanding shares of Exchangeable Preferred Stock are to be redeemed on the Redemption Date.

(b) Payment of Redemption of Exchangeable Preferred Stock.  Concurrently with the Company sending notice of optional redemption as provided in Section 6.15(a), Parent shall deliver to the Company an amount in cash in immediately-available funds sufficient to pay the aggregate Applicable Redemption Price (as defined in the Exchangeable Preferred Certificate of Designation) pursuant to such notice of optional redemption (the “Exchangeable Preferred Stock Redemption Amount”). Immediately upon receipt of the Exchangeable Preferred Stock Redemption Amount, the Company shall set aside the Exchangeable Preferred Stock Redemption Amount, separate and apart from its other funds in trust for the benefit of the holders of the shares of Exchangeable Preferred Stock so called for redemption, so as to be, and continue to be available therefor, then, on and after the Redemption Date in accordance with section 5(f) of the Exchangeable Preferred Certificate of Designation.

6.16  Potential Sale of Assets.  Between the date of this Agreement and the Effective Time, to the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent to facilitate the disposition immediately prior to, at or after the Effective Time of any assets or ownership interests held by the Company or any of its

Subsidiaries (such assets or interests being “Potential Sale Assets”). To the extent reasonably requested by Parent, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to (a) permit Persons whom Parent identifies to the Company as potential purchasers of a Potential Sale Asset to conduct (and cooperate with such Persons’) reasonable investigations with respect to such Potential Sale Asset (provided that any such Person executes and delivers to the Company a confidentiality agreement containing customary terms) and (b) deliver such notices, make such filings and execute such Contracts relating to the disposition of Potential Sale Assets as maybe reasonably requested by Parent; provided that neither the Company nor any of its Subsidiaries shall be required to execute any such Contract under which the Company or any of its Subsidiaries may be required to dispose of any Potential Sale Asset other than immediately prior to, at or after the Effective Time, or to agree to restrictions on their businesses or operations prior to the Effective Time. Parent shall be permitted to identify potential purchasers of Potential Sale Assets and negotiate any Contracts with respect to dispositions of Potential Sale Assets.

6.17  CLEC Certificate.  Prior to the Closing, the Company shall cause to be terminated any competitive local exchange carrier Permit held by the Company or any of its Subsidiaries.

6.18  Formation of Merger Sub.  Within two (2) business days of the date hereof, Holdings shall form Merger Sub and cause Merger Sub to execute a signature page to this Agreement, after which Merger Sub shall be a party hereto for all purposes set forth herein. Promptly thereafter, Holdings shall execute a written consent approving this Agreement and this Merger. Notwithstanding any provision herein to the contrary, the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its incorporation.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.1  Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each party to effect the Merger are subject to the satisfaction (or waiver by the Company, Parent, Holdings and Merger Sub, if permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) Shareholder Approval.  The Requisite Shareholder Approval shall have been obtained.

(b) No Injunction.  There shall not be in effect any statute, rule, regulation, executive order, decree, ruling or injunction or other order of a Governmental Entity having jurisdiction over the Company, Parent, Holdings or Merger Sub directing that the transactions contemplated hereby not be consummated.

(c) Regulatory Consents.  (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, (ii) all approvals and authorizations required to be obtained from the FCC for the consummation of the Merger shall have been obtained and shall have become Final Orders, (iii) all approvals and authorizations required to be obtained from any PUC for the consummation of the Merger shall have been obtained and (iv) any other Governmental Consents, the failure of which to make or obtain would, individually or in the aggregate, provide a reasonable basis to conclude that the Company or Parent or their respective directors, officers or affiliates would be subject to the risk of criminal liability or any other governmental enforcement action, shall have been made or obtained. For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports, and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits, clearances and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

7.2  Conditions to the Company’s Obligations to Effect the Merger.  The obligations of the Company to effect the Merger are subject to the satisfaction (or waiver by the Company) at or prior to the Closing of the following additional conditions:

(a) (i) Each of the representations and warranties of Parent, Holdings and Merger Sub contained in this Agreement qualified by reference to Parent Material Adverse Effect, made as if such representations and warranties did not contain any such qualification, shall be true and correct in all respects, in each case, when made and at and as of the Closing as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect, and (ii) each of the representations and warranties of Parent, Holdings and Merger Sub contained in this Agreement not qualified by reference to Parent Material Adverse Effect, made as if such representations and warranties did not contain any qualification as to materiality, shall be true and correct in all material respects when made and at and as of the Closing as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

(b) Each of Parent, Holdings and Merger Sub shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Closing.

(c) The Company shall have received a certificate signed by the chief financial officer of Parent, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

7.3  Conditions to Parent’s, Holdings’ and Merger Sub’s Obligations to Effect the Merger.  The obligations of Parent, Holdings and Merger Sub to effect the Merger are subject to the satisfaction (or waiver by Parent and Merger Sub) at or prior to the Closing of the following additional conditions:

(a) (i) Each of the representations and warranties of the Company contained in this Agreement qualified by reference to Company Material Adverse Effect, made as if such representations and warranties did not contain any such qualification, and the representation and warranty contained in Section 4.4(a)(iv), shall be true and correct in all respects, in each case, when made and at and as of the Closing as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and (ii) each of the representations and warranties of the Company contained in this Agreement not qualified by reference to Company Material Adverse Effect (other than the representation and warranty contained in Section 4.4(a)(iv)), made as if such representations and warranties did not contain any qualification as to materiality, shall be true and correct in all material respects when made and at and as of the Closing as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date); provided that the representations and warranties of the Company contained in Section 4.2 and Section 4.3 shall be true and correct in all respects (other than de minimis inaccuracies with respect to Section 4.3) at and as of the Closing as though made on and as of such date (except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date).

(b) The Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time.

(c) Parent shall have received a certificate signed by the chief financial officer of the Company, dated as of the Closing Date, to the effect that, to the knowledge of such officer, the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Certain Consent.  The consent relating to the agreement set forth in Section 7.3(d) of the Company Disclosure Schedule shall have been obtained.

(e) Rights Plans.  No Distribution Date (as defined in either the Class A Rights Plan or the Class B Rights Plan) shall have occurred.

7.4  Frustration of Closing Conditions.  None of the Company, Parent, Holdings or Merger Sub may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, as required by and subject to Section 6.5.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

8.2  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned by Parent or the Company if (i) any Governmental Entity having jurisdiction over the Company, Parent, Holdings or Merger Sub shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.2(i) shall have complied with its obligations under Section 6.5(a), (ii) the Company Shareholder Approval shall not have been received at the Special Meeting duly called and held or (iii) the Effective Time shall not have occurred on or before August 31, 2008 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 8.2(iii) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in such failure of the Merger to occur on or prior to such date; provided further, however, that, if the condition set forth in Section 7.1(c) shall not have been satisfied solely by reason of the failure of any Governmental Consent that has been obtained to have become a Final Order, neither party may terminate this Agreement prior to the 60th day after the date on which such Governmental Consent was obtained.

8.3  Termination by Parent.  This Agreement may be terminated by Parent prior to the Effective Time (i) if the Company shall have failed to perform in any material respect any of its material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by the Company of written notice of such failure or (ii) if, subject to the penultimate sentence of Section 6.4(e), the Board of Directors shall have effected a Change of Recommendation.

8.4  Termination by the Company.  This Agreement may be terminated by the Company prior to the Effective Time (i) if Parent, Holdings or Merger Sub shall have failed to perform in any material respect any of their material obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured, or is incapable of being cured, within 30 days after the receipt by Parent of written notice of such failure or (ii) pursuant to the last sentence of Section 6.4(e), if the Company, prior to the termination of this Agreement, pays the Termination Fee to Parent.

8.5  Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to this ARTICLE VIII, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders, other than the provisions of this Section 8.5, the provisions of ARTICLE IX and the last two sentences of Section 6.6.  Nothing contained in this Section 8.5 shall relieve any party from liability for any fraud or willful breach of any representation, warranty, covenant or other agreement contained in this Agreement.

(b) In the event of termination of this Agreement:

(i) by Parent pursuant to Section 8.3(i), as a result of a breach by Company or any of its Subsidiaries or their respective Representatives of Section 6.3 or Section 6.4, or Section 8.3(ii);

(ii) by the Company pursuant to Section 8.4(ii);

(iii) by either Parent or the Company pursuant to Section 8.2(ii) if, prior to the Special Meeting, (x) a Competing Transaction is publicly announced or becomes publicly known and has not been withdrawn and within one (1) year after the termination of this Agreement the Company consummates, enters into a definitive agreement in respect of, or the Board approves or recommends, any Competing Proposal, or (y) a Competing Transaction is publicly announced or becomes publicly known and has been withdrawn and within one (1) year after the termination of this Agreement the Company consummates, enters into a definitive agreement in respect of, or the Board approves or recommends, a Competing Proposal with the Person that made the previously withdrawn Competing Proposal; provided that, solely for purposes of this Section 8.5(b)(iii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 6.4(a), except that all references to 15% shall be deemed to be 50%;

then the Company shall make payment to Parent of a fee in the amount equal to $55,000,000, minus any previously paid Expense Reimbursement (the “Termination Fee”), in the case of clause (i) above, within five (5) business days following such termination, or, in the case of clause (ii) above, concurrently with such termination, or, in the case of clause (iii) above, not later than five (5) business days after the earliest of the date of such definitive agreement, approval or recommendation; it being understood that in no event shall the Company be required to pay the fee referred to in this Section 8.5(b) on more than one occasion. Upon payment of the Termination Fee, the Company shall have no further liability to Parent, Holdings or Merger Sub with respect to this Agreement or the transactions contemplated hereby, except for liability for any fraud or willful breach of any covenant or other agreement contained in this Agreement. All payments contemplated by this Section 8.5(b) shall be made by wire transfer of immediately-available funds to an account designated by Parent and shall be reduced by any amounts required to be deducted or withheld therefrom under applicable Law in respect of taxes.

(c) In the event that the Company shall fail to pay the Termination Fee and/or Expense Reimbursement when due, the Termination Fee and/or Expense Reimbursement, as the case may be, shall accrue interest for the period commencing on the date the Termination Fee and/or Expense Reimbursement, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., in the City of New York from time to time during such period, as such bank’s prime lending rate plus 200 basis points. In addition, if the Company shall fail to pay the Termination Fee and/or Expense Reimbursement, as the case may be, when due, the Company shall also pay to Parent all costs and expenses (including attorneys’ fees) of Parent and its affiliates in connection with efforts to collect the Termination Fee and/or Expense Reimbursement, as the case may be.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1  Payment of Expenses.

(a) Subject to Section 9.1(b), all Expenses incurred in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger or any of the other transactions contemplated hereby is consummated.

(b) If this Agreement is terminated pursuant to Section 8.2(ii) and, prior to the Special Meeting, a Competing Transaction is publicly announced or becomes publicly known and has not been withdrawn, the Company shall reimburse Parent, Holdings and Merger Sub for all of their reasonably documented Expenses, up to a maximum amount of $10,000,000, within one Business Day of receipt of written notice from Parent requesting payment thereof (the obligations of the Company contained in this Section 9.1(b), the “Expense Reimbursement”).

9.2  Survival of Representations and Warranties; Survival of Confidentiality.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement contained in this Agreement that by its terms is to be performed in whole or in part after the Effective Time. The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.

9.3  Modification or Amendment.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective boards of directors (or individuals holding similar positions, in the case of a party that is not a corporation), at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company’s shareholders hereunder without the approval of such shareholders.

9.4  Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery), by confirmed facsimile transmission or by certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Parent, Holdings or Merger Sub, to:

Verizon Wireless
One Verizon Way, VC 43
Basking Ridge, NJ 07920
Telephone: 908-559-5400
Facsimile: 908-696-2197
Attention: Margaret P. Feldman

with copies to:

Verizon Wireless
One Verizon Way, VC 43
Basking Ridge, NJ 07920
Telephone: (908) 559-7390
Facsimile: 908-559-7397
Attention: Steven E. Zipperstein

and to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Telephone: 212-909-6000
Facsimile: 212-909-6836
Attention: Jeffrey J. Rosen and William D. Regner

(b) if to the Company, to:

Rural Cellular Corporation
3905 Dakota Street, S.W.
Alexandria, MN 56308
Telephone: 320- 762-2000
Facsimile: 320-808-2102
Attention: Richard Ekstrand, President and Chief Executive Officer

with copies to:

Rural Cellular Corporation
302 Mountain View, Suite 200
Colchester, Vermont 05489
Telephone: 802-654-5093
Facsimile: 802-654-5050
Attention: Elizabeth Kohler

Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, Illinois 60606
Telephone: 312-407-0700
Facsimile: 312-407-0411
Attention: Gary P. Cullen

or to such other address or facsimile number for a party as shall be specified in a notice given in accordance with this section; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 P.M. (addressee’s local time) shall be deemed to have been received at 9:00 A.M. (addressee’s local time) on the next business day; provided further that notice of any change to the address or any of the other details specified in or pursuant to this section shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this section. A party’s rejection or other refusal to accept notice hereunder or the inability of another party to deliver notice to such party because of such party’s changed address or facsimile number of which no notice was given by such party shall be deemed to be receipt of the notice by such party as of the date of such rejection, refusal or inability to deliver. Nothing in this section shall be deemed to constitute consent to the manner or address for service of process in connection with any legal proceeding, including litigation arising out of or in connection with this Agreement.

9.5  Interpretation.  The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. The inclusion of any item in the Company Disclosure Schedule shall not be deemed to be an admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

9.6  Waiver of Conditions.  Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.7  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.8  Governing Law.  Except to the extent that the laws of the State of Minnesota mandatorily apply, this Agreement shall be governed, performed and construed in accordance with the laws of the State of New York without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

9.9  Jurisdiction.  Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of any court of New York State sitting in New York County or any Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a U.S. federal or state court sitting in New York County; provided that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by any U.S. federal court located in New York County or any New York state court in any other court or jurisdiction.

9.10  Service of Process.  Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.4. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

9.11  Specific Performance.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of this Agreement, each nonbreaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in accordance with Section 9.9.

9.12  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

9.13  Entire Agreement; Third-Party Beneficiaries.  This Agreement, including the Company Disclosure Schedule and the exhibits hereto, together with the other instruments referred to herein, including the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except as provided in ARTICLE III on and after the Effective Time and Section 6.8, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

9.14  Certain Definitions; Other Definitional Provisions.

(a) Certain Definitions.  As used herein:

(i) “Company Material Adverse Effect” shall mean any material adverse change in, or material adverse effect on, (x) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (y) the business, financial condition, continuing operations or results of operations of the Company and its Subsidiaries, taken as a whole, other than changes, events, effects or circumstances relating to (i) the industries and markets in which the Company and its Subsidiaries operate, (ii) national or international economic conditions, (iii) the U.S. financial and securities markets, (iv) the execution of this Agreement, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, (v) any acts of terrorism or war, (vi) changes in any Laws (including, without limitation, Laws with respect to Universal Service Funding) or accounting regulations or principles applicable to the Company or any of its subsidiaries, (vii) any action taken at the request of Parent, Holdings or Merger Sub, (viii) any failure by the Company or its Subsidiaries to meet earnings estimates or financial projections (but not the underlying causes of such failure) and (ix) the termination for convenience or nonrenewal, not resulting from a breach by the Company, of a contract, agreement or arrangement between the Company and any competitor of Parent by such competitor shall also be excluded from the determination of Company Material Adverse Effect; provided that the effect of the changes in clauses (i), (ii), (iii), (v) and (vi) shall be included to the extent of, and in the amount of, the disproportionate impact (if any) they have on the Company.

(ii) “Contract” shall mean any written agreement, contract, commitment, instrument, undertaking or arrangement.

(iii) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(iv) “Expenses” shall mean all out-of-pocket expenses (including, without limitation, fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

(v) “Final Order” means an action or decision as to which (a) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed, (b) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of any such petition or application has passed, (c) the relevant governmental or regulatory body does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed, and (d) no appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

(vi) “Intervening Event” shall mean an event, unknown to the Board as of the date hereof, which becomes known prior to the Company Shareholder Approval.

(vii) “knowledge of the Company” shall mean such facts and other information that as of the date of determination are actually known to the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Senior Vice President, Finance and Accounting, or Vice President, Legal Services, of the Company.

(viii) “Parent Material Adverse Effect” shall mean any material adverse change in, or material adverse effect on, the ability of any of Parent, Holdings or Merger Sub to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(ix) “PUC” shall mean any local or state public utility commission or similar local or state regulatory body.

(x) “Securities Act” shall mean the Securities Act of 1933, as amended.

(xi) “Subsidiary” shall mean, when used with reference to any entity, any entity a majority of the outstanding voting securities of which are owned directly or indirectly by such former entity.

(xii) “Utilities Laws” shall mean local or state Laws regulating the telecommunications business.

(b) Other Definitional Provisions.

(i) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to articles, sections, paragraphs, exhibits and schedules are to the articles, sections and paragraphs of, and exhibits and schedules to, this Agreement, unless otherwise specified.

(ii) Whenever “include,” “includes” or “including” is used in this Agreement, such word shall be deemed to be followed by the phrase “without limitation.”

(iii) Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders and words denoting natural persons shall be deemed to include business entities and vice versa.

(iv) When used in reference to information or documents, the phrase “made available” means that the information or documents referred to have been made available in the electronic data room created by the Company to which Parent has been given access in connection with the transactions contemplated by this Agreement.

(v) The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to July 29, 2007, unless the context otherwise requires.

(vi) Terms defined in the text of this Agreement as having a particular meaning have such meaning throughout this Agreement, except as otherwise indicated in this Agreement.

9.15  Obligation of Parent.  Whenever this Agreement requires Merger Sub or Holdings to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or Holdings, as the case may be, to take such action and a guarantee of the performance thereof.

9.16  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.17  Headings.  Headings of the articles and sections of this Agreement and the table of contents, schedules and exhibits are for convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

9.18  WAIVER OF JURY TRIAL.  EACH OF PARENT, HOLDINGS, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, HOLDINGS, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

RURAL CELLULAR CORPORATION

By:	/s/ Richard P. Ekstrand
Name: RICHARD P. EKSTRAND
Title:  PRESIDENT AND CEO

CELLCO PARTNERSHIP d/b/a Verizon
Wireless

By:	/s/ Lowell C. McAdam
Name: Lowell C. McAdam
Title:  President and Chief Executive Officer

AIRTOUCH CELLULAR d/b/a Verizon
Wireless

By:	/s/ Thomas Mahr
Name: Thomas Mahr
Title:  Secretary

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by a duly authorized officer of the undersigned on this 31st day of July, 2007.

RHINO MERGER SUB CORPORATION

By:	/s/ Thomas Mahr
Name: Thomas Mahr
Title:  President

Annex B — Opinion of Bear, Stearns & Co. Inc.

July 29, 2007

The Board of Directors
Rural Cellular Corporation
3905 Dakota Street, SW
P. O. Box 2000
Alexandria, MN 56308-2000

Ladies and Gentlemen:

We understand that Rural Cellular Corporation (“Rural Cellular”), Cellco Partnership (d/b/a Verizon Wireless) (“Verizon”) and Airtouch Cellular (“Airtouch”) intend to enter into an Agreement and Plan of Merger, to be dated as of July 29, 2007 (the “Agreement”), pursuant to which a wholly owned subsidiary of Airtouch (“Merger Sub”) will merge with and into Rural Cellular with Rural Cellular continuing as the surviving corporation and becoming a wholly owned subsidiary of Airtouch (the “Merger”). We further understand that, pursuant to the Agreement, at the effective time of the Merger, each issued and outstanding share of Class A and Class B common stock, par value $0.01 per share, of Rural Cellular (including associated shareholder stock purchase rights) (“Rural Cellular Common Stock”) will be cancelled and, by virtue of the Merger and without any action on the part of the holder thereof, and subject to customary exceptions, be converted into the right to receive, without interest, an amount in cash equal to $45.00 per share (the “Consideration to be Received”). You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Consideration to be Received is fair, from a financial point of view, to the holders of Rural Cellular Common Stock.

In the course of performing our reviews and analyses for rendering this opinion, we have:

•	reviewed a draft of the Agreement, dated July 29, 2007;

•	reviewed Rural Cellular’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2005 and 2006, its Quarterly Report on Form 10-Q for the period ended March 31, 2007, its preliminary results for the quarter ended June 30, 2007 and its Current Reports on Form 8-K filed since December 31, 2006;

•	reviewed certain operating and financial information relating to Rural Cellular’s business and prospects, including projections for the five years ended December 31, 2012, all as prepared and provided to us by Rural Cellular’s management;

•	met with certain members of Rural Cellular’s senior management to discuss Rural Cellular’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the shares of Rural Cellular Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Rural Cellular;

•	reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Rural Cellular;

•	performed discounted cash flow analyses based on the projections for Rural Cellular furnished to us by management; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Rural Cellular or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Rural Cellular as to the expected future performance of Rural Cellular. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the projections, we express no view or opinion as to such projections and the assumptions upon which they are based and we have further relied upon the assurances of the senior management of Rural Cellular that they are unaware of any facts that would make the information and projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Rural Cellular, nor have we been furnished with any such appraisals. During the course of our engagement, we were instructed by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with Rural Cellular, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Rural Cellular or the Merger. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Rural Cellular and its advisors with respect to such issues.

We do not express any opinion as to the price or range of prices at which shares of Rural Cellular Common Stock or the Class M Preferred Shares or Junior Exchangeable Preferred Stock referred to in the Agreement (collectively, the “Rural Cellular Preferred Stock”) may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to Rural Cellular in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of this letter and may be credited against the fee payable upon consummation of the Merger. In addition, Rural Cellular has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement. Bear Stearns (i) has previously been engaged by Rural Cellular and (ii) has previously been (and may currently be) engaged by Verizon and its predecessors and affiliates, in each case to provide investment banking and other services on matters unrelated to the Merger, for which we have received (or expect to receive) customary fees. Bear Stearns may seek to provide Rural Cellular and Verizon and their respective affiliates with certain investment banking and other services unrelated to the Merger in the future.

Consistent with applicable legal and regulatory requirements, Bear Stearns has adopted policies and procedures to establish and maintain the independence of Bear Stearns’ research departments and personnel. As a result, Bear Stearns’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Rural Cellular, Verizon, the Merger and other participants in the Merger that differ from the views of Bear Stearns’ investment banking personnel or our opinion set forth in this letter.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade for its own account and for the accounts of its customers equity and debt securities, bank debt and/or other financial instruments issued by Rural Cellular and/or Verizon and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Rural Cellular in connection with its consideration of the Merger. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent, except that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Rural Cellular Common Stock in connection with the Merger. This letter does not constitute a recommendation to the Board of Directors of Rural Cellular in connection with the Merger, nor does this letter constitute a recommendation to any holders of Rural Cellular Common Stock or Rural Cellular Preferred Stock as to how to vote or otherwise act in connection with the Merger. This opinion does not address Rural Cellular’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Rural Cellular or the effects of any other transaction in which Rural Cellular might engage. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Rural Cellular’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration to be Received or as to the treatment of Rural Cellular Preferred Stock in the Merger. Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of Bear Stearns. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Received is fair, from a financial point of view, to the holders of Rural Cellular Common Stock.

Very truly yours,
BEAR, STEARNS & CO. INC.

By:	/s/ Louis P. Friedman
     Louis P. Friedman
     Vice Chairman — Investment Banking

Annex C — Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS.

Subdivision 1.  Actions creating rights.  A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(a) unless otherwise provided in the articles, an amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

(1) alters or abolishes a preferential right of the shares;

(2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

(4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section; or

(5) eliminates the right to obtain payment under this subdivision;

(b) a sale, lease, transfer, or other disposition of property and assets of the corporation that requires shareholder approval under section 302A.661, subdivision 2, but not including a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

(c) a plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3, and except for a plan of merger adopted under section 302A.626;

(d) a plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring organization, except as provided in subdivision 3;

(e) a plan of conversion adopted by the corporation; or

(f) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

Subd. 2.  Beneficial owners.  (a) A shareholder shall not assert dissenters’ rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

(b) A beneficial owner of shares who is not the shareholder may assert dissenters’ rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

Subd. 3.  Rights not to apply.  (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring organization in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

(b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters’ rights.

(c) Notwithstanding subdivision 1, the right to obtain payment under this section, other than in connection with a plan of merger adopted under section 302A.621, is limited in accordance with the following provisions:

(1) The right to obtain payment under this section is not available for the holders of shares of any class or series of shares that is listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market security on the Nasdaq Stock Market.

(2) The applicability of clause (1) is determined as of:

(i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action described in subdivision 1; or

(ii) the day before the effective date of corporate action described in subdivision 1 if there is no meeting of shareholders.

(3) Clause (1) is not applicable, and the right to obtain payment under this section is available pursuant to subdivision 1, for the holders of any class or series of shares who are required by the terms of the corporate action described in subdivision 1 to accept for such shares anything other than shares, or cash in lieu of fractional shares, of any class or any series of shares of a domestic or foreign corporation, or any other ownership interest of any other organization, that satisfies the standards set forth in clause (1) at the time the corporate action becomes effective.

Subd. 4.  Other rights.  The shareholders of a corporation who have a right under this section to obtain payment for their shares, or who would have the right to obtain payment for their shares absent the exception set forth in paragraph (c) of subdivision 3, do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS’ RIGHTS.

Subdivision 1.  Definitions.  (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

(b) “Corporation” means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

(c) “Fair value of the shares” means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

(d) “Interest” means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

Subd. 2.  Notice of action.  If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

Subd. 3.  Notice of dissent.  If the proposed action must be approved by the shareholders and the corporation holds a shareholder meeting, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters’ rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

Subd. 4.  Notice of procedure; deposit of shares.  (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to (i) all shareholders who have complied with subdivision 3, (ii) all shareholders who did not sign or consent to a written action that gave effect to the action creating the right to obtain payment under section 302A.471, and (iii) all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

(1) the address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

(2) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

(3) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

(4) a copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

(b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

Subd. 5.  Payment; return of shares.  (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

(1) the corporation’s closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

(2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

(3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

(b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

(c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

Subd. 6.  Supplemental payment; demand.  If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenters’ own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

Subd. 7.  Petition; determination.  If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the Rules of Civil Procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the Rules of Civil Procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

Subd. 8.  Costs; fees; expenses.  (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

(b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

(c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

COMPANY #

There are two ways to vote your Proxy

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your Proxy Card.

VOTE BY INTERNET — http://www.[ ] QUICK •EASY •IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week until [ ] on [ ], 2007.
- Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to **Rural Cellular Corporation**, [ ].

If you vote by Internet, please do not mail your Proxy Card.
▼ ***Please detach here*** ▼

The Board of Directors of Rural Cellular Corporation unanimously recommends a vote "FOR" each of the following proposals

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR PROPOSAL NO. 1 AND PROPOSAL NO. 2.

Address Change? Mark Box ☐ I Plan to Attend the Meeting ☐
Indicate changes below:

Date: ______________________

Signature(s) exactly as your name appears hereon (Note: Executors, guardians, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.)

COMPANY #

There are two ways to vote your Proxy

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your Proxy Card.

VOTE BY INTERNET — http://www.[ ] QUICK •EASY •IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week until [ ] on [ ], 2007.
- Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to **Rural Cellular Corporation**, [ ].

If you vote by Internet, please do not mail your Proxy Card.

▼ *Please detach here* ▼

The Board of Directors of Rural Cellular Corporation unanimously recommends a vote "FOR" each of the following proposals

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR PROPOSAL NO. 1 AND PROPOSAL NO. 2.

Address Change? Mark Box ☐ I Plan to Attend the Meeting ☐

Indicate changes below:

Date: ______________________________

Signature(s) exactly as your name appears hereon (Note: Executors, guardians, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.)

COMPANY #

There are two ways to vote your Proxy

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed, and returned your Proxy Card.

VOTE BY INTERNET — http://www.[ ] QUICK •EASY •IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week until [ ] on [ ], 2007.
- Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to **Rural Cellular Corporation**, [ ].

If you vote by Internet, please do not mail your Proxy Card.

▼ ***Please detach here*** ▼

The Board of Directors of Rural Cellular Corporation unanimously recommends a vote "FOR" each of the following proposals

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, FOR PROPOSAL NO. 1 AND PROPOSAL NO. 2.

Address Change? Mark Box ☐ I Plan to Attend the Meeting ☐

Indicate changes below:

Date: ____________________

Signature(s) exactly as your name appears hereon (Note: Executors, guardians, trustees, etc. should add their title as such and where more than one executor, etc. is named, a majority must sign. If the signer is a corporation, please sign full corporate name by a duly authorized officer.)